                                                      REGISTRATION NO. 333-38209
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4

                 AMENDMENT NO. 2 TO REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                        COMMUNICATIONS INSTRUMENTS, INC.
                              KILOVAC CORPORATION
                          KILOVAC INTERNATIONAL, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     NORTH CAROLINA                 3625                   56-182-82-70
       CALIFORNIA                   3670                   95-228-58-08
       CALIFORNIA                   3625                   95-322-33-47

    (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
    INCORPORATION OR        CLASSIFICATION CODE
     ORGANIZATION)                NUMBER)

                               ----------------

                             1396 CHARLOTTE HIGHWAY
                               FAIRVIEW, NC 28730
                           TELEPHONE: (704) 628-1711

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                RAMZI A. DABBAGH
                            CHIEF EXECUTIVE OFFICER
                        COMMUNICATIONS INSTRUMENTS, INC.
                             1396 CHARLOTTE HIGHWAY
                               FAIRVIEW, NC 28730
                           TELEPHONE: (704) 628-1711
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                                SANFORD E. PERL
                                KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                           TELEPHONE: (312) 861-2000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PRELIMINARY PROSPECTUS

JANUARY 16, 1997

                        COMMUNICATIONS INSTRUMENTS, INC.

     OFFER TO EXCHANGE ITS 10% SENIOR SUBORDINATED NOTES DUE 2004, SERIES B FOR ANY AND ALL OF ITS OUTSTANDING 10% SENIOR SUBORDINATED NOTES DUE 2004

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY , 1998, UNLESS EXTENDED.

  Communications Instruments, Inc. a North Carolina corporation (the "Company") hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10% Senior Subordinated Notes due 2004, Series B (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 10% Senior Subordinated Notes due 2004 (the "Old Notes"), of which $95,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes will bear a Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement (as defined). The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of September 18, 1997 (the "Indenture") by and among the Company, the Guarantors (as defined) and Norwest Bank Minnesota, National Association, as trustee, governing the Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

  The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on February , 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

  The Old Notes were sold by the Company on September 18, 1997 to BancAmerica Securities, Inc. and Salomon Brothers Inc (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company and the Guarantors under the Registration Rights Agreement entered into by the Company, the Guarantors and the Initial Purchasers in connection with the Initial Offering (the "Registration Rights Agreement"). See "The Exchange Offer."

  Interest on the Notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 1998. The Notes will mature on September 15, 2004, unless previously redeemed, and the Company will not be required to make any mandatory redemption or sinking fund payment prior to maturity. The Notes may be redeemed, in whole or in part, at any time on or after September 15, 2001 at the option of the Company, at the redemption prices set forth herein, plus, in each case, accrued and unpaid interest and premium, if any, to the date of redemption. In addition, at any time prior to September 15, 2000, the Company may, at its option, redeem up to 33.3% in aggregate principal amount of the Notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of an Equity Offering (as defined), provided that not less than $63.4 million aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption. See "Description of the Exchange Notes--Optional Redemption."

  The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all present and future Senior Debt (as defined) of the Company, including the Company's obligations under the Senior Credit Facility (as defined). The Notes will be fully and unconditionally guaranteed in compliance with the requirements necessary to obtain relief from the reporting requirements of Sections 13 and 15(d) of the Exchange Act of 1934, as amended (except to the extent that any Guarantor's obligations under the Guarantees constitutes a fraudulent conveyance or fraudulent transfer under federal or state law) on a senior subordinated basis (the "Guarantees") by the Company's existing Restricted Domestic Subsidiaries (as defined) and each of the Company's future Restricted Domestic Subsidiaries (collectively, the "Guarantors"). As of the Issue Date, the Guarantors under the Indenture were Kilovac Corporation ("Kilovac") and Kilovac International, Inc. ("Kilovac International"). The Guarantees will be general unsecured obligations of the Guarantors, subordinated in right of payment to all present and future Guarantor Senior Debt (as defined) of each Guarantor. Claims in respect of the Notes will be effectively subordinated to all liabilities (including trade payables) of any Subsidiary of the Company that is not a Guarantor. As of September 30, 1997, the Company had approximately $1.2 million of Senior Debt (excluding unused commitments of approximately $23.8 million under the Senior Credit Facility) and the Guarantors had approximately $700,000 of Guarantor Senior Debt (excluding guarantees of Senior Debt). In addition, Subsidiaries of the Company that are not Guarantors had $167,000 of liabilities (including trade payables).

  In the event of a Change of Control (as defined), each holder of the Notes will have the right to require the Company to make an offer to purchase their Notes, in whole or in part, at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, to the date of purchase. See "Description of the Exchange Notes--Change of Control."

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
       CONTRARY IS A CRIMINAL OFFENSE.

  Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. See "The Exchange Offer."

  There has not previously been any public market for the Old Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of Established Public Market." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTORS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL APRIL   , 1998 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "BOOK-ENTRY; DELIVERY AND FORM", THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY A GLOBAL NOTE (AS DEFINED), WHICH WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF THE GLOBAL NOTE, NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "BOOK-ENTRY; DELIVERY AND FORM."

  PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANTS AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE NOTES. NEITHER THE COMPANY NOR ANY OF THE GUARANTORS IS MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

  MARKET DATA USED THROUGHOUT THIS PROSPECTUS WAS OBTAINED THROUGH COMPANY RESEARCH, SURVEYS OR STUDIES PURCHASED BY THE COMPANY AND CONDUCTED BY THIRD PARTIES AND FROM INDUSTRY OR GENERAL PUBLICATIONS. THE COMPANY HAS NOT INDEPENDENTLY VERIFIED MARKET DATA PROVIDED BY THIRD PARTIES OR INDUSTRY OR GENERAL PUBLICATIONS. SIMILARLY, INTERNAL COMPANY SURVEYS, WHILE BELIEVED BY THE COMPANY TO BE RELIABLE, HAVE NOT BEEN VERIFIED BY ANY INDEPENDENT SOURCES.

                          FORWARD LOOKING STATEMENTS

  THIS PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "SUMMARY," "SELECTED CONSOLIDATED FINANCIAL INFORMATION," "UNAUDITED PRO FORMA FINANCIAL INFORMATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." THE SAFE HARBOR FOR FORWARD LOOKING STATEMENTS CONTAINED WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 DOES NOT APPLY TO INITIAL PUBLIC OFFERINGS. ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES
INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (4) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR INABILITY OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL; (5) ADVERSE STATE OR FEDERAL LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS BY REGULATORS; AND (6) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY, FROM TIME TO TIME, COMPETE. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete but such statements include a description of all material terms of such documents. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

  In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission all quarterly and annual financial information that would be required to be filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto. In addition, for so long as any of the Notes remain outstanding and prior to the occurrence of certain events, the Company has agreed to make available to any record holder, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM DAVID HENNING, CHIEF FINANCIAL OFFICER OF COMMUNICATIONS INSTRUMENTS, INC., 1396 CHARLOTTE HIGHWAY, FAIRVIEW, NC 28730. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
           , 1998 (FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE).

                                    SUMMARY

  The following summary information is qualified in its entirety by the more detailed information and Selected Consolidated Financial Data and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used herein, "Company" or "CII" refers to Communications Instruments, Inc. and its wholly owned subsidiaries, together with the historical business and operations undertaken by CII. Except as otherwise set forth herein, references to "pro forma" financial data of the Company are to financial data of the Company which gives effect to the Transactions (as defined). See "Summary--The Transactions," "Description of the Exchange Notes" and "Description of the Senior Credit Facility."

                                  THE COMPANY

  CII is a leading designer, manufacturer, and marketer of a broad line of high performance relays and solenoids. Relays, which are switches used to control electric current in a circuit, and solenoids, which convert electric signals into mechanical motion, are critical components for a wide range of commercial, industrial and electronic products. The Company focuses on producing highly engineered relays and solenoids for customized niche applications that demand reliable performance, small size, light weight, low energy consumption, and durability. The Company's products are used in a large number of diverse end-use applications including commercial aircraft, defense electronics, telecommunication equipment, satellites, medical products, and HVAC systems.

  The worldwide market for relays and solenoids is estimated to be approximately $5.0 billion. The Company estimates that the high performance and other specialty niche markets that it serves represent approximately 20% of the entire worldwide market. CII sells more than 750 types of relays and solenoids to more than 2,100 customers in a broad range of industries with no single customer accounting for more than 8% of the Company's 1996 net sales. The Company's engineering and manufacturing capabilities, as well as its focused sales and customer service, have enabled it to develop long term customer relationships, in many instances as a sole source supplier, and establish strong competitive positions in its served markets. The Company believes that in 1996 at least 55% of its net sales was attributable to products for which the Company was the sole source supplier.

  CII's products are used by customers in a variety of end-use markets for a wide range of applications. In the commercial aircraft market, CII's high performance relays and solenoids are utilized in functions including the flight control, navigation, radio communication, landing gear, and power distribution systems of aircraft produced by companies such as Boeing, Airbus, Gulfstream, Lear, Cessna, and British Aerospace. In the aerospace and defense market, CII's products are utilized in applications such as satellites, radio communications equipment, military electronic systems, missile guidance systems, global positioning equipment, and defense aircraft produced by companies such as TRW, Rockwell International, Lockheed Martin, Raytheon, and Allied Signal. In the commercial and industrial market, CII's products are utilized in a wide range of applications such as medical equipment, HVAC control systems, electric vehicles, elevators, and appliances for customers such as Zoll Medical, Johnson Controls, General Motors, Westinghouse, General Electric, and Amana. In the telecommunication market, the Company's products are utilized in applications such as central office switches, station switches, facsimile machines, and modems by customers such as Lucent Technologies, Motorola, Alcatel, and Daewoo.

  CII has expanded its product line, manufacturing capabilities, and customer base through strategic acquisitions and internal growth. As a result, the Company's net sales increased from $31.5 million in 1994 to $86.9 million for the twelve months ended September 30, 1997. Over the same period, the Company's Adjusted EBITDA (as defined) increased from $4.4 million to $18.8 million and Adjusted EBITDA margins improved from 13.8% to 21.6%.

  The Company believes it is well positioned to capitalize on current trends in its principal markets. As a leading supplier of high performance relays and solenoids to the commercial aircraft industry, the Company believes it will benefit from the anticipated increase in commercial aircraft production. Additionally, the increased deployment of communication satellites, the continued retrofitting of military equipment with advanced electronic systems, and the ongoing expansion of the worldwide telecommunication infrastructure are all anticipated to have a favorable impact on the Company. In many of the Company's markets, major customers are consolidating their supply base in order to develop long term strategic business relationships with a limited number of full-service suppliers such as CII. Lastly, the increasing technological complexity, electrical content, and miniaturization of products manufactured by the Company's customers are expected to continue to result in increased demand for the Company's high performance relays and solenoids which provide advantages of small size, light weight, long life, low energy consumption, and durability.

PARENT AND THE GUARANTORS

  Approximately 87% of the outstanding capital stock of CII Technologies, Inc., a Delaware corporation and a holding company which holds all of the outstanding capital stock of the Company ("Parent") is held by Code, Hennessy & Simmons III, L.P., certain members of management and certain other investors, and approximately 13% of the capital stock of Parent is held by certain of Parent's existing stockholders prior to the consummation of the Transactions. See "The Transactions." The Company owns all of the outstanding capital stock of Kilovac, and Kilovac holds all of the outstanding capital stock of Kilovac International. Kilovac is a manufacturer and marketer of high voltage relays, vacuum and gas filled relays and DC power relays. Kilovac International does not have any assets or operations.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered before tendering Old Notes in exchange for Exchange Notes. These risk factors are generally applicable to the Old Notes as well as the Exchange Notes.

  These risk factors include, but are not limited to, the following:
Substantial Leverage and Debt Service, Subordination of the Notes and the Guarantees, Change of Control, Expansion through Acquisitions, Integration of Acquired Businesses and Risks Relating to Defense Related Business.

                                ----------------

  The principal executive offices of the Company are located at 1396 Charlotte Highway, Fairview, North Carolina 28730, and the Company's telephone number is
(704) 628-1711. The principal executive offices of each Guarantor are c/o Communications Instruments, Inc. at the same address and telephone number.

                                THE TRANSACTIONS

  Concurrent with the consummation of the Initial Offering (as defined) of the Old Notes: (i) Code, Hennessy & Simmons III, L.P. ("Code, Hennessy & Simmons"), certain members of management and certain other investors (collectively, the "New Investors") acquired approximately 87% of the capital stock of Parent and certain of Parent's existing stockholders (the "Existing Stockholders"), including certain members of management, retained approximately 13% of Parent's capital stock (collectively, the "Recapitalization"); (ii) the Company borrowed approximately $2.7 million pursuant to a new senior secured credit facility providing for revolving loans of up to $25.0 million as of the date of this Prospectus (the "Senior Credit Facility"); (iii) the Company repaid approximately $29.3 million of outstanding obligations under the Old Credit Facility (as defined) including a success fee of approximately $1.5 million in connection therewith and certain other liabilities (the "Refinancing"); (iv) the Company purchased for $4.5 million the remaining 20% of the outstanding capital stock of Kilovac Corporation ("Kilovac") that the Company did not then own (the "Kilovac Purchase"); and (v) the Company made a dividend of approximately $58.1 million to Parent (the "Dividend"), which was used in conjunction with the proceeds of issuances of common stock (approximately $9.8 million), preferred stock (approximately $2.0 million) and junior subordinated debt (approximately $12.7 million) as follows: approximately $71.6 million was used to purchase shares of Parent's capital stock from existing shareholders; approximately $3.5 million was used to pay Recapitalization and other expenses; and approximately $7.6 million was used to repay certain indebtedness of Parent, of which approximately $225,000 was indebtedness held by affiliates of the Company, Parent and the New Investors. Pursuant to the Recapitalization, the New Investors, including Code, Hennessy & Simmons, and certain Existing Stockholders, including members of senior management, invested approximately $25.0 million (the "New Investment") through a cash investment of approximately $21.7 million and the retention of capital stock of Parent which, for purposes of the Recapitalization, is valued at approximately $3.3 million.

  The Initial Offering, the Recapitalization, the Refinancing, the Kilovac Purchase, the Dividend, and the initial borrowings under the Senior Credit Facility are collectively referred to herein as the "Transactions." See "Use of Proceeds" and "Description of the Senior Credit Facility."

                              THE INITIAL OFFERING

Notes.......................  The Old Notes were sold by the Company on
                              September 18, 1997 (the "Initial Offering") to BancAmerica Securities, Inc. and Salomon Brothers Inc (the "Initial Purchasers") pursuant to a Purchase Agreement dated September 12, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights           Pursuant to the Purchase Agreement, the Company,
Agreement...................  the Guarantors and the Initial Purchasers entered into a Registration Rights Agreement dated as of September 18, 1997 (the "Registration Rights
                              Agreement"), which grants the holder of the Old
                              Notes certain exchange and registration rights.
                              The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered..........  $95,000,000 aggregate principal amount of 10%
                              Senior Subordinated Notes due 2004, Series B, of the Company (the "Exchange Notes").

The Exchange Offer..........  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $95,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                              Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date.............  5:00 p.m., New York City time, on December  ,
                              1997 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
Exchange Notes and the Old
Notes.......................  Each Exchange Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange    The Exchange Offer is subject to certain
Offer.......................  customary conditions, which may be waived by the
                              Company. See "The Exchange Offer--Conditions."

Procedures for Tendering      Each holder of Old Notes wishing to accept the
Old Notes...................  Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof (or, in the case of a book-entry transfer, transmit an Agent's Message (as defined) in lieu thereof), in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile (or Agent's message), together with the Old Notes and any other required documentation to the Exchange
                              Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal

                              (or transmitting an Agent's Message), each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Old Notes........  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange or registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to    The Old Notes that are not exchanged pursuant to
Exchange....................  the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                              Offer--Consequences of Failure to Exchange."

Shelf Registration            If any holder of the Old Notes (other than any
Statement...................  such holder which is an "affiliate" of the
                              Company or a Guarantor within the meaning of Rule
                              405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company and the Guarantors have agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration
                              Statement") and to use their best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The
                              Company and Guarantors have agreed to maintain the effectiveness of the Shelf Registration
                              Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old
                              Notes held by any such holders.

Special Procedures for
Beneficial Owners...........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery           Holders of Old Notes who wish to tender their Old
Procedures..................  Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes
                              (or comply with the procedures for book-entry transfer), the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or transmit an Agent's message in lieu thereof) prior to the Expiration
                              Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The
                              Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
Delivery of Exchange Notes..  The Company will accept for exchange any and all
                              Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Use of Proceeds.............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent..............  Norwest Bank Minnesota, National Association.

                               THE EXCHANGE NOTES

General.....................  The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes
                              (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
                              (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes." The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes."

Issuer......................  Communications Instruments, Inc.

Securities Offered..........  $95 million aggregate principal amount of 10%
                              Senior Subordinated Notes due 2004, Series B.

Maturity....................  September 15, 2004.

Interest Payment Dates......  March 15 and September 15 of each year, commencing on March 15, 1998.

Sinking Fund................  None.

Optional Redemption.........  The Exchange Notes may be redeemed, in whole or in part, at any time on or after September 15, 2001, at the option of the Company, at the redemption prices set forth herein, plus, in each case, accrued and unpaid interest to the date of redemption. In addition, at any time prior to September 15, 2000, the Company may, at its option, redeem up to 33.3% in aggregate principal amount of the Exchange Notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption, with the net cash proceeds of an Equity Offering, provided that not less than $63.4 million aggregate principal amount of the Exchange Notes remains outstanding immediately after the occurrence of such redemption.

Change of Control...........  In the event of a Change of Control, each holder of the Exchange Notes will have the right to require the Company to make an offer to purchase their Exchange Notes, in whole or in part, at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. Such right may be waived by the holders of at least a majority in aggregate principal amount of the Notes. See "Description of the Exchange Notes--Change of Control."

Guarantees..................  The Exchange Notes will be fully and unconditionally guaranteed on a senior
                              subordinated basis (the "Guarantees") by the Company's existing Restricted Domestic Subsidiaries and each of the Company's future Restricted Domestic Subsidiaries (collectively, the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors, subordinated in right of payment to all present and future Guarantor Senior Debt of each Guarantor.

Subordination...............  The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all current and future Senior Debt of the Company, including the Company's obligations under the Senior Credit Facility, and are effectively subordinated to all indebtedness and other obligations of the Subsidiaries. Claims in respect of the Exchange Notes will be effectively subordinated to all liabilities (including trade payables) of any Subsidiary of the Company that is not a Guarantor. As of September 30, 1997, the Company had approximately $1.2 million of Senior Debt (excluding unused commitments of approximately $23.8 million under the Senior Credit Facility) and the Guarantors had approximately $700,000 of Guarantor Senior Debt (excluding guarantees of Senior Debt). In addition, Subsidiaries of the Company that are not Guarantors had $167,000 of liabilities (including trade payables). The Indenture restricts the ability of the Company to incur additional Senior Debt (as defined in "Description of the Exchange Notes--Certain Definitions"). The Company and any Restricted Subsidiary (as defined in "Description of the Exchange Notes--Certain Definitions") may incur Senior Debt other than Permitted Debt (as defined in "Description of the Exchange Notes--Certain Definitions") only if, upon pro forma application of the net proceeds therefrom, an acceptable Consolidated Fixed Charge Coverage Ratio (as defined in "Description of the Exchange Notes-- Certain Definitions") will be attained. See "Description of the Exchange Notes--Certain Covenants--Incurrence of Debt and Issuance of Disqualified Stock."

Certain Covenants...........  The Indenture pursuant to which the Exchange
                              Notes will be issued (the "Indenture") among other things, limits the ability of the Company and its Subsidiaries other than Unrestricted Subsidiaries (as defined) to: incur additional indebtedness; issue Disqualified Stock (as defined); make certain restricted payments; grant liens on assets; merge, consolidate or transfer substantially all of their assets; enter into transactions with Related Persons (as defined); make certain payments affecting Restricted Subsidiaries; enter into certain guarantees; sell assets; and issue capital stock of Subsidiaries.

Use of Proceeds.............  The Company used the net proceeds from the
                              Initial Offering to effect the Transactions and to pay the related fees and expenses. See "Use of Proceeds."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following information is qualified in its entirety by the consolidated financial statements of the Company. The following summary consolidated financial data as of the dates and for the periods indicated were derived from the audited and unaudited consolidated financial statements of the Company contained elsewhere in this Prospectus. The unaudited consolidated financial data at September 30, 1997 and for the nine months ended September 30, 1996 and September 30, 1997 include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of results for these unaudited periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the full fiscal year 1997. None of the pro forma consolidated financial data set forth below purport to be indicative of the results that actually would have been obtained had all of the events been completed as of the assumed date and for the periods presented and are not intended to be a projection of the Company's future results or financial position. The following summary consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto, and the unaudited pro forma condensed consolidated statement of operations and the related notes thereto.

                                                                                         PRO FORMA
                                                      PRO FORMA                         AS ADJUSTED
                             FISCAL YEAR ENDED       AS ADJUSTED  NINE MONTHS ENDED     NINE MONTHS
                               DECEMBER 31,           YEAR ENDED    SEPTEMBER 30,          ENDED
                          -------------------------  DECEMBER 31, -------------------  SEPTEMBER 30,
                           1994     1995     1996      1996 (1)     1996       1997      1997 (1)
                          -------  -------  -------  ------------ ---------  --------  -------------
                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $31,523  $39,918  $66,336    $77,161    $  46,878  $ 67,454     $67,454
Cost of sales...........   24,330   28,687   46,779     54,882       33,285    44,704      44,718
                          -------  -------  -------    -------    ---------  --------     -------
 Gross profit...........    7,193   11,231   19,557     22,279       13,593    22,750      22,736
Selling expenses........    2,382    3,229    4,903      5,059        3,699     4,506       4,506
General and
 administrative
 expenses...............    2,248    3,326    5,464      6,390        3,850     5,750       6,021
Research and
 development............      103      301    1,011      1,011          772       878         878
Amortization of goodwill
 and other intangible
 assets.................      177      251      543        748          399       463         569
Non-recurring charges
 (2)....................      --     4,315      --         --           --        --          --
                          -------  -------  -------    -------    ---------  --------     -------
Income (loss) from
 operations.............    2,283     (191)   7,636      9,071        4,873    11,153      10,762
Interest expense, net
 (3)....................   (1,279)  (2,309)  (5,055)   (12,807)      (2,444)   (3,859)     (8,776)
Cancellation fees (4)...      --       --       --         --           --       (800)       (800)
Other income, net.......      --         2      201        186          204       (49)        (49)
                          -------  -------  -------    -------    ---------  --------     -------
 Income (loss) before
  income taxes, minority
  interest in subsidiary
  and extraordinary
  item..................    1,004   (2,498)   2,782     (3,550)       2,633     6,445       1,137
Provision for (benefit
 from) income taxes.....      386     (812)   1,120     (1,366)       1,067     2,570         482
                          -------  -------  -------    -------    ---------  --------     -------
Income (loss) before
 minority interest in
 subsidiary and
 extraordinary item.....      618   (1,686)   1,662     (2,184)       1,566     3,875         655
Income applicable to
 minority interest in
 subsidiary.............       --       35       33        --            73        55         --
                          -------  -------  -------    -------    ---------  --------     -------
Income (loss) before
 extraordinary item.....      618   (1,721)   1,629     (2,184)       1,493     3,820         655
Extraordinary item (less
 applicable income taxes
 of $266)(5)............       --       --       --         --                    398         398
                          -------  -------  -------    -------    ---------  --------     -------
Net income (loss).......  $   618  $(1,721) $ 1,629    $(2,184)   $   1,493  $  3,422     $   257
                          =======  =======  =======    =======    =========  ========     =======
OTHER FINANCIAL DATA:
Gross margin %..........     22.8%    28.1%    29.5%      28.9%        29.0%     33.7%       33.6%
Depreciation and
 amortization...........  $ 2,158  $ 2,442  $ 3,551    $ 3,987    $   2,543  $  3,130     $ 3,217
Capital expenditures....  $   444  $ 1,139  $ 2,449    $ 2,512    $   1,457  $  1,413       1,413
NET CASH PROVIDED BY
 (USED IN)
 Operating Activities...  $ 1,333  $ 1,960  $ 8,498               $   4,804  $  4,477
 Financing Activities...      256   13,645    5,973                 (13,528)   (5,913)
 Investing Activities...   (1,544) (15,484) (14,548)                  8,635     1,773
OTHER NON-GAAP FINANCIAL
 DATA (6):
Adjusted EBITDA.........  $ 4,351  $ 6,618  $11,873    $13,709    $   7,688  $ 14,614     $14,310
Adjusted EBITDA margin
 %......................     13.8%    16.6%    17.9%      17.8%        16.4%     21.7%       21.2%

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
                                                                      ACTUAL
                                                                   -------------
BALANCE SHEET DATA:
Cash..............................................................    $   453
Working capital...................................................     18,731
Property, plant and equipment, net................................     14,958
Total assets......................................................     68,480
Total debt........................................................     96,200
Stockholders' deficit.............................................    (43,945)

---------
(1) Gives effect to Hartman Acquisition (as defined) and the Transactions, as if such events had occurred on January 1, 1996.
(2) Reflects (a) a special compensation charge of $1.3 million which represents
    (i) the difference between the purchase price of common stock of Parent issued to seven employees on December 1, 1995 and the estimated fair market value of such shares (based upon the appraised value on December 1, 1995) and (ii) a related special cash bonus granted by the Company to the same seven employees to pay taxes associated with such stock issuances, (b) a non-recurring charge of $951,000 which represents primarily the costs incurred to date and the present value of the estimated future costs payable by the Company over the next 30 years for groundwater remediation at the Company's Fairview, North Carolina facility and (c) special acquisition expenses in 1995 include costs primarily related to (i) the relocation of certain assets acquired in the HiG Acquisition (as defined) and the Deutsch Acquisition (as defined) and (ii) the write-off of an agreement with a business development consultant. See "Business-- Environmental Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Interest expense in 1996 includes a charge of $1.6 million related to costs associated with the preparation of a withdrawn initial public offering of Parent's capital stock. Interest expense for the nine months ended September 30, 1997 and Pro Forma As Adjusted Nine Months Ended September 30, 1997 includes additional success fee expense of $917,000 related to the payment of the Old Credit Facility.
(4) Adjustment reflects committment fees and other expenses of $800,000 incurred in connection with a credit facility set up to provide financing in the event the Offering was not consummated.
(5) Extraordinary item represents the write-off of the unamortized financing fees associated with the Old Credit Facility.
(6) Adjusted EBITDA represents income (loss) before interest expense (net), income taxes, depreciation and amortization, gain on disposal of assets, extraordinary, unusual and nonrecurring items, non-recurring charges referred to in footnote 2 above, the provision for loss in April, 1997 for receivables relating primarily to a single customer, and the non-cash write-ups and non-cash charges resulting from the write-up of inventory and fixed assets arising in connection with the Kilovac Acquisition (as defined) and the Hartman Acquisition pursuant to Accounting Principles Board Opinion Nos. 16 and 17. Adjusted EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, operating income or operating cash flow as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its debt. There are no significant commitments for expenditure of funds not contemplated by this measure of EBITDA. EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies and could be misleading unless substantially all companies and analysts calculate EBITDA in the same manner.

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before tendering the Old Notes in exchange for the Exchange Notes. In connection with the forward-looking statements which appear in this Prospectus, prospective purchasers of the Exchange Notes should carefully review the factors discussed below and the Cautionary Statements referred to in "Disclosure Regarding Forward-Looking Statements." The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

  After consummation of the Transactions, the Company is highly leveraged and has negative stockholders' equity. As a result of the Transactions, including the Initial Offering and the Company's payment of a substantial portion of the net proceeds therefrom as a dividend to Parent, the Company's aggregate indebtedness for borrowed money and interest expense increased and its stockholders' equity decreased. After giving effect to the Transactions, the Company had total Debt (as defined in "Description of the Exchange Notes-- Certain Definitions") of $96.2 million and stockholders' deficit of approximately $44.0 million as of September 30, 1997. In addition, subject to the restrictions in the Senior Credit Facility and the Indenture, the Company may incur additional Debt from time to time to finance working capital, capital expenditures, acquisitions, or for other purposes.

  The Indenture governing the Notes as well as the Senior Credit Facility (or any replacement facilities) of the Company or any subsidiary of the Company contain certain restrictive financial and other covenants. Such leverage and restrictions have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited or impaired; (ii) the Company's operating flexibility with respect to certain matters is limited by covenants contained in the Indenture and the Senior Credit Facility which will limit the ability of the Company and certain of its Subsidiaries to incur additional indebtedness, grant or create liens upon assets, pay dividends, redeem capital stock or prepay certain subordinated indebtedness and enter into sale and leaseback transactions or other loans, investments or guarantees; and (iii) the Company's degree of leverage may make it more vulnerable to economic downturns, may reduce its flexibility in responding to changing business and economic conditions, may limit its ability to pursue other business opportunities, to finance its future operations or capital needs, and to implement its business strategy and may result in a material adverse effect on the financial condition of the Company which may include bankruptcy or insolvency. See "Business--Strategy."

  Required payments of principal and interest on the Company's long-term debt are expected to be financed from cash flow from operations and debt financings. The Company's ability to generate cash for the repayment of debt will be dependent upon the future performance of the Company's businesses, which will in turn be subject to financial, business, economic, and other factors affecting the business and operations of the Company, including factors beyond its control, such as prevailing economic conditions. There can be no assurance that cash flow from operations will be sufficient to enable the Company to service its debt and meet its other obligations.

SUBORDINATION OF THE NOTES AND THE GUARANTEES

  The Notes and the Guarantees are subordinated in right of payment to all Senior Debt of the Company and Guarantor Senior Debt of the Guarantors, respectively, including the Company's obligations under the Senior Credit Facility. In the event of bankruptcy, liquidation or reorganization of the Company or the Guarantors, the assets of the Company or the Guarantors will be available to pay obligations on the Notes only after all Senior Debt or Guarantor Senior Debt, as the case may be, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, indebtedness outstanding under the Senior Credit Facility will be secured by substantially all of the assets of the Company and its

Subsidiaries. Claims in respect of the Notes will be effectively subordinated to all liabilities (including trade payables) of any Subsidiary of the Company that is not a Guarantor. As of September 30, 1997, after giving effect to the Transactions, the Company had approximately $1.2 million of Senior Debt (excluding unused commitments of approximately $23.8 million under the Senior Credit Facility) and the Guarantors would have had approximately $700,000 of Guarantor Senior Debt (excluding guarantees of Senior Debt). In addition, Subsidiaries of the Company that are not Guarantors would have had $167,000 of liabilities (including trade payables). Additional Senior Debt and Guarantor Senior Debt may be incurred by the Company and the Guarantors from time to time subject to certain restrictions contained in the Senior Credit Facility and the Indenture. See "Description of the Senior Credit Facility" and "Description of the Exchange Notes."

  The Company may need to rely upon distributions from its Subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The ability of the Subsidiaries to pay dividends or make other payments or advances to the Company will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing any indebtedness of such subsidiaries (including the Senior Credit Facility). Although the Indenture limits the ability of such Subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to the Company, such limitations are subject to a number of significant qualifications. See "Description of Notes--Certain Covenants--Payment Restrictions Affecting Restricted Subsidiaries."

CHANGE OF CONTROL

  A Change of Control (as defined in "Description of the Exchange Notes-- Certain Definitions") could require the Company to refinance substantial amounts of indebtedness, including indebtedness under the Notes and the Senior Credit Facility. Upon the occurrence of a Change of Control, the holders of the Notes would be entitled to require the Company to repurchase the Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase. Such right is subordinated to the rights of the holders of Senior Debt. These requirements and the subordination of the Notes will limit the ability of the Company to repurchase the Notes. The source of funds for any such repurchase would be the Company's available cash or cash generated from operating or other sources, including borrowings, sales of equity or funds provided by a new controlling person. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required purchases of the Notes tendered. In addition, the Senior Credit Facility prohibits the repayment of indebtedness on the Notes by the Company in such an event, unless and until such time as the indebtedness under the Senior Credit Facility is repaid in full. The Company's failure to make such repayments in such instances would result in a default under both the Notes and the Senior Credit Facility. Future indebtedness of the Company may also contain restrictions or repayment requirements with respect to certain events or transactions that would constitute a Change of Control. The Change of Control provision will not necessarily protect Noteholders in the event of highly leveraged or other transactions involving the Issuer of the Guarantor. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Notes or the Senior Credit Facility. The effect of such requirements may make it more difficult or delay attempts by others to obtain control of the Company. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain. See "Description of the Exchange Notes--Change in Control" and "Description of the Senior Credit Facility."

EXPANSION THROUGH ACQUISITIONS

  The Company intends to continue to pursue a business strategy of growing its business and product lines through strategic acquisitions in order to grow at a faster rate than the markets it serves. The Company's ability to continue to expand through acquisitions, however, will depend upon the availability of suitable acquisition candidates, the Company's ability to consummate such transactions, and the availability of financing on terms acceptable to the Company. There can be no assurance that the Company will be effective in making acquisitions. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results. In carrying out its acquisition strategy, the Company attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation, and negotiation, but such liabilities and contingencies may nevertheless arise in a manner that could materially and adversely affect the Company. While the Company regularly evaluates potential acquisition candidates in the ordinary course of its business, as of the date of this Offering Memorandum there are no binding commitments or agreements with respect to any acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy."

INTEGRATION OF ACQUIRED BUSINESSES

  The Company seeks to effectively consolidate acquired product lines and assets into its business and, through eliminating overhead and benefiting from synergies with the Company's existing manufacturing techniques and sales force, increase the profit margins of the acquired assets. The success of any acquisition will depend in large part on the Company's ability to effectively integrate the acquired assets into its existing business. Integrating acquired businesses may, for example, result in a loss of customers of the acquired businesses and, if the acquired company has significant losses when purchased, may materially and adversely impact the Company's results of operations. The process of consolidating acquired businesses requires significant management attention, may place significant demands on the Company's operations, information systems and financial resources, and may also result in costs that may materially and adversely affect the Company's results of operations. The failure to effectively integrate acquired businesses with the Company's operations could materially and adversely affect the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Strategy," and "--Sales and Distribution."

RISKS RELATING TO DEFENSE RELATED BUSINESS

  In 1996, approximately 22.0% of the Company's net sales was derived from products used in equipment supplied, directly or indirectly, to the U.S. military. Although the Company does not believe that its defense related business is materially dependent upon any single program or supply contract, this business is nevertheless subject to the risks generally applicable to the U.S. defense industry. Those risks include political uncertainties impacting U.S. military budget processes, changes in government policies and requirements that may reflect rapidly changing military and political developments, and significant program delays and cancellations. A significant decline in U.S. military expenditures could have a material adverse effect on the Company's operations.

  During 1996, approximately $14.4 million (21.7%) of the Company's net sales was derived from the sale of military qualified products. Maintaining military qualifications is dependent upon successful completion of rigorous environmental and life testing of the Company's qualified products on a regular basis. From time to time, test failures occur in specific lots of relays which exceed a predetermined statistical limit. Upon the occurrence of such failures, the Company interrupts the production and shipment of the products involved. The Company does not resume production and shipment until a report of the incident and a corrective action plan has been approved by the governmental authority responsible for product qualifications. Historically, such problems have occurred infrequently and production delays have been brief. If a testing failure occurs in the future which cannot be resolved quickly or if a proposed corrective action is not acceptable to the applicable governmental authority, production and shipping delays could be extended and the operations of the Company could be materially and adversely affected.

INTERNATIONAL OPERATIONS AND FOREIGN INSTABILITY

  In 1996, approximately 14.7% of the Company's net sales was attributable to products manufactured outside of the United States, consisting primarily of the operations of the Company's Juarez, Mexico facility and the operations of several Asian-based subcontractors (including the Indian Joint Venture (as defined)). Foreign manufacturing is subject to various risks, including exposure to currency fluctuations, political, religious and economic instability, the imposition of foreign tariffs and other trade barriers, and changes in governmental policies. While the Company historically has not experienced material adverse effects due to its foreign operations, the Company's foreign operations may incur increased costs and experience delays or disruptions in product deliveries that could cause loss of revenue and damage to customer relationships. Further, in certain of the locations of the Company's foreign operations, there is a limited pool of skilled workers. There can be no assurance that the Company or its subcontractors will be able to continue to hire and train sufficiently skilled personnel as the Company expands its international manufacturing operations.

  A portion of the Company's net sales and cost of sales is derived from international operations which are conducted in foreign currencies. Changes in the value of these foreign currencies relative to the U.S. dollar in the past have affected, and in the future may affect, the Company's results of operations and financial position. In 1996, the devaluation of the Mexican peso relative to the U.S. dollar had a favorable impact on the Company's results of operations. In the future, an increase in the value of the peso relative to the U.S. dollar may have a material adverse effect on the Company's results of operations. The Company has not engaged in currency hedging transactions in the past, though it may undertake currency hedging in the future.

DEPENDENCE ON INDEPENDENT SALES REPRESENTATIVES AND DISTRIBUTORS

  In 1996, approximately 77% of the Company's net sales was through commissioned sales representatives who sell to both end users and distributors. The Company's distributors are not subject to minimum purchase requirements and certain of these distributors sell competing products. The sales representatives and distributors can discontinue marketing the Company's products with minimal notice. The loss of, or a significant reduction in sales volume through, one or more of the Company's independent sales representatives or distributors could have a material adverse effect on the Company's operating results. See "Business--Sales and Distribution."

DEPENDENCE ON SENIOR MANAGEMENT

  The Company's future performance will depend, in part, upon the efforts and abilities of the Company's senior management employees. The loss of service of one or more of these persons could have a material adverse effect on the Company's business and development. The success of certain recent and future acquisitions by the Company also may depend, in part, on the Company's ability to retain key management of the acquired businesses. See "Management-Employment Agreements."

COMPETITION

  The markets in which the Company operates are highly competitive. Several of the Company's competitors have greater financial, marketing, manufacturing, and distribution resources than those of the Company. There can be no assurance that the Company will be able to compete successfully in the future against its existing competitors or that the Company will not experience increased price competition, which could materially and adversely affect the Company's results of operations. The Company also faces competition for acquisition opportunities from its competitors. Barriers to entry exist in the high performance relay markets in the form of stringent commercial and military qualifications required to sell products to certain customers or for certain applications. Approximately 42.2% of the Company's net sales in 1996 was attributable to the Company's products which are qualified and listed on the U.S. Department of Defense QPL and Federal Aviation Administration product qualifications list. Obtaining and maintaining these qualifications is contingent upon successful completion of rigorous facility review and product testing on a regular basis and at significant cost. The elimination of such qualification requirements by the military, the Federal Aviation Agency or certain commercial customers would lower the barriers to entry and enable additional relay manufacturers to sell products to such customers. See "Business--Competition."

DEPENDENCE ON RAW MATERIALS AND LIMITED OR SOLE SOURCE SUPPLIERS

  The Company's business is dependent upon maintaining access to adequate supplies of certain raw materials, such as copper, silver, gold, palladium, tin, iron, nickel, magnesium, cobalt, and/or alloys of these raw materials. The Company also requires specific types of plastic and ceramic materials, and glass for the manufacture of its products. Certain grades of these materials are obtained from limited or single source suppliers. The Company does not have long-term guaranteed supply agreements with its suppliers. While the Company has not previously experienced significant interruptions in raw material supplies, there can be no assurance that in the future significant disruption or termination of the supply of these materials or a significant increase in cost of these materials will not occur, which could result in a material adverse effect on the Company's operations.

UNCERTAINTY OF INTELLECTUAL PROPERTY PROTECTION AND POSITION

  The Company holds seven patents and has a number of applications for patents pending. There can be no assurance that the Company's patents will prove to be enforceable, that any patents will be issued with respect to those for which applications have been made, or that competitors will not develop functionally similar devices outside the protection of any patents the Company has or may obtain. The Company has from time to time received, and may in the future receive, communications from third parties alleging that certain of the Company's products or technologies infringe the proprietary rights of such third parties. There can be no assurance that the Company is not infringing the proprietary rights of any third party. In addition, there can be no assurance that, if the Company is so infringing the property rights of any third party, a license to such rights would be available on commercially reasonable terms, if at all. In the event of any such infringement, the Company's results of operations could be materially and adversely affected. See "Business--Proprietary Rights."

ENVIRONMENTAL MATTERS

  The Company is subject to various foreign, federal, state, and local environmental laws and regulations. The Company believes its operations are in material compliance with such laws and regulations. However, there can be no assurance that violations will not occur or be identified, or that environmental laws and regulations will not change in the future, in a manner that could materially and adversely affect the Company.

  Under certain circumstances, such environmental laws and regulations also may impose joint and several liability for investigation and remediation of contamination at locations owned or operated by the Company or its predecessors, or at locations at which wastes or other contamination attributable to the Company or its predecessors have come to be located. The Company can give no assurance that such liability at facilities the Company currently owns or operates, or at other locations, will not arise or be asserted against the Company or entities for which it may be responsible. Such other locations could include, for example, facilities formerly owned or operated by the Company (or an entity or business that the Company has acquired), or locations to which wastes generated by the Company (or an entity or business that the Company has acquired) have been sent. The Company has been identified as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), for investigation and remediation costs at two sites neither owned nor operated by the Company. In addition, soil and groundwater contamination has been identified at and about the Company's Fairview, North Carolina facility, and that site has been included in the North Carolina Department of Environmental, Health, & Natural Resources' Inactive Hazardous Waste Sites Priority List. The Mansfield, Ohio property, at which the Company leases certain manufacturing facilities, may contain contamination at levels that will require further investigation and may require soil and/or groundwater remediation. At each of these locations the Company could become subject to liability that, except under certain circumstances, is joint and several for the total cost of investigating and remediating the site. Such liability, or liability at locations yet to be identified, could under certain circumstances materially and adversely affect the Company. See "Business-- Environmental Matters."

CONTROL BY PRINCIPAL STOCKHOLDER

  After completion of the Recapitalization, Code, Hennessy & Simmons owns in the aggregate approximately 74% of the outstanding voting stock of Parent, which in turn owns all of the issued and outstanding capital stock of the Company. Consequently, Code, Hennessy & Simmons, through its voting stock holdings in Parent and its ability to designate all of the members of the boards of directors of Parent and of the Company, may exercise significant influence over the policies and direction of the Company. Code, Hennessy & Simmons' interests may differ from the interests of the holders of the Notes. See "Management--Executive Officers and Directors" and "Certain Relationships and Related Transactions."

CERTAIN INSOLVENCY CONSIDERATIONS

  The incurrence by the Company and the Guarantors of indebtedness such as the Notes and the Guarantees to finance the Transactions may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company or the Guarantors. Under these laws, if a court were to find that, after giving effect to the sale of the Old Notes, or the exchange of Old Notes for Exchange Notes, and the application of the net proceeds therefrom, either
(a) the Company or the Guarantors incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company or the Guarantors received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or was rendered insolvent by reason of such transactions, (ii) was engaged in a business or transaction for which the assets remaining with the Company or the Guarantors constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to presently existing and future indebtedness or obligations of the Company or the Guarantors, as the case may be, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the Company's or the Guarantors', as the case may be, creditors or take other action detrimental to the holders of such indebtedness.

  The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and mature.

  There can be no assurance as to what standard a court would apply in order to determine solvency. A court may find that the Company or the Guarantors, as the case may be, did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Old Notes. In addition, if a court were to find that any of the components of the Transactions constituted a fraudulent transfer, a court may find that the Company or the Guarantors, as the case may be, did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Old Notes and the Exchange Notes or the Guarantees, as the case may be. Pursuant to the terms of the Guarantees, the liability of each Guarantor is limited to the maximum amount of indebtedness permitted, at the time of the grant of such Guarantee, to be incurred in compliance with fraudulent conveyance or similar laws.

  Each of the Company and the Guarantors believes that it received equivalent value at the time the indebtedness under the Old Notes and the Guarantees was incurred. In addition, neither the Company nor any of the Guarantors believes that it, after giving effect to the Transactions, (i) was or will be insolvent or rendered insolvent, (ii) was or will be engaged in a business or transaction for which its remaining assets constituted unreasonably small capital or (iii) intends or intended to incur, or believes or believed that it will or would incur, debts beyond its ability to pay such debts as they mature. These beliefs are based on the Company's operating history and analysis of internal cash flow projections and estimated values of assets and liabilities of the Company and the Guarantors at the time of the Initial Offering. There can be no assurance, however, that a court passing on these issues would make the same determination.

ABSENCE OF ESTABLISHED PUBLIC MARKET

  The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The market for Old Notes not tendered for exchange in the Exchange Offer is likely to be more limited than the existing market for such notes. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the Exchange Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

  Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal (or Agent's Message) and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Section 27A of the Securities Act and Section 21E of the Exchange

Act do not apply to initial public offerings. All statements other than statements of historical facts included in this Prospectus, including those regarding the Company's financial position, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed herein under "Risk Factors" and elsewhere in this Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements.

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the forms and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables.

  The net proceeds to the Company from the sale of the Old Notes in the Initial Offering (after deducting discounts and estimated fees and expenses) were utilized by the Company as follows:

                                                                          IN
                                                                       THOUSANDS
      Sources of Funds:                                                ---------
      Old Notes.......................................................  $95,000
      Senior Credit Facility..........................................    2,700
                                                                        -------
                                                                        $97,700
                                                                        =======

                                                                          IN
                                                                       THOUSANDS
      Uses of Funds:                                                   ---------
      Refinancing.....................................................  $29,486
      Dividend in Connection with the Transactions....................   58,136
      Estimated Fees and Expenses.....................................    5,487
      Kilovac Purchase................................................    4,500
      Cash Available to Fund Operations...............................       91
                                                                        -------
                                                                        $97,700
                                                                        =======

     See "Summary--The Transactions" and "Description of the Senior Credit Facility."

                                CAPITALIZATION

  The following table sets forth the unaudited historical consolidated capitalization of the Company as of September 30, 1997. See "Use of Proceeds." This table should be read in conjunction with the "Selected Consolidated Financial Data" and the related notes thereto, and the Company's consolidated financial statements, including the related notes thereto, included elsewhere in this Prospectus.

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
                                                                      ACTUAL
                                                                   -------------
                                                                        (IN
                                                                    THOUSANDS)
Long-term debt:
  Senior Credit Facility (1)......................................   $  1,200
  Notes offered in Initial Offering...............................     95,000
                                                                     --------
    Total long-term debt..........................................     96,200
                                                                     --------
Stockholders' deficit (2).........................................    (43,945)
                                                                     --------
    Total capitalization..........................................   $ 52,255
                                                                     ========

---------
(1) The Senior Credit Facility provides for revolving loans up to $25.0 million, subject to certain borrowing conditions. See "Description of the Senior Credit Facility."
(2) Reflects the (i) payment of the Dividend, (ii) payment of the unaccrued portion of the success fee payable in connection with the Refinancing, net of taxes, (iii) non-cash write-off of approximately $664,000 for unamortized financing fees and debt issuance costs associated with the Old Credit Facility as a result of the Refinancing, and (iv) the payment of the unaccrued portion of financing costs associated with the Transactions.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following information is qualified in its entirety by the consolidated financial statements of the Company. The following selected consolidated financial data as of the dates and for the periods indicated were derived from the audited and unaudited consolidated financial statements of the Company contained elsewhere in this Prospectus, except data as of, and for, (i) the nine months ended December 31, 1992, (ii) the period from January 1, 1993 to May 10, 1993, (iii) the period from May 11, 1993 to December 31, 1993, and
(iv) data as of December 31, 1994, which was derived from audited and unaudited consolidated financial statements of the Company (including its predecessors) not included in this Prospectus. The unaudited consolidated financial statements for the nine months ended September 30, 1996 and September 30, 1997 include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of results for these unaudited periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the full fiscal year 1997. The selected unaudited pro forma consolidated financial data for the year ended December 31, 1996 include the historical results of the Company and gives effect to the Hartman Acquisition as if it had occurred on January 1, 1996. The unaudited pro forma consolidated financial data as of September 30, 1997 give effect to the Transactions as if they had occurred on such date. None of the pro forma consolidated financial data set forth below purport to be indicative of the results that actually would have been obtained had all of the events been completed as of the assumed date and for the periods presented and are not intended to be a projection of the Company's future results or financial position. The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto, and the unaudited pro forma condensed consolidated statement of operations and the related notes thereto, appearing elsewhere in this Prospectus.

                         PREDECESSOR                                           COMPANY
                   ----------------------- ------------------------------------------------------------------------------------
                                                                                                                     PRO FORMA
                                                                                                                    AS ADJUSTED
                                                                                   PRO FORMA AS                     NINE MONTHS
                   NINE MONTHS  JANUARY 1,   MAY 11,       FISCAL YEAR ENDED         ADJUSTED   NINE MONTHS ENDED      ENDED
                      ENDED      1993 TO     1993 TO         DECEMBER 31,           YEAR ENDED    SEPTEMBER 30,      SEPTEMBER
                   DECEMBER 31,  MAY 10,   DECEMBER 31, -------------------------  DECEMBER 31, ------------------   30, 1997
                       1992        1993        1993      1994     1995     1996      1996 (1)     1996      1997        (1)
                   ------------ ---------- ------------ -------  -------  -------  ------------ --------  --------  -----------
                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Net sales........    $15,346      $8,378     $17,095    $31,523  $39,918  $66,336    $77,161    $ 46,878  $ 67,454    $67,454
Cost of sales....     10,270       6,684      14,448     24,330   28,687   46,779     54,882      33,285    44,704     44,718
                     -------      ------     -------    -------  -------  -------    -------    --------  --------    -------
 Gross profit....      5,076       1,694       2,647      7,193   11,231   19,557     22,279      13,593    22,750     22,736
Selling expenses.      1,065         713       1,344      2,382    3,229    4,903      5,059       3,699     4,506      4,506
General and
 administrative
 expenses........        842         586       1,150      2,248    3,326    5,464      6,390       3,850     5,750      6,021
Research and
 development.....         44          21          41        103      301    1,011      1,011         772       878        878
Amortization of
 goodwill and
 other intangible
 assets..........         53          45         117        177      251      543        748         399       463        569
Special
 compensation
 charge (2)......        --          --          --         --     1,300      --         --          --        --         --
Environmental
 expense (3).....        --          --          --         --       951      --         --          --        --         --
Special
 acquisition
 expenses (4)....        --          153         266        --     2,064      --         --          --        --         --
                     -------      ------     -------    -------  -------  -------    -------    --------  --------    -------
 Income (loss)
  from
  operations.....      3,072         176        (271)     2,283     (191)   7,636      9,071       4,873    11,153     10,762
Interest expense,
 net (5).........        (93)        (77)       (728)    (1,279)  (2,309)  (5,055)   (12,807)     (2,444)   (3,859)    (8,776)
Cancellation fees
 (6).............        --          --          --         --       --       --         --          --       (800)      (800)
Other income,
 net.............        100          42         --         --         2      201        186         204       (49)       (49)
                     -------      ------     -------    -------  -------  -------    -------    --------  --------    -------
 Income (loss)
  before income
  taxes, minority
  interest in
  subsidiary and
  extraordinary
  item...........      3,079         141        (999)     1,004   (2,498)   2,782     (3,550)      2,633     6,445      1,137
Provision for
 (benefit from)
 income taxes....        --          --         (357)       386     (812)   1,120     (1,366)      1,067     2,570        482
                     -------      ------     -------    -------  -------  -------    -------    --------  --------    -------
Income (loss)
 before minority
 interest in
 subsidiary and
 extraordinary
 item............      3,079         141        (642)       618   (1,686)   1,662     (2,184)      1,566     3,875        655
Income applicable
 to minority
 interest in
 subsidiary......        --          --          --         --        35       33        --           73        55        --
                     -------      ------     -------    -------  -------  -------    -------    --------  --------    -------
Income (loss)
 before
 extraordinary
 item............    $ 3,079      $  141     $  (642)   $   618  $(1,721) $ 1,629    $(2,184)   $  1,493  $  3,820        655
Extraordinary
 item (less
 applicable
 income taxes of
 $266) (7).......        --          --          --         --       --       --         --          --        398        398
                     -------      ------     -------    -------  -------  -------    -------    --------  --------    -------
 Net income
  (loss).........    $ 3,079      $  141     $  (642)   $   618  $(1,721) $ 1,629    $(2,184)   $  1,493  $  3,422    $   257
                     =======      ======     =======    =======  =======  =======    =======    ========  ========    =======
OTHER FINANCIAL
 DATA:
Gross margin %...       33.1%       20.2%       15.5%      22.8%    28.1%    29.5%      28.9%         29%     33.7%      33.6%
Depreciation and
 amortization....    $   425      $  201     $ 1,309    $ 2,158  $ 2,442  $ 3,551    $ 3,987    $  2,543  $  3,130    $ 3,217
Capital
 expenditures....    $   353      $  131     $   323    $   444  $ 1,139  $ 2,449    $ 2,512    $  1,457  $  1,413    $ 1,413
Ratio of earnings
 to fixed charges
 (9).............       26.0x        2.5x         NA        1.8x      NA      1.7x        NA         2.0x      3.5x       1.2x
NET CASH PROVIDED
 BY (USED IN)
 Operating
  Activities.....    $ 3,187      $1,336     $ 1,332    $ 1,333  $ 1,960  $ 8,498               $  4,804  $  4,477
 Financing
  Activities.....     (2,885)      1,611         380        256   13,645    5,973                (13,528)   (5,913)
 Investing
  Activities.....       (314)     (2,876)     (1,667)    (1,544) (15,484) (14,548)                 8,635     1,773
OTHER NON-GAAP
 FINANCIAL DATA
 (8):
Adjusted EBITDA..    $ 3,497      $  530     $ 2,211    $ 4,351  $ 6,618  $11,873    $13,709    $  7,688  $ 14,614    $14,310
Adjusted EBITDA
 Margin %........       22.8%        6.3%       12.9%      13.8%    16.6%    17.9%      17.8%       16.4%     21.7%      21.2%

--------
Footnotes on following page.

                             PREDECESSOR                          COMPANY
                         -------------------- -------------------------------------------------
                                                       DECEMBER 31,            SEPTEMBER 30,
                         DECEMBER 31, MAY 10, ------------------------------- -----------------
                             1992      1993    1993    1994    1995    1996    1996      1997
                         ------------ ------- ------- ------- ------- ------- -------  --------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash....................   $    10    $    81 $    27 $    72 $   193 $   116 $   104  $    453
Working capital.........     6,853      8,234   7,482   8,274  10,590  12,143  14,747    18,731
Property, plant
 and equipment, net.....     1,929      2,358  12,554  11,735  13,225  15,796  15,616    14,958
Total assets............    10,825     14,593  25,450  26,836  48,531  60,725  62,806    68,480
Total debt..............     1,065      4,292  11,769  12,197  23,452  30,622  33,312    96,200
Stockholders' equity
 (deficit)..............     8,538      7,782   7,153   7,667  10,293  11,750 (11,702)  (43,945)

---------
---------
(1) Gives effect to the Hartman Acquisition and the Transactions, as if such events had occurred on January 1, 1996.
(2) Reflects a special compensation charge of $1.3 million which represents
    (i) the difference between the purchase price of common stock of Parent issued to seven employees on December 1, 1995 and the estimated fair market value of such shares (based upon the appraised value on December 1, 1995) and (ii) a related special cash bonus granted by the Company to the same seven employees to pay taxes associated with such stock issuances.
(3) Reflects a non-recurring charge of $951,000 which represents primarily the costs incurred to date and the present value of the estimated future costs payable by the company over the next 30 years for groundwater remediation at the Company's Fairview, North Carolina facility. See "Business-- Environmental Matters."
(4) Special acquisition expenses in 1993 consist primarily of costs related to the relocation of a facility following the acquisition of Midtex Relays, Inc. and costs associated with relocating certain operations acquired from West Coast Electrical Manufacturing Co. and CP Clare Corporation. Such expenses in 1995 include costs primarily related to (i) the relocation of certain assets acquired in the HiG Acquisition and the Deutsch Acquisition and (ii) the write-off of an agreement with a business development consultant. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Results of Operation."
(5) Interest expense in 1996 includes a charge of $1.6 million related to costs associated with the preparation of a withdrawn initial public offering of Parent's capital stock. Interest expense for the Nine Months Ended September 30, 1997 and Pro Forma As Adjusted Nine Months Ended September 30, 1997 includes additional success fee expense of $917,000 related to the payment of the Old Credit Facility.
(6) Adjustment reflects commitment fees and other expenses of $800,000 incurred in connection with a credit facility set up to provide financing in the event the Offering was not consummated.
(7) Extraordinary item represents the write-off of the unamortized financing fees associated with the Old Credit Facility.
(8) Adjusted EBITDA represents income (loss) before interest expense (net), income taxes, depreciation and amortization, gain on disposal of assets, extraordinary, unusual and nonrecurring items, the special compensation charge, environmental expense and special acquisition charges referred to in footnotes (2), (3) and (4) above, the provision for loss in April, 1997 for receivables relating primarily to a single customer and the non-cash write-ups and non-cash charges resulting from the write-up of inventory and fixed assets arising in connection with the Kilovac Acquisition and the Hartman Acquisition pursuant to Accounting Principles Board Opinion Nos. 16 and 17. EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, operating income or operating cash flow as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its debt. There are no significant commitments for expenditures of funds not contemplated by this measure of EBITDA. EBITDA as presented may not be comparable to other similarly titled measures presented by other companies and could be misleading unless substantially all companies and analysts calculate EBITDA in the same manner.
(9) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before taxes and minority interest in subsidiary plus fixed charges, and fixed charges consist of interest expense, which includes amortization of deferred debt issuance costs and deferred financing costs and the portion of rental expense on capital and operating leases deemed representative of the interest factor. The Company's earnings were insufficient to cover fixed charges for the period from May 11, 1993 to December 31, 1993, for the year ended December 31, 1995, and for the pro forma year ended December 31, 1996 by $1.7 million, $4.7 million and $15.1 million, respectively.

                       COMMUNICATIONS INSTRUMENTS, INC.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The following unaudited pro forma financial statements (the "Pro Forma Financial Statements") are based on the historical financial statements of the Company included elsewhere in this Prospectus.

  Concurrent with the consummation of the Initial Offering (as defined) of the Old Notes: (i) Code, Hennessy & Simmons III, L.P. ("Code, Hennessy & Simmons"), certain members of management and certain other investors (collectively, the "New Investors") acquired approximately 87% of the capital stock of CII Technologies Inc., a Delaware corporation and the holder of all of the outstanding capital stock of the Company ("Parent"), and certain of Parent's existing stockholders (the "Existing Stockholders"), including certain members of management, retained approximately 13% of Parent's capital stock (collectively, the "Recapitalization"); (ii) the Company borrowed approximately $2.7 million pursuant to a new senior secured credit facility providing for revolving loans of up to $25.0 million as of the date of this Prospectus (the "Senior Credit Facility"); (iii) the Company repaid approximately $29.3 million of outstanding obligations under the Old Credit Facility (as defined) including a success fee of approximately $1.5 million in connection therewith and certain other liabilities (the "Refinancing"); (iv) the Company purchased for $4.5 million the remaining 20% of the outstanding capital stock of Kilovac Corporation ("Kilovac") that the Company did not then own (the "Kilovac Purchase"); and (v) the Company made a dividend of approximately $55.0 million to Parent (the "Dividend"), which was used to consummate the Recapitalization and repay certain indebtedness of Parent. Pursuant to the Recapitalization, the New Investors, including Code, Hennessy & Simmons, and certain Existing Stockholders, including members of senior management, invested approximately $25.0 million (the "New Investment") through a cash investment of approximately $21.7 million and the retention of capital stock of Parent which, for purposes of the Recapitalization, is valued at approximately $3.3 million.

  The Initial Offering, the Recapitalization, the Refinancing, the Kilovac Purchase, the Dividend, and the initial borrowings under the Senior Credit Facility are collectively referred to herein as the "Transactions."

  The unaudited pro forma statement of operations for the year ended December 31, 1996 gives effect to the Hartman Acquisition and the Transactions as if such events were consummated on January 1, 1996. The unaudited pro forma statement of operations for the nine months ended September 30, 1997 gives effect to the Transactions as if such events were consummated on January 1, 1996. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

  The Pro Forma Financial Statements do not purport to be indicative of the results that would have been obtained had such transactions described above occurred as of the assumed dates. In addition, the Pro Forma Financial Statements do not purport to project the Company's results of operations for any future date or period.

  The Pro Forma Financial Statements should be read in conjunction with the financial statements of the Company, Kilovac and Hartman, and the notes thereto, included elsewhere herein.

                       COMMUNICATIONS INSTRUMENTS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

                                                                                     ADJUSTMENTS FOR
                                                                      ADJUSTMENTS          THE
                                             ADJUSTMENTS FOR            FOR THE      RECAPITALIZATION
                                               THE HARTMAN     PRO      KILOVAC          AND THE       PRO FORMA AS
                          COMPANY    HARTMAN ACQUISITION (2)  FORMA   PURCHASE (8)   INITIAL OFFERING  ADJUSTED (15)
                          -------    ------- --------------- -------  ------------   ----------------  -------------
Net sales...............  $66,336    $10,825      $ --       $77,161     $ --            $   --           $77,161
Cost of sales...........   46,779(1)   7,942        141 (3)   54,862        20 (9)           --            54,882
                          -------    -------      -----      -------     -----           -------          -------
Gross profit............   19,557      2,883       (141)      22,299       (20)              --            22,279
Selling expenses........    4,903        156        --         5,059       --                --             5,059
General and
 administrative
 expenses...............    5,464        578         (6)(4)    6,036         4 (10)          350 (13)       6,390
Research and development
 expenses...............    1,011        --         --         1,011       --                --             1,011
Amortization of goodwill
 and other intangible
 assets.................      543        --          57 (5)      600       148 (11)          --               748
                          -------    -------      -----      -------     -----           -------          -------
Income (loss) from
 operations.............    7,636      2,149       (192)       9,593      (172)             (350)           9,071
Interest expense, net...    5,055        791        (98)(6)    5,748       450 (12)        6,609 (14)      12,807
Other (income) expense,
 net....................     (201)        15        --          (186)      --                --              (186)
                          -------    -------      -----      -------     -----           -------          -------
Income (loss) before
 income taxes and
 minority interest......    2,782      1,343        (94)       4,031      (622)           (6,959)          (3,550)
Provision for (benefit
 from) income taxes (7).    1,120        536        (38)       1,618      (200)           (2,784)          (1,366)
Income applicable to
 minority interest......       33        --         --            33       (33)              --               --
                          -------    -------      -----      -------     -----           -------          -------
Net income (loss).......  $ 1,629    $   807      $ (56)     $ 2,380     $(389)          $(4,175)         $(2,184)
                          =======    =======      =====      =======     =====           =======          =======

                         NOTES TO UNAUDITED PRO FORMA
                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996

 (1) The Company historical cost of sales reflects the write-off of $903,000 due to the purchase accounting adjustment for the increase of inventories to estimated fair market value in connection with the Hartman Acquisition. As a result of the sale of the inventories purchased in the Hartman Acquisition, the write-up of $903,000, associated with the acquired inventory was charged to cost of sales.

 (2) The Company has accounted for the Hartman Acquisition as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated relative fair values as of the closing of the Hartman Acquisition.

 (3) Adjustment reflects (i) increased depreciation expenses corresponding to a higher appraised value of certain equipment acquired in the Hartman Acquisition, of which $103,000 is attributable to the capitalization of tooling, and (ii) reclassification of building depreciation to rent expense since the Company is leasing Hartman's facility. The lease of the Hartman facility is a 10 year lease, terminable at the Company's option. The first 5 years have an average annual rent of approximately $85,000 and years 6-10 will have an annual rent of approximately $159,000. For pro forma purposes, it was assumed the lease would end in five years because management expects to relocate locally within the next five years.

 (4) Adjustment reflects reclassification of $6,000 of depreciation expense to cost of sales.

                       COMMUNICATIONS INSTRUMENTS, INC.

                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996


 (5) Adjustment reflects the amortization of $57,000 of goodwill recorded in connection with the Hartman Acquisition. Goodwill is amortized over 30 years.

 (6) Adjustment reflects elimination of $791,000 of allocated debt service offset by additional interest expense associated with approximately $13.0 million of bank debt incurred to finance the Hartman Acquisition. The interest rate assumed on the $13.0 million of senior debt is 10.25% on the term debt ($9.0 million) and 9.75% on the revolving debt ($4.0 million). An increase in these rates of 1/8% would increase interest expense by $16,000 for the year ended December 31, 1996 and a decrease of 1/8% would decrease interest expense by $16,000 for the year ended December 31, 1996. All debt incurred for the Hartman Acquisition was paid with a portion of the proceeds from the offering and the Recapitalization.

 (7) Adjustment assumes an effective tax rate of 40% for Hartman and 32.1% for Kilovac and 40% for the pro forma as adjusted data. The effective tax rate was computed based upon statutory rates adjusted for certain known permanent differences in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

 (8) Adjustments give effect to the Kilovac Purchase as adjusted to reflect the corresponding tax benefit and as if such transaction had occurred on January 1, 1996.

  The Kilovac purchase was financed through a portion of the proceeds from the Initial Offering and the Recapitalization.

      Purchase price allocation for the additional 20% of Kilovac:
        Inventory....................................................... $   47
        Fixed Assets....................................................    169
        Intangible Assets...............................................    458
        Minority Interest in Net Income of Subsidiary...................    123
        Goodwill........................................................  3,703
                                                                         ------
                                                                         $4,500
                                                                         ======

 (9) Adjustment reflects $20,000 of depreciation expense related to the assets acquired in the Kilovac Purchase.

(10) Adjustment reflects $4,000 of depreciation expense related to the assets acquired in the Kilovac Purchase.

(11) Adjustment reflects $148,000 of amortization of goodwill and other intangible assets recorded in connection with the Kilovac Purchase. Goodwill is amortized over 30 years.

(12) Adjustment reflects additional interest expense associated with the use of $4.5 million of the proceeds from the issuance of the Old Notes to effect the Kilovac Purchase at a 10% annual interest rate.

(13) Adjustment reflects the new management agreement fees of $500,000 offset by the removal of old management fees of $150,000. (See "Certain Relationships and Related Transactions--Management Agreement").

(14) Adjustment reflects elimination of $3.4 million of the interest expense associated with the Old Credit Facility offset by (i) additional interest expense associated with the issuance of the Old Notes of approximately $90.5 million (net of $4.5 million used to effect the Kilovac Purchase, see Note 12) at a 10% annual interest rate and (ii) additional interest expense associated with borrowings against the New Credit Facility of approximately $2.7 million at an assumed interest rate of 9.75%.

(15) Adjustments give effect to the Kilovac Purchase and the remaining Transactions as if such events occurred on January 1, 1996.

                        COMMUNICATIONS INSTRUMENTS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                           FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                          PRO FORMA
                                   PRO FORMA           ADJUSTMENTS FOR
                                  ADJUSTMENTS                THE
                                    FOR THE            RECAPITALIZATION
                                    KILOVAC      PRO   AND THE INITIAL    PRO FORMA
                          COMPANY PURCHASE(1)   FORMA      OFFERING     AS ADJUSTED(9)
                          ------- -----------  ------- ---------------- --------------
Net sales...............  $67,454   $   --     $67,454     $   --          $67,454
Costs of sales..........   44,704        14(2)  44,718         --           44,718
                          -------   -------    -------     -------         -------
Gross profit............   22,750       (14)    22,736         --           22,736
Selling expenses........    4,506       --       4,506         --            4,506
General and
 administrative
 expenses...............    5,750         3(3)   5,753         268(6)        6,021
Research and development
 expenses...............      878       --         878         --              878
Amortization of goodwill
 and other intangible
 assets.................      463       106(4)     569         --              569
                          -------   -------    -------     -------         -------
Income (loss) from
 operations.............   11,153      (123)    11,030        (268)         10,762
Interest expense, net...    3,859       338(5)   4,197       4,579(7)        8,776
Cancellation fees.......      800       --         800         --              800
Other (income) expense,
 net....................       49       --          49         --               49
                          -------   -------    -------     -------         -------
Income (loss) before
 income taxes, minority
 interest and
 extraordinary item.....    6,445      (461)     5,984      (4,847)          1,137
Provision for (benefit
 from) income taxes (8).    2,570      (149)     2,421      (1,939)            482
Income applicable to
 minority interest......       55       (55)       --          --              --
                          -------   -------    -------     -------         -------
Income (loss) before
 extraordinary item.....    3,820      (257)     3,563      (2,908)            655
Extraordinary item (less
 applicable income taxes
 of $266) (10)..........      398       --         398         --              398
                          -------   -------    -------     -------         -------
Net income (loss).......  $ 3,422   $  (257)   $ 3,165     $(2,908)        $   257
                          =======   =======    =======     =======         =======

                       COMMUNICATIONS INSTRUMENTS, INC.

             NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

(1) Adjustments give effect to the Kilovac Purchase as if such event occurred on January 1, 1997.

  The Kilovac purchase was financed through a portion of the proceeds from the Initial Offering and the Recapitalization.

      Purchase price allocation for the additional 20% of Kilovac:
        Inventory....................................................... $   47
        Fixed Assets....................................................    169
        Intangible Assets...............................................    458
        Minority Interest in Net Income of Subsidiary...................    123
        Goodwill........................................................  3,703
                                                                         ------
                                                                         $4,500
                                                                         ======

(2) Adjustment reflects $14,000 of depreciation expense related to the assets acquired in the Kilovac Purchase.

(3) Adjustment reflects $3,000 of depreciation expense related to the assets acquired in the Kilovac Purchase.

(4) Adjustment reflects $106,000 of amortization of goodwill and other intangible assets recorded in connection with the Kilovac Purchase. Goodwill is amortized over 30 years.

(5) Adjustment reflects additional interest expense associated with the use of $4.5 million of the proceeds from the issuance of the Old Notes to effect the Kilovac Purchase at a 10% annual interest rate.

(6) Adjustment reflects the nine months of the new management fees of $375,000 offset by the removal of old management fees of $107,000. (See "Certain Relationships and Related Transactions--Management Agreement").

(7) Adjustment reflects elimination of $2.5 million of the interest expense associated with the Old Credit Facility offset by (i) additional interest expense associated with the issuance of the Old Notes of approximately $90.5 million (net of $4.5 million used to effect the Kilovac Purchase, see Note 5) at a 10% annual interest rate and (ii) additional interest expense associated with borrowings against the New Credit Facility of approximately $2.7 million at an assumed interest rate of 9.75%.

(8) Assumes an effective tax rate of 32.3% for Kilovac and 40.0% for the pro forma as adjusted data. The effective tax rate was computed based upon statutory rates adjusted for certain known permanent differences in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

(9) Adjustments give effect to the Kilovac Purchase and the remaining Transactions as if such events occurred on January 1, 1997.

(10) Extraordinary item is the write-off of the unamortized financing fees associated with the Old Credit Facility.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The matters discussed below and elsewhere herein contain forward-looking statements regarding the future performance of the Company and future events. These matters involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. In addition to the matters discussed below, see "Risk Factors" for information relating to such risks and uncertainties. The following discussion and analysis of the results of operations, financial condition and liquidity of the Company should be read in conjunction with the consolidated financial statements of the Company and the unaudited pro forma condensed consolidated statement of operations and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

  CII is a leading designer, manufacturer, and marketer of a broad line of high performance relays and solenoids. Relays, which are switches used to control electric current in a circuit, and solenoids, which convert electric signals into mechanical motion, are critical components for a wide range of commercial, industrial and electronic products. The Company focuses on producing highly engineered relays and solenoids for customized niche applications that demand reliable performance, small size, light weight, low energy consumption, and durability. The Company's products are used in a large number of diverse end-use applications including commercial aircraft, defense electronics, telecommunication equipment, satellites, medical products, and HVAC systems. CII sells more than 750 types of relays and solenoids to more than 2,100 customers in a broad range of industries with no single customer accounting for more than 8% of the Company's 1996 net sales.

  In October 1995, the Company acquired (the "Kilovac Acquisition") an 80% interest in Kilovac for an aggregate purchase price of $14.4 million, excluding expenses, which was financed with secured bank debt, subordinated debt of Parent and the issuance by Parent of preferred stock. The Company acquired the remaining 20% interest in Kilovac, refinanced such indebtedness and redeemed such preferred stock in conjunction with the consummation of the Initial Offering and the other Transactions.

  In November 1995, the Company formed a joint venture, CII Guardian International, Ltd., in India with Guardian Controls, Ltd., an Indian company ("Guardian Controls"), Kerala State Industrial Development Corporation ("KSIDC"), and certain other investors (the "Indian Joint Venture"). The Company initially had a 28% interest in the Indian Joint Venture. As of June 30, 1997, the Company has a 30% interest in the Indian Joint Venture, Guardian has a 30% interest in the Indian Joint Venture, KSIDC has a 15% interest, and the remaining 25% interest is held by certain financial investors in India. The Indian Joint Venture started production in the third quarter of 1996.

  In July 1996, the Company acquired the assets and certain liabilities of Hartman Electrical Manufacturing, a division of Figgie International, Inc. ("Figgie"), for $12.0 million, excluding expenses (the "Hartman Acquisition"). The Company financed the Hartman Acquisition with secured bank debt, which was refinanced in conjunction with the consummation of the Initial Offering and the other Transactions.

  The Company has improved gross margins in recent years primarily due to increased production volumes at existing facilities as a result of the acquisition of product lines which have been incorporated into the Company's existing manufacturing facilities, internal growth, improved pricing, greater use of low labor cost production facilities in Mexico and China, and improved production efficiencies due to improved manufacturing processes at certain of the Company's plants.

  Due to the Company's historical growth through acquisitions, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, the Company recorded approximately $2.4 million pre-tax charge in the third quarter of 1997 for transaction related fees and expenses.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated information derived from the consolidated statements of operations expressed as a percentage of net sales. There can be no assurance that the trends in sales growth or operating results will continue in the future.

                                           YEARS ENDED       NINE MONTHS ENDED
                                          DECEMBER 31,         SEPTEMBER 30,
                                        -------------------  ------------------
                                        1994   1995   1996     1996      1997
                                        -----  -----  -----  --------  --------
Net sales.............................. 100.0% 100.0% 100.0%    100.0%    100.0%
Cost of sales..........................  77.2   71.9   70.5      71.0      66.3
                                        -----  -----  -----  --------  --------
Gross profit...........................  22.8   28.1   29.5      29.0      33.7
Selling expenses.......................   7.6    8.1    7.4       7.9       6.7
General and administrative expenses....   7.1    8.3    8.2       8.2       8.5
Research and development...............   0.3    0.8    1.5       1.6       1.3
Other expenses.........................   0.6   11.4    0.8       0.9       0.7
                                        -----  -----  -----  --------  --------
Operating income (loss)................   7.2   (0.5)  11.6      10.4      16.5

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net sales of the Company for the nine months ended September 30, 1997 increased $20.6 million, or 43.9%, to $67.5 million from $46.9 million for the corresponding period in 1996. Excluding the Hartman Acquisition, net sales of the Company for the nine months ended September 30, 1997 increased by $7.4 million, or 17.8%, to $49.2 million from $41.7 million for the corresponding period in 1996, as a result of a $6.0 million increase in sales of high performance relays and a $1.4 million increase in sales of general purpose relays. The Company attributes this increase in sales to market share gains, improved market prices, growth in end use markets, and new products.

  Gross profit of the Company for the nine months ended September 30, 1997 increased $9.2 million, or 67.4%, to $22.8 million from $13.6 million for the corresponding period in 1996. The Company's gross profit as a percentage of net sales increased to 33.7% for the nine months ended September 30, 1997 from 29.0% for the corresponding period in 1996. Excluding the Hartman Acquisition, the gross profit of the Company for the nine months ended September 30, 1997 increased $4.2 million, or 32.5% to $17.1 million from $12.9 million for the corresponding period in 1996. The increase in gross profit was due primarily to improved yields and productivity at the Company's new manufacturing facility in Asheville, North Carolina, cost reductions and improved market prices. Excluding the Hartman Acquisition, the Company's gross profit as a percentage of net sales increased to 34.7% for the nine months ended September 30, 1997 from 30.9% for the corresponding period in 1996.

  Selling expenses for the Company for the nine months ended September 30, 1997 increased $807,000, or 21.8%, to $4.5 million from $3.7 million for the corresponding period in 1996. Selling expenses for the Company as a percentage of net sales decreased to 6.7% for the first nine months ended September 30, 1997 from 7.9% for the corresponding period in 1996. Excluding the Hartman Acquisition, selling expenses for the Company for the nine months ended September 30, 1997 increased $390,000, or 10.8%, to $4.0 million from $3.6 million for the corresponding period in 1996. Such increase was due to additional commissions on higher net sales (approximately $298,000) and additional personnel (approximately $123,000). Excluding the Hartman Acquisition, selling expenses for the Company as a percentage of net sales decreased to 8.2% for the nine months ended September 30, 1997 from 8.7% for the corresponding period in 1996.

  General and administrative expenses for the Company for the nine months ended September 30, 1997 increased $1.9 million, or 49.4%, to $5.8 million from $3.9 million for the corresponding period in 1996. General and administrative expenses for the Company as a percentage of net sales increased to 8.5% for the nine months ended September 30, 1997 from 8.2% for the corresponding period in 1996. Excluding the Hartman Acquisition, general and administrative expenses for the Company for the nine months ended September 30, 1997 increased $1.4 million, or 39.3%, to $4.8 million from $3.5 million for the corresponding period in 1996. Such increase was primarily due to the addition of new management (approximately $216,000), additional compensation (approximately $296,000), and a bad debt expense (approximately $507,000). The bad debt expense relates primarily to the collectibility of accounts receivable from a single customer in relation to a dispute over product specification. Excluding the Hartman Acquisition, general and administrative expenses for the Company as a percentage of net sales increased to 9.9% for the nine months ended September 30, 1997 from 8.3% for the corresponding period in 1996.

  Research and development expenses for the Company for the nine months ended September 30, 1997 increased $106,000, or 13.7%, to $878,000 from $772,000 for the corresponding period in 1996. Research and development expenses for the Company as a percentage of net sales decreased to 1.3% for the first nine months ended September 30, 1997 from 1.6% for the corresponding period in 1996. Excluding the Hartman Acquisition, research and development expenses for the Company for the nine months ended September 30, 1997 decreased $75,000, or 9.7%, to $697,000 from $772,000 for the corresponding period in 1996. Such decrease was primarily due to higher reimbursements of research and development costs by customers. Excluding the Hartman Acquisition, research and development costs for the Company as a percentage of net sales decreased to 1.4% for the nine months ended September 30, 1997 from 1.9% for the corresponding period in 1996.

  Amortization of goodwill and other intangible assets of the Company for the nine months ended September 30, 1997 increased $64,000, or 16.0%, to $463,000 from $399,000 for the corresponding period in 1996. Such increase primarily reflects amortization of goodwill and other intangible assets related to the Hartman Acquisition.

  Interest expense for the nine months ended September 30, 1997 increased $1.5 million, or 62.5%, to $3.9 million from $2.4 million for the corresponding period in 1996. Such increase was due primarily to the additional expense of $917,000 of success fee associated with the repayment of the Old Credit Facility. This increase also reflects the effect of the additional borrowings to complete the Hartman Acquisition. In the nine months ended September 30, 1997, the average amount of Senior Debt was $31.8 million at an average rate of 10.3%, compared to an average senior debt of $26.0 million at an average rate of 10.2% for the nine months ended September 30, 1996. Interest expense includes the accrual of the success fee, amortization of loan origination fees, non-use fees and other miscellaneous interest expenses including the portion of rental expense on capitalized leases allocable to interest.

  Cancellation fees reflect $800,000 of commitment fees and other expenses incurred in connection with a credit facility set up to provide financing in event the Offering was not consummated.

  Other expense of the Company for the nine months ended September 30, 1997 was $49,000 as compared to $204,000 of other income for the corresponding period in 1996. Other income in the nine months ended September 30, 1996, was due primarily to 72% of the net gain on the sale of certain high performance relay product line assets to the Indian Joint Venture. Due to the Company's 28% ownership interest in the Indian Joint Venture at that time, 28% of the net gain has been deferred. Other expense for the nine months ended September 30, 1997 was due primarily to $81,000 of equity loss in the Indian Joint Venture offset by $32,000 of miscellaneous income.

  Income taxes were an expense of $2.6 million in the nine months ended September 30, 1997, compared to expense of $1.1 million for the same period in 1996. Income taxes as a percentage of income before taxes were 39.9% for the nine months ended September 30, 1997 and 40.5% for the nine months ended September 30, 1996. The decrease in percentage is due to higher profitability offsetting the permanent differences.

  Extraordinary item at September 30, 1997 reflects the write-off of $664,000 of unamortized deferred financing costs associated with the Old Credit Facility net of taxes of $266,000.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net sales of the Company for 1996 increased by $26.4 million, or 66.2%, to $66.3 million from $39.9 million in 1995. The increase was primarily due to
(i) the full year effect of the Kilovac Acquisition which represented $14.9 million in sales in 1996, an increase of $11.2 million from $3.7 million in sales for the period from October 12, 1995 (the date following the date of the Kilovac Acquisition) to December 31, 1995 and (ii) the Hartman Acquisition which represented $10.2 million in sales for the period from July 3, 1996 (the date following the date of the Hartman Acquisition) to December 31, 1996. Excluding the Hartman Acquisition and the Kilovac Acquisition, net sales of the Company for 1996 increased $5.0 million, or 13.9%, to $41.3 million from $36.2 million in 1995, primarily as a result of a $3.4 million increase in net sales of high performance relays and a $894,000 increase in sales of electronic products. The Company attributes this increase to market share gain, improved market prices, growth in end use markets, and new products.

  Gross profit of the Company for 1996 increased $8.3 million, or 74.1%, to $19.6 million from $11.2 million in 1995. The Company's gross profit as a percentage of net sales increased to 29.5% in 1996 from 28.1% in 1995. Such increase was due primarily to (i) the full year effect of the Kilovac Acquisition and (ii) the Hartman Acquisition. Excluding the Hartman Acquisition and the Kilovac Acquisition, the gross profit of the Company for 1996 increased $1.9 million, or 20.1%, to $11.3 million from $9.4 million in 1995. Excluding the Hartman Acquisition and the Kilovac Acquisition, the gross profit of the Company as a percentage of net sales increased to 27.4% in 1996 from 26.0% in 1995. The increase in gross profit as a percentage of net sales was primarily due to improved market prices, cost reductions, and the decrease in overhead cost per unit produced, offset by additional inventory provisions of approximately $400,000 due to a reassessment of slow moving inventory.

  Selling expenses for the Company in 1996 increased $1.7 million, or 51.8%, to $4.9 million from $3.2 million in 1995. Such increase was due primarily to
(i) the full year effect of the Kilovac Acquisition and (ii) the Hartman Acquisition. Selling expenses for the Company as a percentage of net sales decreased to 7.4% in 1996 from 8.1% in 1995. Excluding the Hartman Acquisition and the Kilovac Acquisition, selling expenses for the Company in 1996 remained substantially unchanged. Excluding the Hartman Acquisition and the Kilovac Acquisition, selling expenses for the Company as a percentage of net sales decreased to 6.7% in 1996 from 7.6% in 1995. The decrease in selling expenses as a percentage of net sales is attributable to the restructuring of commissions at one of the Company's divisions and stable fixed costs.

  General and administrative expenses for the Company in 1996 increased $2.1 million, or 64.3%, to $5.5 million from $3.3 million in 1995. Such increase was primarily due to (i) the full year effect of the Kilovac Acquisition and
(ii) the Hartman Acquisition. General and administrative expenses for the Company as a percentage of net sales decreased to 8.2% in 1996 from 8.3% in 1995. Excluding the Hartman Acquisition and the Kilovac Acquisition, general and administrative expenses for the Company in 1996 increased $392,000, or 14.0%, to $3.2 million from $2.8 million in 1995. Such increase in general and administrative expenses was primarily due to increased management compensation and the reclassification of certain management personnel mainly from manufacturing overhead due to a change in job functions. Excluding the Hartman Acquisition and the Kilovac Acquisition, general and administrative expenses for the Company as a percentage of net sales was 7.7% in 1995 and 1996.

  Research and development expenses for the Company in 1996 increased $710,000, or 235.9%, to $1.0 million from $301,000 in 1995. Such increase was primarily due to the full year effect of the Kilovac Acquisition. Research and development expenses for the Company as a percentage of net sales increased to 1.5% in 1996 from 0.8% in 1995. Excluding the Hartman Acquisition and the Kilovac Acquisition, research and development expenses for the Company in 1996 increased $89,000, or 74.2%, to $209,000 from $120,000 in 1995. Such increase was primarily due to the addition of engineering personnel. Excluding the Hartman Acquisition and the Kilovac Acquisition, research and development costs for the Company as a percentage of net sales increased to 0.5% in 1996 from 0.3% in 1995.

  Amortization of goodwill and other intangible assets of the Company in 1996 increased $292,000, or 116.3%, to $543,000 from $251,000 in 1995. Such increase primarily reflects (i) the full year effect of the Kilovac Acquisition and (ii) the Hartman Acquisition.

  During 1995, the Company recorded a special compensation charge of $1.3 million, which represents (i) the difference between the purchase price of common stock of the Parent sold to seven employees on December 1, 1995 and the estimated fair market value of such shares (based upon the appraised value at December 1, 1995) and (ii) a related special cash bonus granted by the Company to the same seven employees to pay taxes associated with such stock issuances. No such costs were incurred in 1996.

  During 1995, the Company recorded a non-recurring charge of $951,000, which represents primarily the costs incurred to date and the present value of the estimated future costs payable by the Company over the next 30 years for groundwater remediation at the Fairview facility. During 1995 the Company entered into a settlement with the prior owner of the Fairview facility which determined the liability, as between the two parties, for current and future expenses related to the remediation of the facility. See "Business-- Environmental Matters." No such costs were incurred in 1996.

  Special acquisition expenses were $2.1 million in 1995. These expenses related primarily to (i) the relocation of certain acquired assets resulting from the HiG Acquisition and the Deutsch Acquisition to a new manufacturing facility in Asheville, North Carolina and the commencement of production at such facility and (ii) the write-off of a contract with a business development consultant. No such costs were incurred in 1996.

  Interest expense for the year ended December 31, 1996 increased $2.7 million, or 118.9%, to $5.1 million from $2.3 million for the year ended December 31, 1995. This increase was caused by the expenses related to a withdrawn initial public offering ($1.6 million), the full year effect of the additional borrowings for the Kilovac Acquisition and the additional borrowings for the Hartman Acquisition. In the year ended December 31, 1996, the average amount of Senior Debt was $27.1 million at an average interest rate of 10.2%, compared to an average Senior Debt of $15.6 million at an average rate of 10.7% for the year ended December 31, 1995. Interest expense includes the accrual of the success fee, amortization of loan origination fees, non-use fees and other miscellaneous interest expenses including the portion of rental expense on capitalized leases allocable to interest.

  Other income of the Company increased to $201,000 in 1996 from $2,000 in 1995. The increase in other income resulted from recognition of 72% of the net gain on the sale of certain high performance relay product line assets to the Indian Joint Venture. Due to the Company's 28% ownership interest at that time of the Indian Joint Venture, 28% of the net gain has been deferred.

  Income taxes were an expense of $1.1 million in 1996, compared to a benefit of $812,000 in the same period in 1995. Income taxes (benefit) as a percentage of income (loss) before taxes were 40.3% in 1996 compared to 32.5% in 1995. The increase in the effective tax rate is due to having profit before tax as opposed to a loss before tax as in 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net sales of the Company for 1995 increased by $8.4 million, or 26.6%, to $39.9 million from $31.5 million in 1994. The increase was primarily due to
(i) the effect of the Kilovac Acquisition which represented $3.7 million in net sales for the period from October 12, 1995 (the date following the date of the Kilovac Acquisition) to December 31, 1995, (ii) the acquisition of certain assets from HiG Company, Inc. for approximately $1.5 million (the "HiG Acquisition") which represented $1.7 million in net sales for the period from January 28, 1995 (the date following the date of the HiG Acquisition) to December 31, 1995, and (iii) the acquisition on December 5, 1994 of certain assets from Deutsch Relays, Inc. for approximately $1.1 million (the "Deutsch Acquisition") which represented $1.6 million in net sales for 1995. Excluding the HiG Acquisition, the Deutsch Acquisition and the Kilovac Acquisition, net sales of the Company for 1995 increased $1.4 million, or 4.5%, to $32.9 million from $31.5 million in 1994, primarily as a result of an increase in sales of high performance relays. The Company attributes this increase to market share gains and growth in end use markets.

  Gross profit of the Company for 1995 increased $4.0 million, or 56.1%, to $11.2 million in 1995 from $7.2 million in 1994. The Company's gross profit as a percentage of net sales increased to 28.1% in 1995 from 22.8% in 1994. The increase in gross profit was due in part to the Kilovac Acquisition. Excluding the Kilovac Acquisition, the Company's gross profit for 1995 increased $2.2 million, or 30.8%, to $9.4 million from $7.2 million in 1994. From October 12, 1995 (the date following the date of the Kilovac Acquisition) to December 31, 1995, Kilovac had a gross profit margin of 49.6% as compared to 28.1% overall gross profit margin of the Company. Excluding the Kilovac Acquisition, the Company's gross profit as a percentage of net sales increased to 26.0% in 1995 from 22.8% in 1994. This increase was due to improved market prices and cost reductions in both materials and manufacturing expenses. Gross profit in 1995 was also favorably impacted by the devaluation of the Mexican peso in that year. The increase in gross profit was partially offset by integration costs incurred in connection with the Company's 1995 acquisitions and additional provisions for obsolete inventory due to an increased level of inventory.

  Selling expenses for the Company in 1995 increased $847,000, or 35.6%, to $3.2 million from $2.4 million in 1994. Such increase was due primarily to the Kilovac Acquisition. Selling expenses for the Company as a percentage of net sales increased to 8.1% in 1995 from 7.6% in 1994. Excluding the Kilovac Acquisition, selling expenses for the Company in 1995 increased $371,000, or 15.6%, to $2.8 million from $2.4 million in 1994. This increase in selling expenses was primarily due to an increase in commissions associated with the Company's additional sales. Excluding the Kilovac Acquisition, selling expenses for the Company as a percentage of net sales was 7.6% in 1995 and 1994.

  General and administrative expenses for the Company in 1995 increased $1.1 million, or 48.0%, to $3.3 million from $2.2 million in 1994. Such increase was primarily due to the Kilovac Acquisition. General and administrative expenses for the Company as a percentage of net sales increased to 8.3% in 1995 from 7.1% in 1994. Excluding the Kilovac Acquisition, general and administrative expenses for the Company in 1995 increased $619,000, or 27.5%, to $2.8 million from $2.2 million in 1994. Such increase in general and administrative expenses was primarily due to the start-up of production of certain of the Company's high performance relays at a new facility, the addition of new management and increased executive compensation and costs incurred in reviewing potential acquisitions. Excluding the Kilovac Acquisition, general and administrative expenses for the Company as a percentage of net sales was 7.1% in 1994 and 7.7% in 1995.

  Research and development expenses for the Company in 1995 increased $198,000, or 192.2%, to $301,000 from $103,000 in 1994. Such increase was primarily due to the Kilovac Acquisition. Research and development expenses for the Company as a percentage of net sales increased to 0.8% in 1995 from 0.3% in 1994. Excluding the Kilovac Acquisition, research and development expenses for the Company in 1995 increased $17,000, or 16.5%, to $120,000 from $103,000 in 1994. Such increase was primarily due to the addition of engineering personnel. Excluding the Kilovac Acquisition, research and development costs for the Company as a percentage of net sales was 0.3% in 1995 and 1994.

  Amortization of goodwill and other intangible assets of the Company in 1995 increased $74,000 or 41.8%, to $251,000 from $177,000 in 1994. Such increase primarily reflects the Kilovac Acquisition.

  During 1995, the Company recorded a special compensation charge of $1.3 million, which represents (i) the difference between the purchase price of common stock of the Parent sold to seven employees on December 1, 1995 and the estimated fair market value of such shares (based upon the appraised value at December 1, 1995) and (ii) a related special cash bonus granted by the Company to the same seven employees to pay taxes associated with such stock issuances. No such costs were incurred in 1994.

  During 1995, the Company recorded a non-recurring charge of $951,000, which represents primarily the costs incurred to date and the present value of the estimated future costs payable by the Company over the next 30 years for groundwater remediation at the Fairview facility. During 1995 the Company entered into a settlement with the prior owner of the Fairview facility which determined the liability, as between the two parties, for current and future expenses related to the remediation of the facility. See "Business-- Environmental Matters." No such costs were incurred in 1994.

  Special acquisition expenses were $2.1 million in 1995. These expenses related primarily to (i) the relocation of certain acquired assets resulting from the HiG Acquisition and the Deutsch Acquisition to a new manufacturing facility in Asheville, North Carolina and the commencement of production at such facility and (ii) the write-off of a contract with a business development consultant. No such costs were incurred in 1994.

  Interest expense for the year ended December 31, 1995 increased $1.0 million, or 80.5%, to $2.3 million from $1.3 million for the year ended December 31, 1994. The increase reflects additional borrowings of approximately $13.0 million for the Kilovac Acquisition and HiG Relay asset acquisition, an increase in market interest rates and an accrual for additional amounts due to the Company's bank lenders. Average Senior Debt for the year ended December 31, 1995 was $15.6 million at an average interest rate of 10.7% compared to average senior debt of $11.2 million at an average rate of 8.9% for the year ended December 31, 1994. Interest expense includes the accrual of the success fee, amortization of loan origination fees, non-use fees and other miscellaneous interest expenses including the portion of rental expense on capitalized leases allocable to interest.

  Income taxes were a benefit of $812,000 for the year ended December 31, 1995 as compared to an expense of $386,000 for the year ended December 31, 1994. Income taxes (benefit) as a percentage of income (loss) before taxes was 32.5% in 1995 compared to 38.4% in 1996. The decrease in the effective tax rate was due to having a loss before taxes as opposed to income in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operating activities was $1.3 million in 1994, $2.0 million in 1995 and $8.5 million in 1996. The increase in cash provided by operating activities from 1994 to 1995 was mainly due to the reduction in inventory (excluding the effect of acquisitions) and slower growth of accounts receivable. The increase in cash provided by operating activities from 1995 to 1996 was mainly due to improved profitability, improved collections of accounts receivable, reductions in inventory, increases in accounts payable, and the increase in accrued interest on subordinated debt. For the nine months ended September 30, 1997, cash provided by operating activities was $4.5 million, compared to $4.8 million for the same period in 1996. This decrease was due primarily to the one time expense of items related to the Recapitalization: $917,000 for the unaccrued portion of the success fee, $799,000 of commitment fees and other expenses incurred in connection with a credit facility set up to provide financing in event the Offering was not consummated, and a $695,000 payment of the accrued portion of the success fee, offset by improved profitability, improved collections of accounts receivable, and a reduction in inventory. The average days' sales outstanding for accounts receivable was approximately 53 trade days at December 31, 1996. Average days' sales outstanding at September 30, 1997 was 49. The decrease in average days' sales outstanding can be attributed to increased collection efforts.

  The Company's inventories increased from $7.9 million at year end 1994 to $10.6 million at year end 1995. This increase is attributable to inventory acquired in connection with the HiG Acquisition, the Kilovac Acquisition, and increased production volume. The increase in inventories from year end 1994 to year end 1995 was favorably offset by the implementation of more efficient manufacturing and material planning techniques. The Company's inventory increased from $10.6 million at year end 1995 to $17.1 million at year end 1996. $7.1 million of this increase was attributable to the Hartman Acquisition ($10.5 million gross, $3.3 million reserve). This increase was also offset by a $300,000 reduction of inventory associated with the sale of certain high performance relay product line assets to the Indian Joint Venture and by improved inventory planning techniques. The Company's inventories decreased from $17.0 million at September 30, 1996 to $15.6 million at September 30, 1997. This decrease was caused by a reduction in inventory due to continued efforts to improve inventory planning techniques and reduce cycle times.

  The Company's accounts payable increased from $2.3 million at year end 1994 to $2.6 million at year end 1995. This increase was primarily due to the effect of the Kilovac Acquisition and increases in purchases to support the Company's growth, and was partially offset by the Company's strategy to shorten the payment period of its accounts payable. The Company's accounts payable increased from $2.6 million at year end 1995 to $5.1 million at year end 1996. This increase was due primarily to the Hartman Acquisition and also to increases in purchases to support the Company's continued growth. The Company's accounts payable increased from $3.8 million at September 30, 1996 to $4.8 million at September 30, 1997. Increased purchases to support the Company's growth also contributed to this increase.

  The Company has historically financed its operations and acquisitions through a combination of internally generated funds and secured borrowings under its existing credit agreement. The Company financed its largest acquisition, the Kilovac Acquisition, through $9.8 million of borrowings under the Old Credit Facility and funds received from Parent as a result of the issuance by Parent of $1.7 million of subordinated debt and $2.0 million of cumulative redeemable preferred stock. The Company financed the Hartman Acquisition (approximately $13 million in borrowings) with borrowings under the Old Credit Facility.

  Capital expenditures, excluding the Hartman Acquisition, the Kilovac Acquisition and other acquisitions, were $444,000 in 1994, $1.1 million in 1995, $2.4 million in 1996, and $1.4 million for the nine months ended September 30, 1997. In 1995, capital expenditures also included $414,000 for improvements to the Asheville facility, $133,000 for the acquisition of equipment for a high performance relay product line and $112,000 of capital expenditures for Kilovac. In 1996, capital expenditures included $1.1 million for increased capacity, $318,000 for increased efficiency and $555,000 for maintenance. Acquisition spending totaled $1.1 million in 1994, $14.3 million in 1995, and $12.7 million in 1996.

  The Company applied the net proceeds of the Old Notes, together with borrowings under the Senior Credit Facility, to repay all outstanding obligations under the Old Credit Facility and to pay a dividend to Parent. In connection with the Initial Offering, the Company also paid to its existing senior lenders under the Old Credit Facility a success fee in the amount of approximately $1.6 million. In connection with the Initial Offering, the Company also entered into the Senior Credit Facility, which enables the Company to borrow up to $25.0 million, subject to certain borrowing conditions. See "Description of the Senior Credit Facility." The Senior Credit Facility is available for general corporate and working capital purposes and to finance additional acquisitions and is secured by the Company's assets.

  After consummation of the Initial Offering and the other Transactions, the Company's total debt significantly increased. Interest payments on the Notes and under the Senior Credit Facility represent significant liquidity requirements for the Company. The Notes will require semi-annual payments and interest on the loans under the Senior Credit Facility will be due at least quarterly.

  Although there can be no assurances, the Company anticipates that its cash flow generated from operations and borrowings under the Senior Credit Facility will be sufficient to fund the Company's working capital needs, planned capital expenditures, scheduled interest payments (including interest payments on the Notes and amounts outstanding under the Senior Credit Facility) and its business strategy for the next twelve months. However, the Company may require additional funds if it enters into strategic alliances, acquires significant assets or businesses or makes significant investments in furtherance of its growth strategy. The ability of the Company to satisfy its capital requirements will be dependent upon the future financial performance of the Company, which in turn will be subject to general economic conditions and to financial, business, and other factors, including factors beyond the Company's control.

  Instruments governing the Company's indebtedness, including the Senior Credit Facility and the Indenture, contain financial and other covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company. Such limitations, together with the highly leveraged nature of the Company, could limit corporate and operating activities, including the Company's ability to respond to market conditions to provide for unanticipated capital investments or to take advantage of business opportunities. See "Risk Factors--Substantial Leverage and Debt Service."

INFLATION

  The Company does not believe that inflation has had any material effect on the Company's business over the past three years.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which became effective during the Company's year ending December 31, 1996. The impact of this new standard on 1996 earnings was not significant.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock--Based Compensation," which establishes an alternative method of accounting for employee stock compensation plans based on a fair value methodology. However, the statement allows an entity to continue to use the accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not yet determined whether it will adopt the alternative method of accounting and has also not yet determined its effect.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segment Reporting of an Enterprise and Related Information," both of which will be effective during the Company's year ending December 31, 1998. The Company has not determined the effect of the adoption of SFAS No. 130 or SFAS No. 131 on its financial statements.

                                   BUSINESS

GENERAL

  CII is a leading designer, manufacturer, and marketer of a broad line of high performance relays and solenoids. Relays, which are switches used to control electric current in a circuit, and solenoids, which convert electric signals into mechanical motion, are critical components for a wide range of commercial, industrial and electronic products. The Company focuses on producing highly engineered relays and solenoids for customized niche applications that demand reliable performance, small size, light weight, low energy consumption, and durability. The Company's products are used in a large number of diverse end-use applications including commercial aircraft, defense electronics, telecommunication equipment, satellites, medical products, and HVAC systems.

  The worldwide market for relays and solenoids is estimated to be approximately $5.0 billion. The Company estimates that the high performance and other specialty niche markets that it serves represent approximately 20% of the entire worldwide market. CII sells more than 750 types of relays and solenoids to more than 2,100 customers in a broad range of industries with no single customer accounting for more than 8% of the Company's 1996 net sales. The Company's engineering and manufacturing capabilities, as well as its focused sales and customer service, have enabled it to develop long term customer relationships, in many instances as a sole source supplier, and establish strong competitive positions in its served markets. The Company believes that in 1996 at least 55% of its net sales was attributable to products for which the Company was the sole source supplier.

  CII's products are used by customers in a variety of end-use markets for a wide range of applications. In the commercial aircraft market, CII's high performance relays and solenoids are utilized in functions including the flight control, navigation, radio communication, landing gear, and power distribution systems of aircraft produced by companies such as Boeing, Airbus, Gulfstream, Lear, Cessna, and British Aerospace. In the aerospace and defense market, CII's products are utilized in applications such as satellites, radio communications equipment, military electronic systems, missile guidance systems, global positioning equipment, and defense aircraft produced by companies such as TRW, Rockwell International, Lockheed Martin, Raytheon, and Allied Signal. In the commercial and industrial market, CII's products are utilized in a wide range of applications such as medical equipment, HVAC control systems, electric vehicles, elevators, and appliances for customers such as Zoll Medical, Johnson Controls, General Motors, Westinghouse, General Electric, and Amana. In the telecommunications market, the Company's products are utilized in applications such as central office switches, station switches, facsimile machines, and modems by customers such as Lucent Technologies, Motorola, Alcatel, and Daewoo.

  CII has expanded its product line, manufacturing capabilities, and customer base through strategic acquisitions and internal growth. As a result, the Company's net sales increased from $31.5 million in 1994 to $87.0 million for the twelve months ended September 30, 1997. Over the same period, the Company's Adjusted EBITDA (as defined) increased from $4.4 million to $18.8 million and Adjusted EBITDA margins improved from 13.8% to 21.6%.

  The Company believes it is well positioned to capitalize on current trends in its principal markets. As a leading supplier of high performance relays and solenoids to the commercial aircraft industry, the Company believes it will benefit from the anticipated increase in commercial aircraft production. Additionally, the increased deployment of communication satellites, the continued retrofitting of military equipment with advanced electronic systems, and the ongoing expansion of the worldwide telecommunication infrastructure are all anticipated to have a favorable impact on the Company. In many of the Company's markets, major customers are consolidating their supply base in order to develop long term strategic business relationships with a limited number of full-service suppliers such as CII. Lastly, the increasing technological complexity, electrical content, and miniaturization of products manufactured by the Company's customers are expected to continue to result in increased demand for the Company's high performance relays and solenoids which provide advantages of small size, light weight, long life, low energy consumption, and durability.

  The Company was incorporated in North Carolina in 1980. The Company's executive offices are located at 1396 Charlotte Highway, Fairview, North Carolina, 28730 and its telephone number is (704) 628-1711.

COMPETITIVE STRENGTHS

  The Company believes that it has the following competitive strengths:

  Strong Market Position. The Company's reputation for quality and reliability has allowed it to establish a strong market position in each of its principal product lines. The Company believes it is a worldwide market leader in high voltage, signal level and power relay products, which products accounted for 78.1% of the Company's 1996 net sales. The Company also believes it holds a leading market position for products it manufactures that are designated on the U.S. Department of Defense Qualified Parts List ("QPL").

  Long Term Customer Relationships. The Company has long term relationships with its principal customers in the commercial aircraft, defense, aerospace, medical equipment and telecommunication industries. The Company has been a supplier to Boeing, Lucent Technologies, Motorola, Honeywell, Tellabs, and others for more than 15 years. The Company's long term relationships with its customers have resulted in collaborative research and development efforts that have been integral to its new product development strategy and strong market position.

  Sole Source Relationships. Due to CII's superior customer service and ability to provide full service design and manufacturing capabilities, the Company's relays and solenoids are often specified into the design of its customers' products. Once the Company's products have been specified into a customer's design, CII is often designated the sole source supplier for the life of the customer's product. In addition, CII benefits from replacement part sales resulting from ongoing product maintenance and retrofitting. The Company believes that in 1996 at least 55% of its net sales was attributable to products for which the Company was the sole source supplier and that approximately 20% of its 1996 net sales was from the sale of replacement parts.

  Focus on Niche High Performance Markets. The Company produces relays and solenoids targeted for high performance and specialty niche segments. The Company believes that these products generally provide higher margins than general purpose products, are less sensitive to pricing and less susceptible to technical obsolescence. The increasing technological complexity, electrical content and miniaturization of products manufactured by the Company's customers have resulted in, and are expected to continue to generate, increased demand for the Company's high performance relays and solenoids which provide the advantages of small size, light weight, long life, low energy consumption, and durability.

  Long Product Lives; Low Technological Obsolescence. Many of the Company's high performance relays and solenoids are utilized in products that have long production cycles and extended product lives, including commercial and military aircraft, locomotives and power generation equipment. Once incorporated into the design of such products, the Company's relays and solenoids generally are employed throughout the applicable product's life due, in part, to the time and cost associated with the redesign and recertification of alternative products. Additionally, the basic technology supporting a substantial portion of the Company's products has been applied in products for over 50 years. Although the size, weight, and functionality of relays and solenoids have and will continue to evolve, the underlying technology of relays and solenoids is established and proven.

  Commitment to Quality, Flexible Manufacturing. The Company's manufacturing processes have been designed to meet the stringent product quality and inventory management requirements of its customers, including ISO 9000 for various industrial markets, QS 9000 for the automotive market, D19000 for the aircraft market, and military standards for markets served by QPL products. The Company has established manufacturing facilities in Mexico, a joint venture in India and supply relationships in China in order to enhance its global supply capabilities and lower its production costs.

  Broad Product Line, Diverse Customer Base. The Company currently markets and assembles more than 750 types of high performance, general, and electronic relays and solenoids and believes that it has one of the largest and most diverse product portfolios of any manufacturer in its markets. The Company sells to more than 2,100 customers worldwide in a number of growing industries including commercial aircraft, defense electronics, telecommunications equipment, satellite, medical equipment, environmental controls, and electric vehicles.

STRATEGY

  The Company's business objective is to strengthen its position as a leading supplier of high performance relays and solenoids by: (i) employing its strong relationships with existing customers to develop new products and applications; (ii) developing new high performance relays and solenoids to capitalize on the trend towards increasing technological complexity, electrical content, and miniaturization in the products manufactured by the Company's customers; (iii) pursuing strategic acquisitions that complement and expand the Company's product lines, manufacturing capabilities, geographic markets, and customer base; and (iv) increasing its international sales.

  Enhance Customer Relationships. The Company has developed strong relationships with the engineering and purchasing personnel of many of its customers, allowing it to identify business opportunities and respond to customer needs in the early stages of product design. The Company believes that these relationships will continue to provide a competitive advantage in marketing its broad range of products and in developing new product concepts which complement its existing product lines.

  Expand Product Offerings, Pursue New Market Opportunities. The Company seeks to build on its strong market position in high performance relays and solenoids and capitalize on the trend toward increasing electrical content in defense and commercial aircraft, increasing technological complexity of satellites and medical equipment, and the miniaturization of many types of equipment by continuing to develop new high performance relays and solenoids which provide the advantages of small size, light weight, low energy consumption, and durability. The Company is developing new product applications in the telecommunication, satellite, medical equipment, and automotive industries.

  Pursue Strategic Acquisitions. The worldwide relay and solenoid market is highly fragmented with more than 500 participants. CII believes that the ongoing consolidation of the industry will provide attractive opportunities to acquire high quality businesses and product lines. The Company has successfully completed 13 acquisitions since its inception at purchase prices ranging from approximately $300,000 to $14.4 million and averaging approximately $2.9 million. The Company has a demonstrated track record of increasing revenues and improving profitability of its acquired operations. The Company seeks to make acquisitions that: (i) provide additional product, manufacturing and technical capabilities; (ii) broaden the Company's geographic coverage both domestically and internationally; and (iii) add new customers and enable CII to further penetrate its existing customer base. The following table sets forth the Company's strategic acquisitions to date:

 YEAR        NAME OF SELLER OR ACQUIRED COMPANY          ACQUISITION TYPE       PRODUCT TYPES
 ---- ------------------------------------------------   ---------------- --------------------------
 1983 Sun Electric Company                                Product lines   Aircraft instrumentation
 1984 Midland--Ross Corporation                           Product lines   High performance relays
 1985 Automotive Electric Division of GTE                 Product lines   Telecommunication relays
 1986 Branson Corporation                                 Company         High performance relays
 1990 Sigma Relay Division of Pacific Scientific Co.      Product lines   Custom application relays
 1990 Airpax Relay Division of North American Phillips    Product lines   High performance relays
                                                                          and solenoids
 1993 CP Clare Corporation                                Product lines   Telecommunication relays
 1993 West Coast Electrical Manufacturing Co.             Company         Solenoids
 1993 Midtex Relays, Inc.                                 Company         General purpose relays
 1994 Deutsch Relays, Inc.                                Product lines   High performance relays
 1995 HiG Relays Inc.                                     Product lines   High performance relays
 1995 Kilovac Corporation                                 Company         High voltage relays,
                                                                          vacuum and gas filled
                                                                          relays, and DC power
                                                                          relays
 1996 Hartman Electrical Manufacturing                    Product lines   High performance power
                                                                          relays and electrical
                                                                          subsystems

  Increase International Sales. Over the last few years, the Company has expanded the size and geographic scope of its international sales and marketing network and currently has sales representatives and distributors in approximately 31 countries. As a result of the Company's larger distribution network and broad product line, its international sales increased to 19% of net sales in 1996 from 15% in 1995. The Company expects its international sales to continue to increase as a percentage of net sales as its existing international relationships mature and as new relationships are established.

INDUSTRY OVERVIEW

  According to industry sources, the worldwide market for relays and solenoids is estimated to be approximately $5 billion and growing at a compound annual rate of approximately 5%. Management estimates that the high performance and other specialty niche relay segments targeted by the Company are growing more rapidly than the overall market. Additionally, market share gains by broad line suppliers such as the Company have allowed them to grow at a substantially faster rate than the industry as a whole. The worldwide relay and solenoid market is highly fragmented with more than 500 participants.

  The Company has identified two trends in the relay and solenoid industries that it believes will have a favorable impact on the Company's future growth. First, major customers in the Company's primary markets are consolidating their supplier base in an effort to develop long term strategic business relationships with a more limited number of suppliers that provide a broad range of high quality products, together with full service capabilities, including design, engineering and product management support. The Company intends to continue to pursue opportunities for growth through strategic acquisitions that enhance its product, manufacturing and service capabilities.

  A second trend is an increase in the technological complexity, electrical content, and miniaturization of the equipment manufactured by the Company's customers. As its customers develop increasingly complex products which require sophisticated component parts, the Company expects that the demand for its high performance relays and solenoids which provide the advantages of small size, light weight, long life, low energy consumption, and environmentally sealed contacts, will increase.

PRODUCTS

 Relays

  A relay is an electrically operated switch which controls electric current or signal transmissions. Electromechanical relays are a form of relay which utilize discrete switching elements which are opened or closed by electromagnetic energy and thus control circuits with physical certainty. These relays are designed to meet exacting circuit and ambient conditions and can control numerous circuits simultaneously. Certain low wattage relays are used to switch signals in test equipment, computers and telecommunications systems. Higher power relays, which switch or control high voltage or high currents, are used in the electrical distribution systems for aircraft, heart defibrillators, electric vehicles and spacecraft power grids. Due to various application requirements, relays come in thousands of shapes, sizes and with differing levels of performance reliability. Because of the fundamental switching functions performed by such products, they are critical components in a wide range of commercial and industrial electrical and electronic applications.

  High performance relays--79.0% of 1996 net sales. High performance relays are characterized by their reliable performance and durability in adverse operating environments. High performance relays provide customers with the advantages of smaller size, lighter weight, longer life, lower energy consumption, and greater reliability than general purpose relays. Many of the Company's high performance relays are hermetically sealed in metal or ceramic enclosures to protect the internal operating mechanisms from harsh environments and to improve performance and reliability. The Company manufactures more than 400 types of high performance relays in its North Carolina, Ohio and California facilities. High performance relays generally command higher selling prices than general purpose relays. The Company's high performance relays are sold to manufacturers of commercial aircraft, communication systems, medical equipment, avionics systems, automatic test equipment, aerospace and defense products.

  General purpose relays--15.4% of 1996 net sales. The Company's general purpose relays are generally targeted towards specialty niche applications with which the Company has sole source relationships. The Company's general purpose relays are used in commercial and industrial applications where performance and reliability requirements are somewhat less demanding than those for high performance relays. These relays are generally manufactured for the Company in Mexico and in China where longer production runs create operating efficiency with production lines that are either semi-automated or utilize lower-cost assembly labor. The Company's general purpose relay offering includes some of the more sophisticated product types in the general purpose category. Specific applications for the Company's general purpose relays include environmental management systems and telecommunication switches.

  Electronic relays--2.3% of 1996 net sales. Electronic relays feature very long service lives and high reliability, but such products are not appropriate for applications requiring complete electrical isolation. Switching speed of electronic relays is normally much faster than that of electromechanical relays. The Company significantly increased its electronic relay product line through the HiG Acquisition in January 1995. Electronic relays are sold to commercial, industrial, and defense equipment manufacturers.

  Solenoids--3.3% of 1996 net sales. Solenoids are similar to relays in design, but rather than control currents or transmissions, they are applied when a defined mechanical motion is required in the user's equipment or system. Like relays, solenoids can be made in many sizes and shapes to meet specific customer application requirements. The Company supplies products to the high performance and the general purpose solenoid markets. High performance solenoids are custom designed and are used in aerospace, security, power station, and automotive applications such as aerospace de-icing equipment, commercial aircraft fuel shut-off valves, locking mechanisms for landing gear, and thrust reversers for aircraft engines. General purpose solenoid types are used in vending machines, automation equipment, office equipment, and cameras.

PRODUCT DEVELOPMENT

  The Company intends to continue to develop new products with its customers to meet the application requirements of its customers and to expand the Company's technical capabilities. As of June 30, 1997, the Company employed over 50 engineers in research and development activities including the design and development of new customer applications. The Company has formed strategic partnerships with certain customers to develop new products, improve existing products, and reduce total product costs. In 1996, the Company's customers funded $1.6 million of the Company's product development expenses.

  The Company is developing several new types of high performance relays, including a high voltage relay to be used in a new model of automatic heart defibrillator, a high voltage relay for the rail transportation industry, a new energy efficient, long-life environmentally sealed relay for applications where energy consumption is critical, and a new relay designed to reduce printed circuit board space. The Company is also developing a new line of ultra-high reliability relays for aerospace and satellite equipment that are continuously utilized in adverse conditions.

  The Company is currently developing several new general purpose relays to be used in automotive, commercial, and industrial applications. These products are currently in the prototype stage and the Company expects to begin manufacturing and selling certain of these products in 1998. Additionally, the Company is currently developing several new solenoid types for use in office equipment, vending machines, security systems, home appliances, automotive door locks, electronic games, and personal computers.

CUSTOMERS

  The Company has established a diversified base of over 2,100 customers representing a wide range of industries and applications. Sales to customers outside of the United States totaled approximately 19% of net sales during 1996 (comprised of approximately 13% to Europe, 3% to Asia, and 3% to North America). No single customer accounted for 8% or more of the Company's total net sales for 1996. The chart set forth below lists the Company's primary end use markets, representative customers within such markets and certain end product applications.

    MARKET SEGMENT          REPRESENTATIVE CUSTOMERS       PRODUCT APPLICATIONS
    --------------          ------------------------       --------------------
   Commercial Aircraft    Airbus Industries,            Flight Control Systems,
                          Aerospatiale,                 Navigation Control
                          Beech Aerospace, Boeing/      Systems, Communication
                          McDonnell-Douglas, British    Systems, Radar Systems,
                          Aerospace, Cessna, Lear,      Landing Gear Control
                          Smiths Industries             Systems, Primary and
                                                        Secondary Power
                                                        Distribution
   Aerospace & Defense    Allied Signal, Bell           Satellites, Missiles,
                          Helicopter, General Dynamics, Tanks, Defense Systems,
                          Grimes Aerospace, HR Textron, Navigation Equipment,
                          ITT Aerospace, Litton         Aircraft, Global
                          Industries, Lockheed Martin,  Positioning Equipment
                          Lucas Aerospace, McDonnell-
                          Douglas, NASA, Raytheon,
                          Rocketdyne, Rockwell,
                          Sundstrand Aviation, TRW,
                          Westinghouse Electric
   Commercial &           Amana, ABB, Burdick, Dover,   Medical Instrumentation,
   Industrial             General Electric, Hercules,   Heart Defibrillators,
                          Hewlett-Packard, Honeywell,   Motor Controls, Railroad
                          Johnson Controls, Laerdal,    Equipment, Generators,
                          Landis & Gyr, Lorain, Miller  Welders, White Goods,
                          Electric, Montgomery          Appliances, Heating,
                          Elevator, Onan, Otis          Ventilation, Air
                          Elevator, Physio Control,     Conditioning Controls,
                          Rockwell, Safetran Systems,   Spas, Metering, High
                          Scotsman, Siemens, Taylor     Voltage Testers, Vending
                          Freezer & Equipment, Trane,   Machines, Overhead Doors
                          Westinghouse Electric,
                          Whitaker Controls, Woodward
                          Governor, Zoll Medical
   Communications         AG Communications Systems,    Central Office Switches,
                          Alcatel, Allied Signal,       Station Switches, RF
                          Collins, Daewoo, IBM, Lucent  Radios, Facsimile
                          Technologies, Motorola,       Communications, Line Test
                          Pulsecom, Rockwell, Tellabs,  Equipment, Wireless Phones
                          Teltrend, Wiltron
   Automatic Test         Hewlett-Packard, IBM, Picon,  Electronic Systems, Test
   Equipment              Schlumberger                  and Component Systems
   Automotive             Chrysler, General Motors,     Electric Vehicles,
                          Mercedes-Benz                 Automotive Security
                                                        Systems

SALES AND DISTRIBUTION

  The Company sells its products worldwide through a network of 72 independent sales representatives and 27 distributors in approximately 31 countries throughout North America, Europe and Asia. This sales network is supported by the Company's internal staff of 10 direct product marketing managers, 10 customer service associates, 10 application engineers and two marketing communication specialists. See Note 11 to the Consolidated Financial Statements of the Company.

  The Company believes it differentiates itself from many of its competitors by offering a high level of customer service and engineering support to its customers. This service and support is designed to assist customers in the proper application of the Company's products and thereby increase operating efficiencies for the customer. The Company believes that its service oriented approach has contributed to significant customer loyalty. The Company seeks to provide customized solutions to its customers' switching problems and to sell complementary products across its broad product line to both existing and new customers.

  The Company provides its salespeople, representatives, and distributors with product training on the application and use of all Company products. The Company's application engineers, along with its product marketing managers, develop application-related literature, answer questions on the application of the Company's products, and provide field support during installation and use. The Company believes that the services provided by its application engineers and product marketing managers are an integral factor in its sales and new customer development efforts.

  The Company produces nearly all of its own marketing materials, enabling the Company's marketing department to incorporate product improvements and respond to market changes rapidly. The Company maintains an up-to-date database of over 9,000 prospects with an active customer base of approximately 2,100.

  In 1996, approximately 77% of the Company's net sales were through commissioned sales representatives who sell both to end users and distributors. Commission rates to the Company's sales representatives vary between approximately 2% and 10% of net sales depending upon the products. The Company has maintained relationships with many of its sales representatives and distributors for over ten years. The Company believes that its longstanding relationships with its sales network contributes to the effectiveness of its marketing program.

  Sales representatives and distributors enter into agreements with the Company that allow for termination by either party upon 30 days notice. Sales representatives do not sell or market competitive products. Distributors are permitted to market and sell competitive products.

COMPETITION

  The Company competes primarily on the basis of quality, reliability, price, service, and delivery. Its primary competitors are Teledyne Relays, Genicom, Jennings, Leach, Ibex, and Eaton in the high performance relay market, the Electromechanical Products division of Siemens in the general purpose relay market, and G.W. Lisk in the solenoid market. Several of the Company's competitors have greater financial, marketing, manufacturing, and distribution resources than the Company and some have more automated manufacturing facilities. There can be no assurance that the Company will be able to compete successfully in the future against its competitors or that the Company will not experience increased price competition, which could adversely affect the Company's results of operations. The Company also faces competition for acquisition opportunities from its competitors.

  The Company believes that significant barriers to entry exist in certain high performance relay markets in the form of stringent commercial and military qualifications. Approximately 42.2% of the Company's net sales in 1996 were attributable to the Company's products which are qualified and listed on the U.S. Department of Defense QPL and Federal Aviation Administration product qualifications list. Obtaining and maintaining these qualifications is contingent upon successful completion of rigorous facility review and product testing on a regular basis and at a significant cost. Each of the Company's North Carolina manufacturing facilities are certified to Military Standard 790, a standard promulgated by the United States Department of Defense. The elimination by the military, the Federal Aviation Agency or certain commercial customers of qualification requirements would lower these barriers to entry and enable other relay manufacturers to sell products to such customers.

MANUFACTURING

  In response to customers' increasingly stringent demands, the Company has implemented manufacturing practices designed to maximize product quality and timeliness of delivery and to eliminate waste and inefficiency. The Company manufactures its products at five facilities which utilize advanced and other proprietary assembly and processing techniques. The Company has established manufacturing facilities in Mexico, entered into the Indian Joint Venture and established supply relationships in China in order to enhance its global supply capabilities and lower production costs. In order to reduce production costs, the Company maintains continued emphasis on shortening production cycle time, reducing the number of suppliers, and increasing use of outsourced standard components and sub-assemblies. The Company has continued to upgrade its manufacturing capabilities by investing in new equipment, reengineering its manufacturing processes, and acquiring companies with sophisticated manufacturing technologies.

  In November 1995, the Company formed the Indian Joint Venture with Guardian Controls, an Indian company with which the Company has had a business relationship for more than ten years. The Indian Joint Venture produces relays for the domestic Indian market and global markets and manufactures labor-intensive relay components and sub-assemblies for export to the Company's divisions in North America. The Company trained the employees of the Indian Joint Venture in its North Carolina facilities and has transferred to the Indian Joint Venture's facility the assembly equipment which was purchased by the Indian Joint Venture. All sales for the Indian Joint Venture outside of India will be channeled through the Company's existing sales representatives.

  The Company also subcontracts for certain relays and solenoids to six subcontractors located in China and Japan which represented approximately 4.2% of the Company's net sales in 1996. In addition, these subcontractors supply the Company with low cost labor-intensive assembly of certain components which assists the Company in its cost reduction efforts. The Company participated in the construction and design of the product lines of each of its subcontractors and routinely confirms that the manufacturing facilities of each subcontractor meet the Company's stringent product quality qualifications. The Company believes that production by its international subcontractors who maintain low labor costs and strong manufacturing competence enable the Company to compete effectively in the relay and solenoid marketplace.

FACILITIES

  The Company, headquartered in Fairview, North Carolina, operates the following manufacturing and distribution facilities. The Company believes that such facilities are maintained in good condition and are adequate for their present and intended needs:

                             SQUARE  OWNED/
           LOCATION          FOOTAGE LEASED             PRODUCTS MANUFACTURED
           --------          ------- ------             ---------------------
   Fairview, North
    Carolina...............  70,000  Owned High performance relays and solenoids
   Mansfield, Ohio.........  53,000  Leased High performance power relays
   Juarez, Mexico..........  45,000  Leased General purpose relays
   Carpinteria, California.  44,000  Leased High voltage and power switching relays
   Asheville, North
    Carolina...............  26,000  Owned High performance relays and electronic relays
   El Paso, Texas..........   6,000  Leased Distribution center

  The Company's manufacturing and assembly facilities contain approximately an aggregate of 244,000 square feet of floor space. The Company currently has available manufacturing space in certain of its facilities.

The Company believes this excess manufacturing capacity will allow for the integration of future product line acquisitions and/or the development of new product lines. The Company's two facilities in North Carolina and its facility in Ohio, each of which manufactures products for the military, maintain Military Standard 790 and Military Standard I 45208 certifications, respectively.

   The leases for the Company's facilities in Juarez, Mexico and Carpinteria, California expire in June 1998 and April 1999, respectively. The lease for the Company's Mansfield, Ohio facility expires in 2006, subject to an option to purchase.

PROPRIETARY RIGHTS

  The Company currently holds seven patents and one registered trademark and has four patent applications and four trademark registrations pending. None of the Company's material patents expire prior to 2007. The Company intends to continue to seek patents on its products, as appropriate. The Company does not believe that the success of its business is materially dependent on the existence, validity or duration of any patent, license or trademark.

  The Company attempts to protect its trade secrets and other proprietary rights through formal agreements with employees, customers, suppliers, and consultants. Although the Company intends to protect its intellectual property rights vigorously, there can be no assurance that these and other security arrangements will be successful. The Company has from time to time received, and may in the future receive, communications from third parties asserting patents on certain of the Company's products and technologies. Although the Company has not been a party to any material intellectual property litigation, if a third party were to make a valid claim and the Company could not obtain a license on commercially reasonable terms, the Company's operating results could be materially and adversely affected. Litigation, which could result in substantial cost to and diversion of resources of the Company, may be necessary to enforce patents or other intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or the occurrence of litigation relating to patent infringement or other intellectual property matters could have a material adverse affect on the Company's business and operating results.

EMPLOYEES

  As of September 30, 1997, the Company had approximately 1,058 employees. Of these employees, approximately 251 are salaried employees and approximately 807 are hourly workers. Of the approximately 251 salaried employees, approximately 69 perform manufacturing functions, over 50 are engineers engaged in research and development activities, including the design and development of new customer applications, 25 perform quality assurance tasks and 15 perform customer service. Approximately 133 of the Company's employees in the Mansfield Ohio facility are represented by the International Union of Electronics, Electrical, Salaried, Machine and Furniture Workers AFL, CIO and are covered by a collective bargaining agreement, which is scheduled to expire in September, 1999. The Company believes that its relations with its employees are satisfactory.

LEGAL PROCEEDINGS

  The Company is involved in legal proceedings from time to time in the ordinary course of its business. As of the date of this Prospectus the Company is not a party to any lawsuit or proceeding which, individually or in the aggregate, in the opinion of management, is reasonably likely to have a material adverse effect on the financial condition of the Company.

ENVIRONMENTAL MATTERS

  The Company is subject to various foreign, federal, state, and local environmental laws and regulations. The Company believes its operations are in material compliance with such laws and regulations. However, there can be no assurance that violations will not occur or be identified, or that environmental laws and regulations will not change in the future, in a manner that could materially and adversely affect the Company.

  Under certain circumstances, such environmental laws and regulations may also impose joint and several liability for investigation and remediation of contamination at locations owned or operated by an entity or its predecessors, or at locations at which wastes or other contamination attributable to an entity or its predecessors have come to be located. The Company can give no assurance that such liability at facilities the Company currently owns or operates, or at other locations, will not arise or be asserted against the Company or entities for which it may be responsible. Such other locations could include, for example, facilities formerly owned or operated by the Company (or an entity or business that the Company has acquired), or locations to which wastes generated by the Company (or an entity or business that the Company has acquired) have been sent. Under certain circumstances such liability at several locations (discussed below), or at locations yet to be identified, could materially and adversely affect the Company.

  The Company has been identified as a potentially responsible party ("PRP") for investigation and cleanup costs at two sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). CERCLA provides for joint and several liability for the costs of remediating a site, except under certain circumstances. However, the Company believes it will be allocated responsibility for a relatively small percentage of the cleanup costs at each of these sites, and in both instances other PRPs will also be required to contribute to such costs. Although the Company's total liability for cleanup costs at these sites cannot be predicted with certainty, the Company does not currently believe that its share of those costs will have a material adverse effect on the Company's financial position or results of operations.

  Soil and groundwater contamination has been identified at and about the Company's Fairview, North Carolina facility resulting in that site's inclusion in the North Carolina Department of Environmental, Health & Natural Resource's Inactive Hazardous Waste Sites Priority List. The Company believes that the Fairview contamination relates to the past activities of a prior owner of the Fairview property (the "Prior Owner"). On May 11, 1995, the Company entered into a settlement agreement (the "Settlement Agreement") with the Prior Owner, pursuant to which the Prior Owner agreed to provide certain funds for the investigation and remediation of the Fairview contamination in exchange for a release of certain claims by the Company. In accordance with the Settlement Agreement, the Prior Owner has placed $1.75 million in escrow to fund further investigation, the remediation of contaminated soils and the installation and start-up of a groundwater remediation system at the Fairview facility. The Company is responsible for investigation, soil remediation and start-up costs in excess of the escrowed amount, if any. The Settlement Agreement further provides that after the groundwater remediation system has been operating for three years, the Company will provide to the Prior Owner an estimate of the then present value of the cost to continue operating and maintaining the system for an additional 27 years. After receiving the estimate, the Prior Owner is to deposit with the escrow agent an additional sum equal to 90% of the estimate, up to a maximum of $1.25 million. Although the Company believes that the Prior Owner has the current ability to satisfy its obligations pursuant to the Settlement Agreement, the Company does not believe that the total investigation and remediation costs will exceed the amounts that the Prior Owner is required to provide pursuant to the Settlement Agreement. The Company has recorded a liability for the total remediation costs of approximately $3.5 million, representing the discounted amount of future remediation costs over the 30 year period of remediation. Applicable environmental laws provide for joint and several liability, except under certain circumstances. Accordingly, the Company, as the current owner of a contaminated property, could be held responsible for the entire cost of investigating and remediating the site. If the site remedial system fails to perform as anticipated, or if the funds to be provided by the Prior Owner pursuant to the Settlement Agreement together with the Company's reserve are insufficient to remediate the property, or if the Prior Owner fails to make the scheduled future contribution to the environmental escrow, the Company could be required to incur costs that could materially and adversely affect the Company. See "Risk Factors--Environmental Matters."

  In connection with the Hartman Acquisition, the Company entered into an agreement pursuant to which it leases from a wholly owned subsidiary of Figgie a manufacturing facility in Mansfield, Ohio, at which Hartman has conducted operations (the "Lease"). The Mansfield property may contain contamination at levels that will require further investigation and may require soil and/or groundwater remediation. As a lessee of the Mansfield property, the Company may become subject to liability for remediation of such contamination at and/or from such property, which liability may be joint and several except under certain circumstances. The Lease includes an indemnity from the Company to the lessor for contamination that may arise following commencement of the Lease, where caused by the Company or related parties, except under certain circumstances. The Lease also includes an indemnity from Lessor to the Company, guaranteed by Figgie, for certain environmental liabilities in connection with the Mansfield Property, subject to a dollar limitation of $12.0 million (the "Indemnification Cap"). In addition, in connection with the Hartman Acquisition, Figgie has placed $515,000 in escrow for environmental remediation costs at the Mansfield property to be credited towards the Indemnification Cap as provided in the Lease. The Company believes that, while actual remediation costs may exceed the cash amount escrowed, such costs will not exceed the Indemnification Cap. If costs exceed the escrow and the Company is unable to obtain, or is delayed in obtaining, indemnification under the Lease for any reason, the Company could be materially and adversely affected. See "Note 9 to Financial Statements of Communications Instruments, Inc. and Subsidiaries."

  The Company does not maintain environmental impairment liability insurance.

SUBSIDIARIES

  The Company has the following subsidiaries, both of which are wholly-owned by the Company: Kilovac, a California corporation; and Electro-Mech S.A., a Mexican corporation. The Company also holds 30% of the shares of CII Guardian International Ltd., an Indian corporation. Kilovac has the following subsidiaries, both of which are wholly-owned by Kilovac: Kilovac International FSC Ltd., a Jamaican corporation; and Kilovac International, a California corporation.

RECENT DEVELOPMENTS

  On December 1, 1997, the Company purchased certain assets and assumed certain liabilities of the Genicom Relay division of Genicom Corporation in Waynesboro, Virginia ("Genicom Relay") for $4.8 million in cash. Genicom Relay had revenues for the nine months ended September 30, 1997 and the year ended December 31, 1996 of approximately $12.2 million and $13.7 million, respectively. On October 31, 1997, the Company purchased 100% ownership in ibex Aerospace Inc. ("ibex") of Naples, Florida, a supplier of AC and DC contractors. ibex was a wholly-owned subsidiary of SOFIECE of Paris, France. The ibex operation will be consolidated into the Company's Hartman division in 1998. The purchase price for the acquisition was approximately $2.1 million, of which approximately $1.3 million was paid at the closing. The Company paid the remainder of the purchase price by issuing a noninterest bearing note in the amount of $850,000 to the sellers which note is payable on October 31, 1998. ibex had revenues for the nine months ended September 30, 1997 and the year ended December 31, 1996 of approximately $1.9 million and $2.6 million, respectively.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages and positions with the Company as of September 18, 1997, are set forth below:

          NAME           AGE                         POSITION OR AFFILIATION
          ----           ---                         -----------------------
Ramzi A. Dabbagh........  62 Chairman of the Board, Chief Executive Officer, President and Director
Michael A. Steinback....  43 Chief Operating Officer and Director
G. Daniel Taylor........  61 Executive Vice President of Business Development and Director
David Henning...........  50 Chief Financial Officer
Theodore H. Anderson....  40 Vice President
Daniel R. McAllister....  42 Vice President
James R. Mikesell.......  55 Vice President
Carl R. Freas...........  59 General Manager
Brian P. Simmons........  37 Director
Andrew W. Code..........  38 Director
Steven R. Brown.........  28 Director
Jon S. Vesely...........  31 Director
Donald E. Dangott.......  64 Director

  The following table sets forth certain information concerning the Guarantors' directors and officers as of September 18, 1997. Officers of the Guarantors serve at the discretion of the respective board of directors.

          NAME           AGE                         POSITION OR AFFILIATION
          ----           ---                         -----------------------
Ramzi A. Dabbagh........  62 Chairman of the Board and President of Kilovac and Kilovac International
David Henning...........  50 Chief Financial Officer of Kilovac and Kilovac International
Daniel R. McAllister....  44 Vice President and General Manager of Kilovac
Pat McPherson...........  52 Vice President Sales and Marketing of Kilovac
Robert T. Helman........  56 Vice President Quality Assurance of Kilovac
Richard Danchuk.........  31 Vice President Finance of Kilovac
Brian P. Simmons........  37 Director of Kilovac and Kilovac International

  The present principal occupations and recent employment history of each of the executive officers and directors of the Company and the Guarantors listed above are set forth below:

  Ramzi A. Dabbagh is the Chairman of the Board, Chief Executive Officer and President of the Company and Chairman of the Board of Kilovac and Kilovac International and a director of Kilovac International. He served as President of Communications Instruments from 1982 to 1995. Mr. Dabbagh served as President and Chairman of the National Association of Relay Manufacturers ("NARM") from 1991 to 1993 and has been a director of NARM since 1990.

  Michael A. Steinback became Chief Operating Officer of CII and a director of the Company in 1995. He served as the Vice President of Operations of CII from 1994 to 1995. From 1990 to 1993, Mr. Steinback was Vice President of Sales and Marketing for CP Clare Corporation. Mr. Steinback has served on the Board of Directors of NARM for two years.

  G. Daniel Taylor has been the Executive Vice President of Business Development of the Company since 1995 and a director of the Company since 1993. He served as a director of Kilovac from 1995 to 1997. He joined the Company in 1981 as Vice President of Engineering and Marketing and became Executive Vice President in 1984. He has served as the Company's representative to NARM and has acted as an advisor to the National Aeronautics and Space Administration (NASA) for relay applications and testing procedures since 1967.

  David Henning became Chief Financial Officer of the Company in 1994. He held various positions at CP Clare Corporation from 1971 to 1994 including Chief Financial Officer from 1992 to 1994. He became Chief Financial Officer of Kilovac and Kilovac International in 1997.

  Theodore H. Anderson joined the Company in 1993 as Vice President and General Manager of the Juarez, Mexico operations and was promoted to Vice President and General Manager of North Carolina operations in January 1997. Mr. Anderson was employed by CP Clare Corporation from 1990 to 1993 as Product Marketing Manager, and was previously employed by Midtex Relays Inc. as its General Manager from 1986 to 1990 at which time he joined CP Clare Corporation.

  Daniel R. McAllister has served as the Vice President of the Company and Vice President of Manufacturing and Engineering of Kilovac since the Kilovac Acquisition in 1995 and had served as Vice President of Product Development for Kilovac since 1990.

  James R. Mikesell joined the Company as Vice President and General Manager of Hartman in 1996 upon the completion of the Hartman Acquisition. Mr. Mikesell joined Hartman Electrical Manufacturing in 1994, from IMO Industries, where he had been the General Manager of their Controlex Division for the previous five years.

  Carl R. Freas has been General Manager of the Juarez, Mexico operations since January 1997 and previously served as director of manufacturing since 1993. Mr. Freas was employed by Seimens Electromechanical Division from 1984 to 1990 and held the position as Plant manager, was self employed from 1990 to 1993 as a business consultant and small business owner, at which time he joined the Company as Director of Manufacturing. He was promoted to General Manager of the Company in January, 1997.

  Pat McPherson joined Kilovac in 1987 as Vice President Sales and Marketing.

  Robert Helman has been with Kilovac since 1985 and has served as Vice President Quality Assurance since October 1995. Prior to his current position, Mr. Helman served as Vice President of Operations.

  Richard Danchuk joined Kilovac in 1992 as Controller and Secretary and became Vice President Finance in December 1993. Prior to joining Kilovac, Mr. Danchuk was a Senior Accountant with Deloitte & Touche from 1989 to 1992.

  Brian P. Simmons is a Principal of Code, Hennessy & Simmons, Inc. Since founding Code, Hennessy & Simmons, Inc. in 1988, Mr. Simmons has been actively involved in the investment origination and investment management activities of such company. Prior to founding Code, Hennessy & Simmons, Inc., Mr. Simmons was a Vice President with Citicorp's Leveraged Capital Group and before that was employed by Mellon Bank.

  Andrew W. Code is a Principal of Code, Hennessy & Simmons, Inc. Since founding Code, Hennessy & Simmons, Inc. in 1988, Mr. Code has been actively involved in the investment organization and investment management activities of such company. Prior to founding Code, Hennessy & Simmons, Inc., Mr. Code was a Vice President with Citicorp's Leveraged Capital Group and before that was employed by American National Bank.

  Steven R. Brown is a Vice President of Code, Hennessy & Simmons, Inc. Mr. Brown was employed by Heller Financial from 1991 until 1994 at which time he joined Code, Hennessey & Simmons. Mr. Brown held various positions within Heller's commercial leveraged lending and real estate departments.

  Jon S. Vesely is a Principal of Code, Hennessy & Simmons, Inc. Prior to joining Code, Hennessy & Simmons, Inc. in 1991, Mr. Vesely was employed by First Chicago Corporation in its leveraged leasing group.

  Donald E. Dangott has served as a director of the Company from 1994 to September 17, 1997, and from October 30, 1997 to present. He held various positions at Eaton Corporation until 1993, including serving as the Director of Business Development Commercial and Military Controls Operations from 1990 to 1993, and he presently serves as a business development consultant. He is the Executive Director and a member of the board of directors of the National Association of Relay Manufacturers.

EXECUTIVE COMPENSATION

  The following sets forth a summary of all compensation paid to the chief executive officer and the three other executive officers of the Company (the "Named Executive Officers") for services rendered in all capacities to the Company for the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION
                               ------------------------------
      NAME AND PRINCIPAL                         OTHER ANNUAL    ALL OTHER
      POSITION                  SALARY   BONUS   COMPENSATION COMPENSATION (1)
      ------------------       -------- -------- ------------ ----------------
      Ramzi A. Dabbagh.......  $183,390 $118,984   $43,079         $6,880
        Chairman, President
        and Chief Executive
        Officer
      Michael A. Steinback...   136,890   93,883    24,017            740
        Chief Operating
        Officer
      G. Daniel Taylor.......   117,670   83,509    14,030          4,268
        Executive Vice
        President of Business
        Development
      David Henning..........   106,968   77,733     6,000            943
        Chief Financial
        Officer

---------
(1) These amounts represent insurance premiums paid by the Company with respect to term life insurance.

  Executive compensation is determined by the compensation committee of the Company's Board of Directors (the "Compensation Committee"). The Compensation Committee is composed of Brian P. Simmons and Steven R. Brown. None of the Company's directors other than Donald E. Dangott receive compensation for services as directors. Mr. Dangott receives compensation for his services as a director in the amount of the greater of $1,000 per meeting or $1,000 per day of service.

EMPLOYMENT AGREEMENTS

  The Company is party to employment agreements with Messrs. Dabbagh and Taylor which terminate in May 1998 and provide for annual base salaries of $193,767 and $124,323, respectively. In addition, the employment agreements provide that each of these executive officers is entitled to participate in a bonus pool based upon the performance of the Company as established by the Board of Directors, and such other employee benefit plans and other benefits and incentives as the Board of Directors of the Company shall determine from time to time. Under the employment agreements, each of Messrs. Dabbagh and Taylor agrees that during the period of such agreement and for one year thereafter such executive officer will not (i) become employed by or in any other way associated with a business similar to that of the Company, (ii) solicit any business similar to that of the Company from any of its customers or clients or (iii) encourage any employees of the Company which have been employed by the Company for one year or less to enter into any employment agreement or perform any services for any other organization or enter into any other business. The agreements also provide that while employed by the Company, neither of the executive officers may have a financial or other interest in a supplier, customer, client or competitor of the Company (provided that maintaining a financial interest equal to the lesser of $100,000 in or 1% ownership of a public company is not precluded). The employment agreements may be terminated immediately by the Company for cause (as defined therein) or within three months after the death or disability of the employee as determined in good faith by the Board of Directors of the Company. The Company maintains key-man life insurance on Messrs. Dabbagh and Taylor and has agreed to pay out of the proceeds of such policy three years' salary to the estate of either officer in the event of the death of such officer.

  The Company is party to employment agreements with Messrs. Steinback and Henning which expire in April 1998 and December 1997, respectively, and are subject to automatic renewal each year unless either the Company or such employee elects to terminate such agreement. Messrs. Steinback and Henning are entitled to receive annual salaries (subject to annual review) of $155,625 and $113,015, respectively, annual auto allowances, and other standard employee benefits applicable to the Company's other executive officers, and are entitled to participate in the Company's executive bonus plan. Mr. Steinback is entitled to receive full salary and benefits for a year if he is terminated at any time during such year.

STOCK OPTION PLAN

  Parent is in the process of implementing a stock option plan which will provide for the granting of options and other stock-based awards to officers and employees of Parent and the Company representing up to 5.0% of Parent's outstanding capital stock on a fully-diluted basis.

                            PRINCIPAL STOCKHOLDERS

  Parent owns all of the Company's issued and outstanding capital stock. The following table sets forth certain information regarding beneficial ownership of the common stock of Parent after the consummation of the Recapitalization by (i) each stockholder who the Company expects will own beneficially more than 5% of the outstanding capital stock of Parent and (ii) each director, each Named Executive Officer and all directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, each stockholder listed below has informed the Company that such stockholder has sole voting and investment power with respect to the shares of common stock of the Company beneficially owned by such stockholder.

                                   SHARES OF
                                    PARENT
                                 COMMON STOCK
                                 BENEFICIALLY
                                   OWNED (1)
                                ---------------
          NAME AND ADDRESS      NUMBER  PERCENT
          ----------------      ------- -------
      Code, Hennessy & Simmons
       III, L.P. (2)..........  736,180  73.6%
      TCW/Crescent Mezzanine,
       L.L.C. (3).............   90,101   8.9
      Ramzi A. Dabbagh (4)....   48,000   4.8
      Michael A. Steinback
       (4)....................   30,480   3.0
      G. Daniel Taylor (4)....   20,000   2.0
      David Henning (4).......   10,940   1.1
      Brian P. Simmons (5)(6).  736,180  73.6
      Andrew W. Code (5)(6)...  736,180  73.6
      Jon S. Vesely (6).......      --    --
      Steven R. Brown (6).....      --    --
      Directors and executive
       officers as a group (12
       persons)...............  865,600  86.6

---------
(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days. The figures shown above do not take into account any shares of common stock of Parent issuable upon exercise of stock options to be granted at or subsequent to the date of the Recapitalization.
(2) The address of Code, Hennessy & Simmons III, L.P. is 10 South Wacker
    Drive, Suite 3175, Chicago, Illinois 60606.
(3) Includes shares of common stock held by certain affiliates of TCW/Crescent Mezzanine, L.L.C. ("TCW/Crescent LLC") listed herein, and also includes 10,101 shares of common stock that TCW will have the right to acquire upon exercise of certain warrants issued to TCW in connection with the Recapitalization. TCW/Crescent LLC is the general partner of (i) TCW/Crescent Mezzanine Partners, L.P. (the "L.P."), which holds 6.0% of the Company's outstanding common stock and (ii) TCW/Crescent Mezzanine Investment Partners, L.P. (the "Investment L.P."). The managing owner of TCW/Crescent Mezzanine Trust (the "Trust") is TCW/Crescent LLC. The general partner of TCW Shared Opportunity Fund II, L.P. ("SHOP II") is TCW Investment Management Corporation ("TIMCO"). The investment adviser of TCW Leveraged Income Trust, L.P. ("LINC") is TIMCO. The investment adviser of Crescent/Mach I Partners, L.P. ("MACH I") is TCW Asset Management Company ("TAMCO"). The entities referred to above are hereinafter collectively referred to as "TCW". TCW holds 100% of the Company's outstanding warrants to purchase 10,101 shares of common stock; the L.P. holds 67.6% of the warrants, and the Trust holds 20.6% of the warrants. Messrs. Mark Attanasio, Robert Beyer, Jean-Marc Chapus and Mark Gold are portfolio managers of one or more of the L.P., Investment L.P., Trust, SHOP II, MACH I or LINC, and with respect to such entities, exercise voting and dispositive powers on their behalf. The address of TCW is 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, California 94111.
(4) The address of each such person is c/o CII Technologies, Inc., 1396 Charlotte Highway, Fairview, North Carolina 28730.
(5) All of such shares are held of record by Code, Hennessy & Simmons III, L.P. Messrs. Simmons and Code are officers, directors and stockholders of Code, Hennessy & Simmons, Inc., the sole general partner of CHS Management III, L.P., the sole general partner of Code, Hennessy & Simmons III, L.P. Messrs. Simmons and Code disclaim beneficial ownership of such shares.
(6) The address of each such person is c/o Code, Hennessy & Simmons, Inc., 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

  In connection with the Recapitalization, the Company entered into a Management Agreement with CHS Management III, L.P. ("CHS Management"), an affiliate of Code, Hennessy & Simmons, pursuant to which CHS Management will provide financial and management consulting services to the Company and receive a monthly fee of $41,667. In addition, pursuant to the Management Agreement the Company paid to CHS Management $500,000 at the closing of the Transactions as compensation for services rendered by CHS Management to the Company in connection with the Transactions. The Management Agreement also provides that when and as the Company consummates the acquisition of other businesses, the Company will pay to CHS Management a fee equal to one percent of the acquisition price of each such business as compensation for services rendered by CHS Management to the Company in connection with the consummation of such acquisition. The term of the Management Agreement is five years, subject to automatic renewal unless either CHS Management or the Company elects to terminate; provided that the Management Agreement will terminate automatically upon the occurrence of a change of control of the Company. The Company believes that the fees to be paid to CHS Management for the professional services to be rendered are at least as favorable to the Company as those which could be negotiated with an unrelated third party. The Company also reimburses CHS Management for expenses incurred in connection with the Transactions and with its services rendered to the Company and Parent.

STOCKHOLDERS AGREEMENT

  In connection with the Recapitalization, Parent's stockholders entered into a Stockholders Agreement. This agreement provides, among other things, for the nomination of and voting for at least seven directors of Parent by Parent's stockholders. The Stockholders Agreement also provides the number of directors (subject to a minimum of seven) to be determined by Code, Hennessy & Simmons. The following individuals have been initially designated by Code, Hennessy & Simmons to serve as directors of Parent: Ramzi A. Dabbagh, Michael

A. Steinback, G. Daniel Taylor, Brian P. Simmons, Andrew W. Code, Jon S. Vesely, and Steven R. Brown. See "Management."

REGISTRATION AGREEMENT

  In connection with the Recapitalization, Parent's stockholders entered into a Registration Agreement. The Registration Agreement grants certain demand registration rights to Code, Hennessy & Simmons. An unlimited number of such demand registrations may be requested by Code, Hennessy & Simmons. In the event that Code, Hennessy & Simmons makes such a demand registration request, all other stockholders of Parent will be entitled to participate in such registration on a pro rata basis (based on shares held). Code, Hennessy & Simmons may request, pursuant to its demand registration rights, and each other stockholder may request, pursuant to his or its participation rights, that up to all of such stockholder's shares of common stock be registered by Parent. Parent is entitled to postpone such a demand registration for up to 180 days under certain circumstances. In addition, the parties to the Registration Agreement are granted certain rights to have shares included in registrations initiated by Parent or its stockholders ("piggyback registration rights"). Expenses incurred in connection with the exercise of such demand or piggyback registration rights shall, subject to limited exceptions, be borne by Parent.

TAX SHARING AGREEMENT

  The operations of the Company are included in the Federal income tax returns filed by Parent. Prior to the closing of the Initial Offering, Parent and the Company entered into a Tax Sharing Agreement ("Tax Sharing Agreement") pursuant to which the Company agreed to advance to Parent (i) so long as Parent files consolidated income tax returns that include the Company, payments for the Company's share of income taxes assuming the Company is a stand-alone entity, which in no event may exceed the group's consolidated tax liabilities for such year, and (ii) payments to or on behalf of Parent in respect of franchise or similar taxes and governmental charges incurred by it relating to the business, operations or finances of the Company.

RECAPITALIZATION

  In connection with the Recapitalization, and subject to certain adjustments, Messrs. Dabbagh, Steinback, Taylor, and Henning received approximately $3.47 million, $1.15 million, $1.74 million, and $414,000, respectively, in net cash proceeds from their sale of shares of Parent and Parent's repayment of indebtedness owing to them. Upon the satisfaction of certain conditions, Messrs. Dabbagh, Steinback, Taylor and Henning could receive from funds escrowed at the time of the consummation of the Transactions approximately $377,000, $172,000, $222,000 and $62,000, respectively, in net cash proceeds.

OLD CREDIT FACILITY

  Bank of America National Trust and Savings Association ("Bank of America") was a lender and agent under the Old Credit Facility. A portion of the net proceeds of the Offering were used to satisfy the obligations outstanding under the Old Credit Facility. As a result of such repayment, Bank of America, as agent under the Old Credit Facility for the benefit of all the existing lenders thereunder, received a success fee of $1.6 million. See "Use of Proceeds." Bank of America is a lender and the administrative agent in the Senior Credit Facility. See "Description of the Senior Credit Facility." Bank of America is an affiliate of BancAmerica Securities, Inc., one of the Initial Purchasers. In addition, an affiliate of Bank of America and BancAmerica Securities, Inc. owns a limited partnership interest in CII Associates, L.P., which, in turn, held a portion of the capital stock and certain indebtedness of Parent acquired and repaid in connection with the Recapitalization. Subject to certain adjustments, the net proceeds from the Recapitalization allocable to such affiliate based on such partnership interest equaled approximately $12.6 million.

                   DESCRIPTION OF THE SENIOR CREDIT FACILITY

  General. As part of the Transactions, the Company entered into the Senior Credit Facility with Bank of America, as a lender and as administrative agent, and BancAmerica Securities, Inc., as arranger, and certain other financial institutions (the "Banks").

  The Senior Credit Facility provides for revolving loans to the Company for up to $25.0 million (including letters of credit). Subject to certain restrictions, the Senior Credit Facility may be used to finance acquisitions, investments and capital expenditures and for ongoing working capital and general corporate purposes of the Company and its subsidiaries.

  Repayment. Outstanding loans under the Senior Credit Facility must be repaid on the sixth anniversary of the date of the closing of the Senior Credit Facility. Loans made pursuant to the Senior Credit Facility may be borrowed, repaid and reborrowed, without premium or penalty (other than LIBOR (as defined in the Senior Credit Facility) breakage costs), from time to time until the sixth anniversary of the date of the closing of the Senior Credit Facility, subject to the satisfaction of certain conditions on the date of any such borrowing. In addition, the Senior Credit Facility provides for mandatory repayments (with corresponding permanent reductions on revolving loan commitments) of any outstanding borrowings out of any proceeds received from a sale of assets (other than sales of inventory in the ordinary course of business, sales of certain obsolete assets, and certain other exceptions) and net cash proceeds of permitted debt issuances (subject to certain exceptions).

  Security; Guaranty. The obligations of the Company under the Senior Credit Facility are guaranteed by Parent and each of the Company's other now-existing and future domestic restricted subsidiaries. The obligation of the Company under the Senior Credit Facility and each of the Guarantors under its Guarantee is secured by substantially all of the assets (other than real property) of such person.

  Interest. At the Company's option, the interest rates per annum applicable to the loans under the Senior Credit Facility will be a fluctuating rate of interest measured by reference to one or a combination (at the Company's election) of the following: (i) the Base Rate (as defined in the Senior Credit Facility), plus the applicable borrowing margin, or (ii) the relevant LIBOR Rate (as defined in the Senior Credit Facility), plus the applicable borrowing margin. The applicable borrowing margin under the Senior Credit Facility is 1.25% for Base Rate-based borrowings and 2.25% for LIBOR Rate-based borrowings, subject to adjustment in each case based on the Company's Consolidated Leverage Ratio (defined in the Senior Credit Facility as the ratio of Consolidated Indebtedness (as defined in the Senior Credit Facility) to Consolidated EBITDA (as defined in the Senior Credit Facility)).

  Fees. The Company has agreed to pay certain fees in connection with the Senior Credit Facility, including: (i) letter of credit fees; (ii) agency fees; and (iii) commitment fees. Commitment fees are payable at a rate per annum of 0.5% on the undrawn amounts of the Senior Credit Facility, subject to adjustment based on the Consolidated Leverage Ratio of the Company and its subsidiaries.

  Covenants. The Senior Credit Facility requires the Company to meet certain financial tests, including a maximum leverage ratio, a minimum interest coverage ratio and a minimum Consolidated EBITDA. The Senior Credit Facility also contains covenants which, among other things, restrict the ability of the Company and its subsidiaries (subject to certain exceptions) to incur liens, transact with affiliates, incur indebtedness, declare dividends or redeem or repurchase capital stock, make loans and investments, engage in mergers, acquisitions and asset sales, acquire assets, stock, or debt securities of any person, have additional subsidiaries, amend its certificate of incorporation and bylaws, and make capital expenditures. The Senior Credit Facility also requires the Company and its restricted subsidiaries to satisfy certain customary affirmative covenants and to make certain customary indemnifications to the Banks and the administrative agent under the Senior Credit Facility.

  Events of Default. The Senior Credit Facility contains customary events of default, including payment defaults, breach of representations or warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-default to certain other indebtedness, and a change in control of Parent or the Company.

                       DESCRIPTION OF THE EXCHANGE NOTES

  The Exchange Notes offered hereby are to be issued as a separate series under an Indenture dated as of September 18, 1997 (the "Indenture") among the Company, the Guarantors and Norwest Bank, Minnesota, National Association, as trustee (the "Trustee"). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Old Notes issued in the Initial Offering and the Exchange Notes offered hereby are referred to collectively as the "Notes." The following summary of the material provisions of the Indenture includes all material terms of the Notes but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, a copy of which can be obtained from the Trustee upon request. Upon the issuance of the Exchange Notes, or the effectiveness of the Shelf Registration Statement, the Indenture will be subject to and governed by the provisions of the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference, and those terms made a part of the Indenture by the Trust Indenture Act also are incorporated herein by reference.

GENERAL

  The Notes, which mature on September 15, 2004, will be limited to $125.0 million in aggregate principal amount, $95.0 million of which will be issued on the Issue Date. The Notes will not be entitled to any sinking fund. The Notes will be redeemable at the option of the Company as described below under "--Redemption."

  The Notes will bear interest from September 18, 1997 at the rate per annum set forth on the cover page hereof payable semi-annually in arrears on March 15 and September 15 of each year commencing on March 15, 1998 until the principal thereof is paid or made available for payment to the Holders of record at the close of business on the immediately preceding March 1 or September 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The circumstances under which the interest rate may increase from the rate set forth on the cover page hereof are described under "--Registration Rights Agreement."

  Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Trustee maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

  All references herein to payments of principal, premium, if any, and interest on the Notes shall be deemed to include any applicable Additional Interest (as defined) that may become payable in respect of the Notes. See "-- Registration Rights Agreement."

SUBORDINATION

  The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt of the Company, including the Company's obligations under the

Senior Credit Facility. The Notes will rank pari passu with any future senior subordinated indebtedness of the Company and will rank senior to any future subordinated indebtedness of the Company. As of September 30, 1997, the Company had outstanding Senior Debt of approximately $1.2 million.

  The Notes will be fully and unconditionally guaranteed, on a senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally, by all direct and indirect Restricted Domestic Subsidiaries of the Company (the "Guarantors").

  In connection with the Transactions, the Company entered into the Senior Credit Facility, under which the Company may borrow up to an aggregate of $25.0 million, subject to compliance with certain covenants and financial ratios. See "Description of the Senior Credit Facility."

  Upon any payment or distribution of assets of the Company of any kind or character to creditors of the Company in a total or partial liquidation, winding up, reorganization or dissolution of the Company or in a voluntary or involuntary bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of all Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of the Notes will be entitled to receive any payment of any kind or character with respect to the Notes, and until all Obligations with respect to all Senior Debt are paid in full in cash, any payment or distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt or their Representative (except that Holders of the Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  Neither the Company nor any Person on behalf of the Company may make any payment of any kind or character upon or in respect of the Notes (except from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and, in the case of clause (ii), the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt. Payments on the Notes may and shall be resumed (x) in the case of a payment default described in clause (i) above, upon the date on which such default is cured or waived and (y) in case of a default described in clause (ii) above, the earlier of (a) the date on which all such defaults have been cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received, (c) the date such Designated Senior Debt shall have been paid in full in cash or (d) the date such Payment Blockage Period shall have been terminated by written notice to the Trustee from the Representative of the Designated Senior Debt initiating such Payment Blockage Period, after which, in the case of clauses (a), (b), (c) and (d), the Company shall resume making any and all required payments in respect of the Notes, including any payments not made to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions, unless the provisions described in clause (i) above or the provisions of the immediately preceding paragraph are then applicable. No new Payment Blockage Period may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. The Indenture will limit, subject to certain financial tests, the amount of additional Debt, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Debt and Issuance of Disqualified Stock."

GUARANTEES

  Each Guarantor fully and unconditionally guarantees in compliance with the requirements necessary to obtain relief from the reporting requirements of Sections 13 and 15(d) under the Exchange Act (except to the extent any Guarantor's obligation under the Guarantees constitutes a fraudulent conveyance or fraudulent transfer under federal or state law), on a senior subordinated basis, jointly and severally to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal, premium, if any, and interest on the Notes. The Guarantees will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor are limited to the maximum amount which after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not consulting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

  Each Guarantor may consolidate with or merge into or sell its assets to the Company, another Guarantor that is a Restricted Subsidiary of the Company or a Restricted Subsidiary that is or in connection therewith becomes a Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants--Merger, Consolidation or Sale of Assets". In the event all of the Capital Stock or assets of a Guarantor or the parent company of a Guarantor are sold and the sale complies with the provisions set forth in "Certain Covenants--Asset Sales," the Guarantor's Guarantee will be released.

OPTIONAL REDEMPTION

  The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after September 15, 2001 upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15, of the years indicated below:

             YEAR                           PERCENTAGE
             ----                           ----------
             2001..........................   105.00%
             2002..........................   102.50%
             2003 and thereafter...........   100.00%

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

  At any time prior to September 15, 2000, the Company may on any one or more occasions redeem from the net proceeds of one or more Equity Offerings up to an aggregate of 33.3% in aggregate principal amount of the Notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; provided that at least $63.4 million aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption.

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof and accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Trustee will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant (including the mailing of the notice referred to above), but in any event within 90 days following a Change of Control, the Company will either repay in full in cash all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant and the Company's failure to comply with this covenant shall constitute an Event of Default under the Indenture. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The Senior Credit Facility will restrict the ability of the Company to purchase any Notes and other senior subordinated or subordinated indebtedness of the Company, and also will provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event any such restrictions would prohibit the Company from purchasing Notes upon a Change of Control, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such restrictions. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The Change of Control provision of the Notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision is a result of negotiations between the Company and the Initial Purchasers.

  The provisions of the Indenture would not necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders of the Notes.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another person or group may be uncertain.

  The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

 Incurrence of Debt and Issuance of Disqualified Stock.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt (including Acquired Debt) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock; provided, however, that if no Default shall have occurred and be continuing at the time or as a consequence of said Debt incurred, the Company and any Restricted Subsidiary may incur Debt (including Acquired Debt) if the Consolidated Fixed Charge Coverage Ratio for the Company's and its Restricted Subsidiaries most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Debt is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Debt (collectively, "Permitted Debt"):

    (i) the incurrence by the Company or any of its Restricted Subsidiaries of Debt under Credit Facilities; provided that the aggregate principal amount of all Debt outstanding under Credit Facilities and incurred pursuant to this clause (i), after giving effect to such incurrence, does not exceed (y) the greater of (a) $25.0 million and (b) the Borrowing Base less (z) the principal amount of Debt outstanding pursuant to clause (x) below;

    (ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Debt;

    (iii) the incurrence by the Company or any of its Restricted Domestic Subsidiaries of Debt represented by the Notes or any Guarantee;

    (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace, Debt that was permitted by the Indenture to be incurred;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Debt between or among the Company and (a) any of its Wholly Owned Restricted Subsidiaries or (b) any of its other Restricted Subsidiaries if and to the extent such Debt, when incurred, constitutes an Investment permitted by the "Restricted Payments" covenant; provided, however, that (i) if the Company or any Guarantor is the obligor on such Debt, such Debt is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes or the Guarantees, as applicable, and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any Debt described in the foregoing clause (a) being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Debt to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt by the Company or such Subsidiary, as the case may be;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of this Indenture to be outstanding or for the purpose of fixing or hedging currency exchange risk with respect to any currency exchanges;

    (vii) Capitalized Lease Obligations and Purchase Money Obligations of the Company and its Subsidiaries not to exceed $2.0 million in aggregate principal amount (or accrued value, as applicable) at any time outstanding;

    (viii) Guarantees by the Company of Debt of any Restricted Subsidiaries otherwise permitted by this covenant and Guarantees by any of the Company's Restricted Subsidiaries of Debt of the Company or any Restricted Subsidiary permitted to be incurred under the covenant described under "--Guarantees by Restricted Subsidiaries";

    (ix) Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, bankers' acceptances, trade letters of credit, surety bonds and guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

    (x) Debt of Foreign Subsidiaries incurred for working capital purposes in an aggregate principal amount outstanding at any one time not to exceed the sum of 85% of the net book value of such Subsidiaries' accounts receivable determined in accordance with GAAP and 60% of the net book value of their inventory determined in accordance with GAAP and guarantees by Foreign Subsidiaries of such Debt (which Debt shall reduce the aggregate Debt permitted pursuant to clause (i) above in the manner contemplated thereby); and

    (xi) the incurrence by the Company or any of its Restricted Subsidiaries of additional Debt in an aggregate principal amount (or accrued value, as applicable) at any time outstanding, including all Permitted Refinancing Debt incurred to refund, refinance or replace any other Debt incurred pursuant to this clause (xi), not to exceed $10 million (which amount may, but need not, be incurred in whole or in part under the Senior Credit Facility).

  For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accrued value and the payment of interest in the form of additional Debt will not be deemed to be an incurrence of Debt for purposes of this covenant.

 Restricted Payments.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless, at the time of and after giving effect to such Restricted
Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Debt and Issuance of Disqualified Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by clauses (i) and (iv) of the next succeeding paragraph and excluding the Restricted Payments permitted by the other clauses therein), is less than or equal to the sum of (i) 50% of the Consolidated Net Income (or if Consolidated Net Income shall be a loss, minus 100% of such loss) earned on an accumulative basis during the period beginning October 1, 1997 and ending on the last date of the Company's fiscal quarter immediately preceding such proposed restricted payment, plus (ii) 100% of the aggregate net cash proceeds received by the Company as capital contributions after October 1, 1997 or from the issue or sale after October 1, 1997 of Equity Interests of the Company or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) $2.0 million.

  The foregoing provisions will not prohibit (i) the payment of any dividend or consummation of irrevocable redemption within 60 days after the date of declaration thereof or giving of irrevocable redemption notice, if at said date of declaration or giving of notice such payment or redemption would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any Subordinated Debt of the Company or any Restricted Subsidiary, in each case in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided, however, that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (ii) of the preceding paragraph; (iii) the redemption, repurchase, refinancing or defeasance of Subordinated Debt in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt ; (iv) the payment to the Parent of any amounts required under the Tax Sharing Agreement; (v) up to $350,000 in any period of four consecutive quarters to fund repurchases by the Parent (or its successor) of Equity Interests therein or Debt therein issued in connection with such Equity Interests held by Persons who have ceased to be bona fide officers or employees of the Company or one of its Restricted Subsidiaries, provided that any unused amount thereof may be carried forward to subsequent periods so long as the total amount of such Restricted Payments shall not exceed $2.5 million; and (vi) the payment of amounts to fund Parent's bona fide corporate overhead and similar fees and expenses relating to the ownership or operation of the Company.

 Liens.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Debt or Subordinated Debt on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

 Merger, Consolidation or Sale of Assets.

  The Indenture provides that the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless: (i) the Company is the surviving corporation or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease substantially all of the properties and assets of the Company shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (x) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (y) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption
"--Incurrence of Debt and Issuance of Disqualified Stock."

  The Indenture provides that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to any Person other than the Company or any other Guarantor unless: (i) such Guarantor is the surviving corporation or the Person (if other than a Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person that acquires by conveyance, transfer or lease substantially all of the properties and assets of such Guarantor shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity or Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of the Guarantor under the Guarantee pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and
(iv) except in the case of a merger of the Guarantor with or into the Company, immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis the Company could satisfy the provisions of clause (iv) of the first paragraph of this covenant.

 Transactions with Related Persons.

  The Company will not, nor will it permit any of its Restricted Subsidiaries to (a) sell, lease, transfer or otherwise dispose of any of its property to,
(b) purchase any property from, (c) make any Investment in, or (d) enter into or amend any contract, agreement or understanding with or for the benefit of, a Related Person of the Company or any Restricted Subsidiary (other than the Company or any such Restricted Subsidiary) in which no Related Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) owns, directly or indirectly, an equity interest (each a "Related Person Transaction"), other than Related Person Transactions that are on terms that are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction by the Company or such Restricted Subsidiary from an unrelated party; provided that the Company delivers to the Trustee (i) with respect to any Related Person Transaction involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Related Person Transaction complies with the preceding sentence and such Related Person Transaction is approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Related Person Transaction involving aggregate payments in excess of $5.0 million, an affirmative opinion as to the fairness to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view issued by a nationally recognized accounting, appraisal, investment banking or consulting firm that is, in the judgment of the Board of Directors of the Company, qualified to render such opinion. The foregoing restrictions shall not apply to (a) any transactions between Wholly Owned Restricted Subsidiaries of the Company, or between the Company and any Wholly Owned Restricted Subsidiary of the Company, if such transaction is not otherwise prohibited by the terms of the Indenture, (b) any transactions between or among the Company and any Restricted Subsidiaries involving the provision of goods or services in the ordinary course of business, (c) any payments or purchases permitted by the "Restricted Payments" covenant, (d) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law, (e) transactions undertaken pursuant to the Management Agreement, the Tax Sharing Agreement and the Registration Agreement, (f) the issue and sale by the Company to its stockholders of Equity Interests other than Disqualified Stock,
(g) the incurrence of intercompany Debt permitted pursuant to "--Incurrence of Debt and Issuance of Disqualified Stock" above, (h) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Debt thereof, (i) customary indemnification and similar arrangements with any officer, director or employee of Parent relating to the business, operations or ownership of the Company, and (j) the payment of amounts pursuant to the Management Agreement.

 Payment Restrictions Affecting Restricted Subsidiaries.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Senior Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not more restrictive taken as a whole with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the date of the Indenture (as determined by the Board of Directors of the Company in its reasonable and good faith judgment), (b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indentures to be incurred, (e) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, restricting assignment or restricting transfers of non-cash assets, (f) Purchase Money Obligations for property acquired in the ordinary course of business and other Liens permitted by the Indenture, in each case that impose restrictions of the nature described in clause (iii) above on the property so acquired (or subject to such Liens), (g) Debt permitted by clause (x) of Permitted Debt, (h) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not more restrictive taken as a whole than those contained in the agreements governing the Debt being refinanced (as determined by the Board of Directors of the Company in its reasonable and good faith judgment), (i) contracts for the sale of assets,
(j) customary provisions in agreements with respect to Permitted Joint Ventures or, (k) any pledge by the Company or a Restricted Subsidiary of the Equity Interests of an Unrestricted Subsidiary to support the Debt thereof.

 Incurrence of Senior Subordinated Indebtedness.

  The Indenture provides that (i) the Company will not, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is expressly subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes, and (ii) the Company will not, directly or indirectly, permit any Guarantor to incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is expressly subordinated or junior in right of payment to its Guarantor Senior Debt and senior in any respect in right of payment to its Guarantee.

 Guarantees by Restricted Domestic Subsidiaries.

  The Company will not permit any of its Restricted Domestic Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise to assume, guarantee or in any other manner become liable with respect to any Debt of the Company or any other Restricted Domestic Subsidiary unless, in any such case (a) such Restricted Domestic Subsidiary that is not a Guarantor executes and delivers a supplemental indenture to the Indenture, providing a Guarantee and (b) (x) if any such assumption, guarantee or other liability of such Restricted Domestic Subsidiary is provided in respect of Senior Debt or Guarantor Senior Debt, the guarantee or other instrument provided by such Restricted Domestic Subsidiary in respect of such Senior Debt or Guarantor Senior Debt may be superior to the Guarantee pursuant to subordination provisions no less favorable in any material respect to the Holders than those contained in the Indenture and (y) if such assumption, guarantee or other liability of such Restricted Domestic Subsidiary is provided in respect of Debt that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Domestic Subsidiary in respect to such subordinated Debt shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable in any material respect to the Holders than those contained in the Indenture.

  Notwithstanding the foregoing any such Guarantee by a Restricted Domestic Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, from: (i) the unconditional release of such Restricted Domestic Subsidiary from its liability in respect of the Debt in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph (including any Debt in respect of the Senior Credit Facility); or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Domestic Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Domestic Subsidiary or the parent of such Restricted Domestic Subsidiary; provided that
(a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Domestic Subsidiary that has been released by the holders of the other Debt guaranteed; or (iii) such Guarantor become an Unrestricted Subsidiary in accordance with the Indenture.

 Asset Sales.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, properties and assets to be used in the Company's business or Equity Interest in a Person which becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any guarantee thereof and liabilities constituting Senior Debt) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or other agreement that releases or indemnifies the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option, (a) to permanently repay, reduce or secure letters of credit in respect of Senior Debt and/or Guarantor Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), and/or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or Permitted Investment or the acquisition of other assets, in each case, for use in the same or a similar line of business as the Company or such Restricted Subsidiary was engaged in on the date of such Asset Sale or reasonable extensions thereof. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce indebtedness under the Senior Credit Facility (or any alternative or subsequent revolving credit agreement where borrowings thereunder constitute Senior Debt and/or Guarantor Senior Debt) or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer (an "Asset Sale Offer") to all Holders of Notes and holders of any other Pari Passu Debt outstanding with provisions requiring the Company to make an offer to purchase or redeem such indebtedness with the proceeds from any Asset Sale as follows: (A) the Company will make an offer to purchase from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Debt (subject to proration in the event such amount is less than the aggregate Asset Sale Offered Price (as defined herein) of all Notes tendered), and (B) to the extent required by such Pari Passu Debt to permanently reduce the principal amount of such Pari Passu Debt, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Debt (an "Asset Sale Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make an Asset Sale Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Debt plus the amount of any premium required to be paid to repurchase such Pari Passu Debt. The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date (the "Asset Sale Offer Date") such Asset Sale Offer is consummated (the "Asset Sale Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Asset Sale Offered Price of the Notes tendered pursuant to the Asset Sale Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Debt that is purchased in an Asset Sale Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Debt surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Asset Sale Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

  The Indenture provides that, if the Company becomes obligated to make an Asset Sale Offer pursuant to the immediately preceding paragraph, the Notes and the Pari Passu Debt shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Asset Sale Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

  The Indenture provides that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Asset Sale Offer.

 Issuance and Sale of Capital Stock of Subsidiaries.

  The Company will not, and will not permit any Restricted Subsidiary to transfer, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary) unless the Net Proceeds from such transfer, sale or other disposition are applied in accordance with "Sale of Assets."

 Conduct of Business.

  The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged as of the date of this Offering Memorandum, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Guarantors.

  The Indenture provides that so long as any Notes remain outstanding, any Restricted Domestic Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Domestic Subsidiary shall fully and unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Domestic Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Domestic Subsidiary. Thereafter, such Restricted Domestic Subsidiary shall be a Guarantor for all purposes of the Indenture.

  If all the Capital Stock of any Guarantor is sold to a Person (other than the Company or any of its Restricted Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "--Asset Sales," then such Guarantor will be released and discharged from all of its obligations under its Guarantee of the Notes and the Indenture.

 Rule 144A Information Requirement.

  The Company will furnish to the holders or beneficial holders of the Notes and prospective purchasers of Notes designated by the holders of Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as is required for an offer or sale of the Notes to qualify for an exemption under Rule 144A.

 Reports.

  Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual financial statements only, a report thereon by the Company's independent auditors and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. From and after the time the Company files a registration statement with the Commission with respect to the Notes, the Company will file such information with the Commission, provided the Commission will accept such filing.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accounts Receivable Subsidiary" means any Subsidiary of the Company that is, directly or indirectly, wholly owned by the Company (other than director qualifying shares) and organized solely for the purpose of and engaged in (i) purchasing, financing and collecting accounts receivable obligations of customers of the Company or its Subsidiaries, (ii) the sale or financing or such accounts receivable or interest therein and (iii) other activities incident thereto.

  "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person which, in each case, is not repaid at or within five days following the date of such acquisition.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "Control" (including, with correlative meanings, the terms "Controlling", "Controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

  "Asset Sale" means (i) the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders Upon Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries (to the extent such Equity Interests are held by the Company or another Restricted Subsidiary of the Company), in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $750,000 or (b) net proceeds in excess of $750,000. Notwithstanding the foregoing: (t) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (u) a disposition of goods held for sale in the ordinary course of business or obsolete, worn out or damaged property or equipment in the ordinary course of business, (v) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (w) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments", (x) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (y) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefore and other similar intellectual property and (z) sales of accounts receivable for cash at fair market value, and any sale, conveyance or transfer of accounts receivable in the ordinary course of business to an Accounts Receivable Subsidiary or to third parties that are not Affiliates of the Company or any Subsidiary of the Company will not be deemed to be Asset Sales.

  "Asset Sale Offer" shall have the definition set forth under "--Certain Covenants--Asset Sales."

  "Asset Sale Offer Date" shall have the definition set forth under "--Certain Covenants--Asset Sales."

  "Asset Sale Offered Price" shall have the definition set forth under "-- Certain Covenants--Asset Sales."

  "Asset Sale Pari Passu Offer" shall have the definition set forth under "-- Certain Covenants--Asset Sales."

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

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Borrowing Base" means, as of any date, an amount equal to the sum of (i) 60% of the aggregate book value of inventory (adjusted to include any LIFO reserves) and (ii) 85% of the aggregate book value of all accounts receivable (net of bad debt expense) of the Company and its Restricted Subsidiaries on a consolidated basis, as determined in accordance with GAAP consistently applied. To the extent that information is not available as to the amount of inventory or accounts receivable as of a specific date, the Company may use the most recent available information for purposes of calculating the Borrowing Base.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars and any other currency that is convertible into U.S. dollars without legal restrictions and which is utilized by the Company or any Restricted Subsidiary in the ordinary course of its business, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic or foreign commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better (or, solely in the case of foreign commercial banks, a substantially equivalent rating from any similarly recognized rating agency publishing ratings of such banks), (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition, and (vi) money market, mutual or similar funds registered under the Investment Company At of 1940, as amended, having assets in excess of $100.0 million and substantially all of whose investments are comprised of securities of the type described in clauses (i) through (v) above.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), or group of related persons, together with any affiliates thereof (other than Permitted Holders), (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company, (iii) the first day on which a majority of the members of the Board of Directors of the Company or the Parent (so long as the Parent beneficially owns a majority of any class of the Voting Stock of the Company) are not Continuing Directors, or
(iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) or group of related persons, together with any affiliates thereof (other than Permitted Holders) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of the Company or the Parent (measured by voting power rather than number of shares) provided that the Permitted Holders "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company or the Parent (so long as the Parent beneficially owns a majority of any class of the Voting Stock of the Company) than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company and the Parent (so long as the Parent beneficially owns a majority of any class of the Voting Stock of the Company).

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, (including, without limitation, amortization of debt issuance costs) to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income, plus (v) the Loss Provision, minus (vi) other non-recurring non-cash items increasing such Consolidated Net Income for such period (which will be added back to Consolidated Cash Flow in any subsequent period to the extent cash is received in respect of such item in such subsequent period), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, "Consolidated Cash Flow" shall be calculated without giving effect to (i) the amortization of any premiums, fees or expenses incurred in connection with any acquisition permitted under the Indenture and any related financings and (ii) the amortization or depreciation of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with any such acquisition) and 17 (including non-cash charges relating to intangibles and goodwill arising in connection with any such acquisition).

  "Consolidated Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Debt (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Debt, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (l) interest on Debt determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (2) if interest on any Indebtedness actually incurred on the Calculation Date may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect in the Calculation Date will be deemed to have been in effect during the relevant four-quarter period reference; and (3) notwithstanding the foregoing, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs (other than those debt issuance costs incurred on the Issue Date in connection with the Offering and the Senior Credit Facility) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and
(iii) any interest expense on Debt of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries (other than in the case of the Company and its Subsidiaries, Unrestricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof (other than in the case of the Company and its Subsidiaries, Unrestricted Subsidiaries), (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) all extraordinary gains and extraordinary losses and any unusual or non-recurring charges recorded or accrued in connection with the Transactions (including any such fees and expenses relating to the Transactions and the Exchange Offer) shall be excluded, and
(vi) the Consolidated Net Income of the Company and its Subsidiaries shall include (without duplication) the Net Income of any Unrestricted Subsidiary if, and only to the extent that, such Net Income has been distributed in cash to the Company or any of its Restricted Subsidiaries.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the ordinary shareholders of such Person and its consolidated Subsidiaries as of such date and (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company or the Parent (so long as the Parent beneficially owns a majority of any class of the Voting Stock of the Company) who (i) was a member of such Board of Directors on the date of the Indenture,
(ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated for election or elected to such Board of Directors by or with the approval of the Permitted Holders.

  "Credit Facilities" means, with respect to the Company or any Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptance or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Debt under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

  "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accrued value thereof, in the case of any Debt that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (i) any Debt under the Senior Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $10 million or more and that has been expressly designated by the Company in such Senior Debt instrument as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Equity Offering" means a bona fide underwritten sale to the public of Equity Interests (other than Disqualified Stock) of the Company or of the Parent (to the extent the Net Proceeds thereof are contributed to the Company as common equity) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Company or the Parent, as the case may be) that is declared effective by the Commission.

  "Existing Debt" means the principal amount of Debt of the Company and its Subsidiaries (other than Debt under the Senior Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Foreign Subsidiary" means any Subsidiary not organized or validly existing under the laws of the United States or any state thereof or the District of Columbia.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

  "Guarantor" means each of the Company's Restricted Domestic Subsidiaries that executes a supplemental indenture in which such Restricted Domestic Subsidiaries agree to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Debt or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

  "Issue Date" means the date upon which the Notes are originally issued under the Indenture.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Loss Provision" means the provision for loss recorded by the Company in the quarter ended June 30, 1997 for certain receivables.

  "Management Agreement" means the Management Agreement among the Company, the Parent and CHS Management as in effect on the date of the Indenture or as thereafter amended in a manner that is not adverse to the Holders of the Notes.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Debt of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, or against any liabilities associated with the Asset Sale, or the assets subject thereto, and retained by the Company or any Restricted Subsidiary, and (iv) amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale, or to the satisfaction of contractual obligations either existing at the date of the Indenture, or entered into after the date of the Indenture in connection with the payment of deferred purchase price of the properties or assets that were the subject of such Asset Sale.

  "Obligations" means any principal interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

  "Parent" means CII Technologies Inc. and its successors and assigns.

  "Pari Passu Debt" shall mean (i) any Debt of the Company that is pari passu in right of payment to the Notes and (ii) with respect to any Guarantee of the Notes, Debt which ranks pari passu in right of payment to such Guaranty.

  "Pari Passu Debt Amount" shall have the definition set forth under "-- Certain Covenants--Asset Sales."

  "Permitted Holders" means Code, Hennessy & Simmons, Inc., Code, Hennessy & Simmons III, L.P., and their respective Affiliates.

  "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries (or reasonable extensions or expansions thereof or businesses ancillary thereto); (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries (or reasonable extensions or expansions thereof or businesses ancillary thereto) or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Restricted Subsidiaries (or reasonable extensions or expansions thereof or businesses ancillary thereto); (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Certain

Covenants--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Investments made in exchange for accounts receivable arising in the ordinary course of business which have not been collected for 180 days and which are, in the good faith of the Company, substantially uncollectible, provided that any such Investments in excess of $500,000 shall be approved by the Board of Directors (evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee); (g) Investments constituting loans or advances to employees and officers of the Company and its Restricted Subsidiaries (i) in the ordinary course of business for bona fide business purposes or (ii) in connection with the purchase of Equity Interests of the Parent or the Company, provided that the aggregate amount of Investments outstanding under this clause (g) does not exceed $1.0 million at any one time; (h) Investments in Permitted Joint Ventures, and Investments in suppliers to the Company and its Restricted Subsidiaries, in an aggregate amount when taken together with all other Investments pursuant to this clause (h) does not exceed the greater of $3.0 million or 5% of Total Assets at any one time outstanding; (i) Guarantees by the Company of Debt otherwise permitted to be incurred by Restricted Subsidiaries of the Company, permitted by clause (x) of Permitted Debt or permitted by the covenant described under the caption "--Guarantees by Restricted Domestic Subsidiaries"; (j) Hedging Obligations entered into in the ordinary course of the Company's business and otherwise in compliance with the Indenture and; (k) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (k) that are at the time outstanding, not to exceed $2.0 million. For purposes of calculating the aggregate amount of Permitted Investments permitted to be outstanding at any one time pursuant to clauses (h) and (k) of the preceding sentence, (i) to the extent the consideration for any such Investment consists of Equity Interests (other than Disqualified Stock) of the Company, the value of the Equity Interests so issued will be ignored in determining the amount of such Investment and (ii) the aggregate amount of such Investments made by the Company and its Restricted Domestic Subsidiaries on or after the date of the Indenture will be decreased (but not below zero) by an amount equal to the lesser of (w) the cash return of capital to the Company or a Restricted Domestic Subsidiary with respect to such Investment that is sold for cash or otherwise liquidated or repaid for cash (less the cost of disposition, including applicable taxes, if any) and (x) the initial amount of such Investment.

  "Permitted Joint Venture" means any Person which is, directly or indirectly through its Subsidiaries or otherwise, engaged principally in the principal business of the Company, or a reasonably related business, and the Capital Stock of which is owned by the Company and one or more Persons other than the Company or any affiliate of the Company.

  "Permitted Junior Securities" means Equity Interests in the Company or unsecured debt securities of the Company that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to Article 10 of the Indenture and which, in any case, do not mature or become subject to a mandatory redemption obligation prior to the maturity of the Notes and do not cause the Notes to be treated in any case or proceeding or similar event under any bankruptcy or insolvency law as part of the same class of claims as the Senior Debt.

  "Permitted Refinancing Debt" means any Debt of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accrued value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accrued value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Debt is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

  "Purchase Money Obligations" of a Person means Debt of such Person incurred in connection with the purchase, construction or improvement of property, plant or equipment used in the business of such Person.

  "Related Person" means with respect to any Person (a) any Affiliate of such Person, (b) any individual or other Person who directly or indirectly is the registered or beneficial owner of 5% or more of any class of Capital Stock of such Person or warrants, rights, options or other rights to acquire more than 5% of any class of Capital Stock of such Person, (c) any relative of such individual by blood, marriage or adoption not more remote than first cousin and (d) any officer or director of such Person.

  "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Senior Debt, provided that if, and for so long as, any Senior Debt lacks such a representative, then the Representative for such Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Senior Debt.

  "Restricted Domestic Subsidiary" means a Restricted Subsidiary organized and validly existing under the laws of the United States or any state thereof or the District of Columbia.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Payment" means (i) any dividend or any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Wholly Owned Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any Equity Interests owned by the Company or any Wholly Owned Subsidiary); (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt of the Company or a Restricted Subsidiary, except a payment of interest or principal at Stated Maturity; and (iv) any Restricted Investment.

  "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

  "Senior Credit Facility" means, collectively, the Credit Agreement dated as of September 18, 1997, among the Parent, the Company, the lenders party thereto in their capacity as such, BancAmerica Securities, Inc., as arranger, and Bank of America National Trust and Savings Association, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement, whether by the same or any other agent, lender or group of lenders, whether contained in one or more agreements.

  "Senior Debt" means (i) all Debt of the Company outstanding under Credit Facilities and all Hedging Obligations with respect thereto (including, but not limited to, the principal of, premium, if any, interest (including any interest accruing subsequent to a filing of a petition of bankruptcy at the rate provided for in documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, reimbursement obligations under letters of credit issued under, and fees, expenses, indemnities and other amounts owing in respect of, the foregoing Debt); (ii) any other Debt permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Debt of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) that portion of any Debt that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subordinated Debt" means any Debt of the Company which is by its terms subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Tax Sharing Agreement" means the Tax Sharing Agreement between the Company and Parent as in effect on the date of the Indenture or as thereafter amended in a manner that is not adverse to the Company or the Holders of the Notes.

  "Total Assets" means, with respect to any date of determination, the total assets of the Company shown on the Company's consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

  "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that as of the time of determination shall be or continue to be designated an Unrestricted Subsidiary in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of its own or holds any Lien on any property of the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenants and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness pursuant to which the Lender has recourse to any of the assets of the Company or any its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described under the caption "--Incurrence of Debt and Issuance of Disqualified Stock" and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board

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

Resolution giving effect to such designations and an officers' certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.

  "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person that is a Wholly Owned Subsidiary of such Person.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture), (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture), (iii) failure by the Company for 30 days after notice from either the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes to comply with the provisions described under the captions "--Repurchase at the Option of Holders Upon Change of Control", "--Certain Covenants--Asset Sales", "--Certain Covenants--Restricted Payments", "--Certain Covenants--Incurrence of Debt and Issuance of Disqualified Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets"; (iv) failure by the Company for 60 days after notice from either the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes to comply with any of its other agreements in the Indenture or the Notes; (v) any Guarantees of a Significant Restricted Domestic Subsidiary cease to be in full force and effect or any of the Guarantors that is a Significant Restricted Domestic Subsidiary denies its liability under its Guarantee (other than by reason of a release of a Guarantee in accordance with the terms of the Indenture); (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Debt or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt at the final stated maturity thereof (giving effect to any extensions thereof) (a "Payment Default") or (b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Significant Restricted Subsidiaries to pay final judgments aggregating in excess of $3.0 million (to the extent not covered by third party insurance as to which the insurance company has acknowledged coverage), which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Restricted Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may, after five business days prior written notice to the Representative under the Senior Credit Facilities (but only if such Event of Default is then continuing), declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to September 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to September 15, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

  All references herein to payments of principal, premium, if any, and interest on the Notes shall be deemed to include any applicable Additional Interest that may become payable in respect of the Notes.

MODIFICATION OF THE INDENTURE

  Except as provided in the two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders Upon Change of Control"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders Upon Change of Control," which redemption payment may be waived by the holders of at least a majority of the Notes), (viii) modify or change any provision of the Indenture or the related definitions, affecting the subordination or ranking of the Notes or any Guarantee in any manner that adversely affects the Holders, (ix) release any Significant Restricted Domestic

Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture or (x) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

PAYMENTS FOR CONSENT

  Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement, which solicitation documents must be mailed to all Holders of the Notes a reasonable length of time prior to the expiration of the solicitation.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations and the obligation of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

GOVERNING LAW

  The Indenture, the Notes and the Registration Rights Agreement are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

REGISTRATION RIGHTS AGREEMENT

  The Company, the Subsidiary Guarantors and the Initial Purchasers entered into a registration rights agreement on September 18, 1997 (the "Registration Rights Agreement") pursuant to which each of the Company and the Subsidiary Guarantors agreed, for the benefit of the Holders, that it will, at its cost
(i) within 45 days after the Issue Date, file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer and (ii) within 135 days after the Issue Date (or later under certain circumstances), cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. Upon the Exchange Offer Registration Statement being declared effective, the Company and the Subsidiary Guarantors will offer the Exchange Notes (and the related guarantees) in exchange for surrender of the Notes (and the related guarantees). The Company and the Subsidiary Guarantors will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each Note surrendered pursuant to the Exchange Offer, the Holder who surrendered such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor or, if no interest has been paid on such Note, from the Issue Date. Under existing Commission interpretations, the Exchange Notes (and the related guarantees) would be freely transferable by holders other than affiliates of the Company and the Subsidiary Guarantors after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company or the Subsidiary Guarantors, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealer may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company and the Subsidiary Guarantors are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

  Each Holder who wishes to exchange its Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an affiliate of the Company or the Subsidiary Guarantors.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the applicable Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company and the Subsidiary Guarantors to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days after the Issue Date, or, under certain circumstances, if the Initial Purchasers shall so request by written notice to the Company (a "Shelf Notice"), the Company and the Subsidiary Guarantors, jointly and severally, will, at their cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement"), (b) cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep effective the Shelf Registration Statement until two years after its effective date. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each Holder copies of the prospectus which is a part of such Shelf Registration Statement, notify each such Holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells its Old Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations).

  Although the Company and the Subsidiary Guarantors intend to file the registration statements described above, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. If (i) the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 45 days following the Issue Date,
(ii) an Exchange Offer Registration Statement or Shelf Registration Statement is filed within 45 days following the Issue Date and is not declared effective on or prior to the later of (A) 135 days following the Issue Date or (B) the date 30 days following the Company's receipt of a Shelf Notice, or (iii) (A) the Company and the Subsidiary Guarantors have not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date (each such event referred to in clauses (i) through (iii), a "Registration Default"), then commencing on the first day following the occurrence of a Registration Default, additional interest ("Additional Interest") shall be accrued on the Notes over and above the accrued interest at a rate of 0.50% per annum; provided however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered (in the case of (iii)(A) above), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective (in the case of (iii)(B) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of (iii)(C) above), such Registration Default shall be deemed cured and Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

  Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

  If the Company and the Subsidiary Guarantors effect the Exchange Offer, they will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that they have accepted all Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to the Trustee.

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

                      BOOK-ENTRY PROCEDURES AND TRANSFER

GENERAL

  Except as set forth in the next paragraph, the Notes will be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, the Depository and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Note Holder").

  Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants" ) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only thorough the Depository's Participants or the Depository's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Note, the Depository will credit the accounts of Participants designated by the applicable Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see the restrictions set forth on the cover page and on the inside front cover of this Offering Memorandum.

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Notes.

  Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

 Certificated Securities.

  Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described on the cover page and on the inside front cover page herein. In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depository for all purposes.

 Next Day Settlement and Payment.

  The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest, if any, by wire transfer of immediately available next day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

  It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus, which will be the fourth business day following the date hereof. Under Rule 15c6-1 adopted by the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date hereof or the next succeeding business day should consult their own advisors.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were originally sold by the Company on September 18, 1997 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreement on the date of the Initial Offering (the "Issue Date").

  Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $95,000,000 aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on
January   , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the general corporation law of the State of North Carolina or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
February   , 1998, unless the Company, in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on March 15, 1998. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

  Interest on the Exchange Notes is payable semi-annually on each March 15 and September 15, commencing on March 15, 1998.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. For a holder to validly tender Old Notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must be received by the Exchange Agent at the address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

  By executing the Letter of Transmittal (or transmitting an Agent's Message in lieu thereof), each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a "Medallion Signature Guarantor"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by a Medallion Signature Guarantor.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee (or, in the case of book-entry transfer, an Agent's Message in lieu thereof) and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message) or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer (including delivery of an Agent's Message), prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (i) an Agent's Message with respect to guaranteed delivery that is accepted by the Company, or (ii) a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal or facsimile thereof (or, in the case of book-entry transfer, an Agent's Message), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

  Norwest Bank Minnesota, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                 NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

   By Registered or Certified Mail:              Overnight Courier:
   Norwest Bank Minnesota, National       Norwest Bank Minnesota, National
              Association                            Association
             P.O. Box 1517                         Norwest Center
   Minneapolis, Minnesota 55480-1517          6th and Marquette Avenue
                                          Minneapolis, Minnesota 55479-0113

               By Hand:                        Facsimile Transmission:
   Norwest Bank Minnesota, National        (for Eligible Institutions Only)
              Association                          (612) 667-4927
      NorthStar East, 12th Floor        Confirm by telephone: (612) 667-9764
  608 Second Avenue South, North Star
                 East
   Minneapolis, Minnesota 55479-0113


  DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, less the original issue discount (net of amortization) as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

  With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

  The Company believes that the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In
addition, until February   , 1997 (90 days after the commencement of the
Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon on behalf of the Company by Kirkland & Ellis, Chicago, Illinois, legal advisors to the Company.

                                    EXPERTS

  The consolidated balance sheets of the Company at December 31, 1995 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994, 1995 and 1996 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in this Registration Statement and included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated statements of income and cash flows of Kilovac for the year ended December 31, 1994 and for the period from January 1, 1995 through October 11, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein included herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The statements of operations and cash flows of the Hartman Division for the years ended December 31, 1994 and 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the Commission (unless the Commission will not accept such a filing) as specified in the Commission's rules and regulations: (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE(S)
                                                                        -------
COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES
  Independent Auditors' Report.........................................   F-2
  Consolidated Balance Sheets at December 31, 1995 and 1996 and
   Unaudited
   September 30, 1997..................................................   F-3
  Consolidated Statements of Operations for the Years Ended December
   31, 1994, 1995 and 1996 and the Unaudited Nine Months Ended
   September 30, 1996 and 1997.........................................   F-4
  Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 1994, 1995 and 1996 and the Unaudited Nine Months Ended
   September 30, 1997..................................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended December
   31, 1994, 1995 and 1996 and the Unaudited Nine Months Ended
   September 30, 1996 and 1997.........................................   F-6
  Notes to Consolidated Financial Statements...........................   F-7
KILOVAC CORPORATION AND SUBSIDIARIES:
  Independent Auditors' Report.........................................  F-17
  Consolidated Statements of Income for the Year Ended December 31,
   1994 and for the Period From January 1, 1995 to October 11, 1995....  F-18
  Consolidated Statements of Cash Flows for the Year Ended December 31,
   1994 and for the Period From January 1, 1995 to October 11, 1995....  F-19
  Notes to Consolidated Financial Statements...........................  F-20
HARTMAN ELECTRICAL MANUFACTURING DIVISION OF
 FIGGIE INTERNATIONAL INC.:
  Independent Auditors' Report.........................................  F-22
  Statements of Operations for the Years Ended December 31, 1994 and
   1995 and the Unaudited Six Months Ended June 30, 1995 and 1996......  F-23
  Statements of Cash Flows for the Years Ended December 31, 1994 and
   1995 and the Unaudited Six Months Ended June 30, 1995 and 1996......  F-24
  Notes to Financial Statements........................................  F-25

                         INDEPENDENT AUDITORS' REPORT

Communications Instruments, Inc. and Subsidiaries:

  We have audited the accompanying consolidated balance sheets of Communications Instruments, Inc. (a wholly owned subsidiary of CII Technologies Inc., formerly Communications Instruments Holdings, Inc.) (the "Company"), as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Greenville, South Carolina
February 14, 1997

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                 DECEMBER 31,
                                                ----------------  SEPTEMBER 30,
                ASSETS (NOTE 5)                  1995     1996        1997
                ---------------                 -------  -------  -------------
                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash......................................... $   193  $   116     $   453
  Accounts receivable (less allowance for
   doubtful accounts:
   1995--$420; 1996--$466; 1997--$939) (Note
   1)..........................................   7,610    9,245      11,600
  Inventories (Notes 1 and 2)..................  10,642   17,141      15,573
  Deferred income taxes (Note 7)...............   1,454    1,761       1,760
  Other current assets.........................   1,803      600         752
                                                -------  -------     -------
    Total current assets.......................  21,702   28,863      30,138
                                                -------  -------     -------
PROPERTY, PLANT AND EQUIPMENT, net (Notes 1, 3
 and 6)........................................  13,225   15,796      14,958
                                                -------  -------     -------
OTHER ASSETS:
  Cash restricted for environmental remediation
   (Note 9)....................................   1,755      685         501
  Environmental settlement receivable (Note 9).   1,050    1,104       1,145
  Goodwill (net of accumulated amortization:
   1995--$130; 1996--$448; 1997--$529) (Note
   1)..........................................   7,726   11,074      14,483
  Intangible assets, net (Notes 1 and 4).......   3,061    2,972       7,170
  Investment (Note 1)..........................     --       166          85
  Other noncurrent assets......................      12       65         --
                                                -------  -------     -------
    Total other assets.........................  13,604   16,066      23,384
                                                -------  -------     -------
    Total assets............................... $48,531  $60,725     $68,480
                                                =======  =======     =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
CURRENT LIABILITIES:
  Accounts payable............................. $ 2,579  $ 5,059     $ 4,769
  Accrued interest (Note 5)....................     128      269         345
  Other accrued expenses.......................   3,231    6,869       6,293
  Current portion of long-term debt (Note 5)...   3,721    4,523         --
  Current payable due to minority stockholders
   of subsidiary (Note 1)......................   1,453      --          --
                                                -------  -------     -------
    Total current liabilities..................  11,112   16,720      11,407
                                                -------  -------     -------
LONG-TERM DEBT (Note 5)........................  19,731   26,099      96,200
                                                -------  -------     -------
ACCRUED ENVIRONMENTAL REMEDIATION COSTS (Note
 9)............................................   3,491    2,511       2,398
                                                -------  -------     -------
DEFERRED INCOME TAXES AND OTHER LIABILITIES
 (Notes 7 and 8)...............................   3,004    2,883       1,726
                                                -------  -------     -------
DUE TO MINORITY STOCKHOLDERS OF SUBSIDIARY
 (Note 1)......................................     865      694         694
                                                -------  -------     -------
MINORITY INTEREST IN SUBSIDIARY................      35       68         --
                                                -------  -------     -------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 8)
STOCKHOLDERS' EQUITY (Notes 5 and 10):
  Common stock, $.01 par value; 1,000 shares
   authorized; 1,000 shares issued and
   outstanding.................................     --       --          --
  Additional paid-in capital...................  12,317   12,317      12,317
  Accumulated deficit..........................  (1,744)    (115)    (56,224)
  Accounts receivable--due from parent.........    (244)    (414)        --
  Currency translation loss, net...............     (36)     (38)        (38)
                                                -------  -------     -------
    Total stockholders' equity.................  10,293   11,750     (43,945)
                                                -------  -------     -------
    Total liabilities and stockholders' equity. $48,531  $60,725     $60,126
                                                =======  =======     =======

                See notes to consolidated financial statements.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                 NINE MONTHS
                                                                    ENDED
                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                    -------------------------  ----------------
                                     1994     1995     1996     1996     1997
                                    -------  -------  -------  -------  -------
                                                                 (UNAUDITED)
NET SALES (Note 11)...............  $31,523  $39,918  $66,336  $46,878  $67,454
COST OF SALES.....................   24,330   28,687   46,779   33,285   44,704
                                    -------  -------  -------  -------  -------
GROSS MARGIN......................    7,193   11,231   19,557   13,593   22,750
                                    -------  -------  -------  -------  -------
OPERATING EXPENSES:
  Selling expenses................    2,382    3,229    4,903    3,699    4,506
  General and administrative
   expenses (Note 12).............    2,248    3,326    5,464    3,850    5,750
  Research and development
   expenses.......................      103      301    1,011      772      878
  Amortization of goodwill and
   other intangible assets........      177      251      543      399      463
  Special compensation charge
   (Note 10)......................      --     1,300      --       --       --
  Environmental costs (Note 9)....      --       951      --       --       --
  Acquisition related expenses
   (Note 1).......................      --     2,064      --       --       --
                                    -------  -------  -------  -------  -------
    Total operating expenses......    4,910   11,422   11,921    8,720   11,597
                                    -------  -------  -------  -------  -------
OPERATING INCOME (LOSS)...........    2,283     (191)   7,636    4,873   11,153
OTHER INCOME, NET.................      --         2      201      204      (49)
INTEREST EXPENSE AND OTHER
 FINANCING COSTS (Note 5).........   (1,279)  (2,309)  (5,055)  (2,444)  (4,659)
                                    -------  -------  -------  -------  -------
INCOME (LOSS) BEFORE INCOME TAXES
 MINORITY INTEREST AND
 EXTRAORDINARY ITEM...............    1,004   (2,498)   2,782    2,633    6,445
INCOME TAX EXPENSE (BENEFIT) (Note
 7)...............................      386     (812)   1,120    1,067    2,570
                                    -------  -------  -------  -------  -------
INCOME (LOSS) BEFORE MINORITY
 INTEREST AND EXTRAORDINARY ITEM..      618   (1,686)   1,662    1,566    3,875
INCOME APPLICABLE TO MINORITY
 INTEREST IN SUBSIDIARY...........      --        35       33       73       55
                                    -------  -------  -------  -------  -------
NET INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM...............      618   (1,721)   1,629    1,493    3,820
EXTRAORDINARY ITEM (NET OF TAXES
 OF $266).........................      --       --       --       --       398
                                    -------  -------  -------  -------  -------
NET INCOME (LOSS).................  $   618  $(1,721) $ 1,629  $ 1,493  $ 3,422
                                    =======  =======  =======  =======  =======

                See notes to consolidated financial statements.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                CURRENCY
                          COMMON STOCK  ADDITIONAL             TRANSLATION    ACCOUNTS
                          -------------  PAID-IN   ACCUMULATED ADJUSTMENT,   RECEIVABLE
                          SHARES AMOUNT  CAPITAL     DEFICIT       NET     DUE FROM PARENT
                          ------ ------ ---------- ----------- ----------- ---------------
BALANCES AT DECEMBER 31,
 1993...................  1,000          $ 7,867    $   (641)                   $ (72)
  Contribution..........    --    --          30         --        --             --
  Currency translation
   loss, net............    --    --         --          --       $(11)           --
  Advances to parent....    --    --         --          --        --            (124)
  Net income............    --    --         --          618       --             --
                          -----   ---    -------    --------      ----          -----
BALANCES AT DECEMBER 31,
 1994...................  1,000   --       7,897         (23)      (11)          (196)
  Currency translation
   loss, net............    --    --         --          --        (25)           --
  Special compensation
   charge (Note 10).....    --    --         720         --        --             --
  Contribution from
   parent
   (Note 1).............    --    --       3,700         --        --             --
  Advances to parent....    --    --         --          --        --             (48)
  Net loss..............    --    --         --       (1,721)      --             --
                          -----   ---    -------    --------      ----          -----
BALANCES AT DECEMBER 31,
 1995...................  1,000   --      12,317      (1,744)      (36)          (244)
  Currency translation
   loss, net............    --    --         --          --         (2)           --
  (Advances to) Receipts
   from parent, net.....    --    --         --          --        --            (170)
  Net income............    --    --         --        1,629       --             --
                          -----   ---    -------    --------      ----          -----
BALANCES AT DECEMBER 31,
 1996...................  1,000   --      12,317        (115)      (38)          (414)
Unaudited:
  Currency translation
   loss, net............    --    --         --          --        --             --
  (Advances to) Receipts
   from parent, net.....    --    --         --          --        --             414
  Dividend to Parent....    --    --         --      (59,531)      --             --
  Net income............    --    --         --        3,422       --             --
                          -----   ---    -------    --------      ----          -----
BALANCES AT SEPTEMBER
 30, 1997 (UNAUDITED)...  1,000   --     $12,317    $(56,224)     $(38)         $ --
                          =====   ===    =======    ========      ====          =====

                See notes to consolidated financial statements.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                       YEAR ENDED            NINE MONTHS ENDED
                                      DECEMBER 31,             SEPTEMBER 30,
                                ---------------------------  ------------------
                                 1994      1995      1996      1996      1997
                                -------  --------  --------  --------  --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss)............  $   618  $ (1,721) $  1,629  $  1,493  $  3,422
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization................    2,158     2,442     3,551     2,543     3,130
 Write-off financing fees.....      --        --        --        --        664
 Deferred taxes...............     (603)   (1,376)     (500)     (458)     (583)
 Stock compensation charge....       --       720        --        --        --
 Equity (loss) in CIIG
  investment..................       --        --        --        --        81
 Minority interest............       --        35        33        73        55
 Gain on sale of assets.......       --        --      (386)     (386)       --
 Other........................       --        --         1        --        --
 Changes in operating assets
  and liabilities net of
  effects of acquisitions:
  Decrease (increase) in
   accounts receivable........   (1,575)   (1,033)    1,175      (468)   (2,355)
  Decrease (increase) in
   inventories................     (274)      748       607       642     1,615
  Decrease (increase) in
   other current assets.......       (3)     (121)      432        87      (152)
  Increase (decrease) in
   accounts payable...........      603      (486)    1,462       218      (290)
  Increase in accrued
   expenses...................      363     1,341       554       791     1,024
  (Decrease) increase in
   other assets and
   liabilities................       46     1,411       (60)      269    (2,128)
                                -------  --------  --------  --------  --------
   Net cash provided by
    operating activities......    1,333     1,960     8,498     4,804     4,477
                                -------  --------  --------  --------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Acquisition of businesses and
  product lines, net of cash
  acquired....................   (1,100)  (14,345)  (12,678)  (12,678)   (4,500)
 Investment in joint venture..       --        --      (167)     (139)       --
 Proceeds from sale of assets.       --        --       746       746        --
 Purchases of property, plant
  and equipment...............     (444)   (1,139)   (2,449)   (1,457)   (1,413)
                                -------  --------  --------  --------  --------
   Net cash used in investing
    activities................   (1,544)  (15,484)  (14,548)  (13,528)   (5,913)
                                -------  --------  --------  --------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of
  bonds payable...............       --        --        --        --    95,000
 Net borrowings under line of
  credit arrangement..........     (552)      114        --        --     1,200
 Borrowings under long-term
  debt agreements.............    2,281    15,245    11,266        --        --
 Principal payments under
  long-term debt agreements...   (1,300)   (4,789)   (3,375)   10,496   (30,599)
 Dividend to parent...........      --        --        --        --    (59,531)
 Payment of loan fees.........      (50)     (577)     (346)     (346)   (4,688)
 (Advances to) Receipts from
  Parent......................     (123)      (48)     (104)      (84)      414
 Payments of amounts owed to
  minority stockholders of
  subsidiary..................       --        --      (745)     (747)       --
 Contributions from Parent....       --     3,700        --        --        --
 Payments of short term debt..       --        --       (81)      (81)       --
 Payments of capital leases...       --        --      (640)     (603)      (23)
 Other........................       --        --        (2)       --        --
                                -------  --------  --------  --------  --------
   Net cash provided by
    financing activities......      256    13,645     5,973     8,635     1,773
                                -------  --------  --------  --------  --------
NET INCREASE (DECREASE) IN
 CASH.........................       45       121       (77)      (89)      337
CASH, BEGINNING OF PERIOD.....       27        72       193       193       116
                                -------  --------  --------  --------  --------
CASH, END OF PERIOD...........  $    72  $    193  $    116  $    104  $    453
                                =======  ========  ========  ========  ========
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING ACTIVITIES:
 During the year ended
 December 31, 1995, the
 Company entered into a
 capital lease arrangement for
 a building totaling $640. See
 Notes 5 and 7 for interest
 and taxes paid, respectively.
 Assets acquired and
 liabilities assumed in
 acquisitions (see Note 1).

                See notes to consolidated financial statements.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Description--Communications Instruments, Inc. and Subsidiaries (the "Company") is engaged in the design, manufacture and distribution of electromechanical and electronic products, which include solid state relays and solenoids for the commercial/industrial equipment, commercial airframe, defense/aerospace, communications, automotive and medical industries. Manufacturing is primarily performed in North Carolina, California, Ohio and Juarez, Mexico. The Company is a wholly owned subsidiary of Communications Instruments Holdings, Inc., which changed its name on March 13, 1996 to CII Technologies Inc. (the "Parent").

  Acquisitions--On January 27, 1995, the Company acquired certain assets from Hi-G Company, Inc. for $1,485 in cash. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired based on their fair values at the date of acquisition. As the purchase price was equal to the fair value of the inventory at the date of acquisition the entire purchase price was allocated to the inventory and no value was assigned to the machinery and equipment acquired.

  On October 11, 1995, the Company purchased an 80% ownership interest in Kilovac Corporation and subsidiaries ("Kilovac") for an aggregate purchase price of $15,681 including acquisition costs of approximately $1,300. Kilovac designs and manufactures high voltage electromechanical relays. The transaction was accounted for as a purchase. To the extent of the 80% change in ownership, the purchase price was allocated to the assets and liabilities of Kilovac based on their fair values, with the remaining 20% minority interest valued at its historical cost. Fair values were determined generally by appraisals with the excess allocated to goodwill.

  The following summarizes the purchase price allocation as of the acquisition date:

      Current assets................................................... $ 5,563
      Property and equipment...........................................   1,802
      Intangibles and other assets.....................................  10,165
      Liabilities assumed..............................................  (1,849)
                                                                        -------
          Total purchase price......................................... $15,681
                                                                        =======

  The transaction was financed through additional borrowings of approximately $9,700 on the term and revolver loans and a contribution by the Parent of $3,700. Additionally, an estimated $2,300 ($865 and $694, net of tax at December 31, 1995 and 1996, respectively) is payable to the sellers upon the future realization of potential tax benefits associated with a net operating loss carryforward.

  The Company is obligated to purchase the remaining 20% interest in Kilovac at the option of the selling shareholders on either December 31, 2000 or December 31, 2005, or upon the occurrence of certain events, if earlier, at an amount determined in accordance with the terms of the purchase agreement. Certain events that may accelerate the acquisition of the remaining 20% interest in Kilovac include an initial public offering or the sale of the Company.

  On July 2, 1996, the Company purchased certain assets and assumed certain liabilities of the Hartman Electrical Division ("Hartman") of Figgie International, Inc. for an aggregate purchase price of $13,024 including acquisition costs of approximately $1,000. Hartman is a manufacturer and marketer of high current electromechanical relays for critical applications in the military and commercial aerospace markets. The transaction was accounted for as a purchase. The purchase price was allocated to the assets and liabilities of Hartman based on their fair values. Fair values were determined generally by appraisals with the excess cost allocated to goodwill.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

  The following summarizes the purchase price allocation as of the acquisition date:

      Current assets................................................... $10,229
      Property and equipment...........................................   3,172
      Intangibles and other assets.....................................   3,799
      Liabilities assumed..............................................  (4,176)
                                                                        -------
          Total purchase price......................................... $13,024
                                                                        =======

  The transaction was financed through additional borrowings of approximately $13,000 on the term and revolver loans.

  The following unaudited pro forma financial information shows the results of operations of the Company as though the acquisitions of Kilovac and Hartman occurred as of January 1, 1995. These results include, but are not limited to, the straight-line amortization of the excess of purchase price over the net assets acquired over a thirty-year period and an increase in interest expense as a result of the debt issued to finance the acquisitions.

                                                                1995     1996
                                                               -------  -------
Revenues ..................................................... $68,408  $77,161
Income from continuing operations.............................   4,000    9,594
Net Income (Loss).............................................    (336)   2,381

  The unaudited pro forma financial information presented above does not purport to be indicative of either (i) the results of operations had the acquisition taken place on January 1, 1995 or (ii) future results of operations of the combined businesses.

  Principles of Consolidation--The accompanying consolidated financial statements include the Company and the Company's wholly owned subsidiary, Electro-Mech S.A. and 80% owned subsidiary, Kilovac. All intercompany transactions have been eliminated in consolidation.

  Investment--In November 1995, the Company formed a joint venture in India with Guardian Controls Ltd., an Indian Company, a bank and certain financial investors. The Company has a 31% interest in the joint venture which was formed for the purpose of manufacturing relays, relay components, and sub-assemblies in India for the domestic Indian market and global markets. The Company accounts for the joint venture using the equity method. The joint venture started production during the fourth quarter of 1996.

  Revenue Recognition--Except as stated below, sales and the related cost of sales are recognized upon shipment of products sold.

  Certain sales of Kilovac, which constitute an immaterial component of total consolidated sales, represent revenues received under long-term fixed price development contracts. Revenues under these contracts are recognized based on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Costs in excess of contract revenues on cost sharing development contracts are expensed in the period incurred as costs of sales. Provision for estimated losses on fixed price contracts is made in the period such losses are determined by management.

  Certain sales of Hartman represent revenues received under long-term commercial and governmental contracts. Revenues under these contracts are recognized in accordance with the percentage of completion method of accounting measured by the number of units produced to the number of units required by the contract. Revisions of estimated profits on contracts are included in earnings by the reallocation method, which spreads

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

the change in estimate over future deliveries. Provision for estimated losses on long-term contracts is made in the period such losses are determined by management.

  Estimated warranty costs for the Company are provided based on known claims and historical claims experience.

  Acquisition Related Expenses--In conjunction with the acquisition of certain product lines and businesses, the Company has incurred direct costs of integration of the acquisitions into the existing business, such as moving, training and product qualification costs. Such costs are expensed in the period incurred.

  Interest Expense and Other Financing Costs--Interest expense and other financing costs include interest expense and costs associated with an initial public offering withdrawn by the Company during 1996. Interest expense and other financing costs for the years ended December 31, 1994, 1995 and 1996 are as follows:

                                                             1994   1995   1996
                                                            ------ ------ ------
      Interest expense..................................... $1,279 $2,309 $3,427
      Other financing costs................................    --     --   1,628
                                                            ------ ------ ------
          Total............................................ $1,279 $2,309 $5,055
                                                            ====== ====== ======

  Allowance for Doubtful Accounts--Allowance for doubtful accounts is provided based on management's assessment of collectibility of the Company's accounts receivable and historical experience. The changes in the allowance for doubtful accounts receivable consist of the following at December 31:

                                                              1994  1995  1996
                                                              ----  ----  -----
      Allowance, beginning of year........................... $317  $301  $ 420
      Provision for uncollectible accounts...................   64   127     93
      Write-off of uncollectible accounts, net...............  (80)  (48)  (147)
      Effect of acquisitions and other.......................  --     40    100
                                                              ----  ----  -----
          Allowance, end of year............................. $301  $420  $ 466
                                                              ====  ====  =====

  Inventories--Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to twenty years.

  Goodwill--Goodwill represents the excess of cost over net assets acquired and is being amortized by the straight-line method over the estimated period benefited, thirty years. The Company regularly evaluates the recoverability of goodwill using estimates of undiscounted future cash flows and operating earnings of the businesses acquired.

  Intangible Assets--Intangible assets, primarily patents, covenants not to compete and debt issuance costs, are amortized on a straight-line basis over the patent life, term of the related agreement or on the effective interest method over the life of the loan.

  Income Taxes--The Company files a consolidated federal income tax return with the Parent. Current and deferred income tax expenses are allocated to the Company from the Parent as if the Company filed a separate return.

  Reclassifications--Certain 1994 and 1995 amounts have been reclassified to conform with the 1996 presentation.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)


  Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments--The carrying amount of accounts receivable, long-term debt, notes payable and other current and long-term liabilities approximates their respective fair values.

  Unaudited Interim Financial Data--The interim financial data relating to the nine months ended September 30, 1996 and 1997 are unaudited; however, in the opinion of Company's management, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year or any other interim period.

2. INVENTORIES

  Inventories consist of the following at December 31:

                                                                  SEPTEMBER 30,
                                                 1995     1996        1997
                                                -------  -------  -------------
                                                                   (UNAUDITED)
      Finished goods........................... $ 2,495  $ 2,266     $ 2,505
      Work-in-process..........................   4,201    8,357       7,294
      Raw materials............................   4,730   11,388      10,470
      Reserve for obsolete & slow-moving
       inventory...............................    (784)  (4,870)     (4,696)
                                                -------  -------     -------
          Total................................ $10,642  $17,141     $15,573
                                                =======  =======     =======

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at December 31:

                                                                1995     1996
                                                               -------  -------
      Land.................................................... $   289  $   289
      Buildings...............................................   2,652    3,083
      Machinery and equipment.................................  15,145   19,298
      Construction in progress................................     198      714
                                                               -------  -------
          Total...............................................  18,284   23,384
      Less accumulated depreciation...........................  (5,059)  (7,588)
                                                               -------  -------
          Total............................................... $13,225  $15,796
                                                               =======  =======

4. INTANGIBLE ASSETS

  Intangible assets consist of the following at December 31:

                                                                 1995    1996
                                                                ------  -------
      Debt issuance costs...................................... $1,079  $ 1,426
      Covenants not to compete.................................    580      580
      Patents..................................................  1,636    1,675
      Trademarks...............................................    360      360
      Other....................................................      3        3
                                                                ------  -------
                                                                 3,658    4,044
      Less accumulated amortization............................   (597)  (1,072)
                                                                ------  -------
          Total................................................ $3,061  $ 2,972
                                                                ======  =======

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)


5. LONG-TERM DEBT

  The Company has a borrowing arrangement with a bank which provides for a maximum credit facility of $39,000 (including $2,000 for stand-by letters of credit), limited by outstanding indebtedness under the $24,000 term loan agreement or availability under the borrowing base, as defined in the loan agreement. Amounts advanced under the revolving loan bear interest at the prime rate plus 1.5% (10.0% at December 31, 1995 and 9.75% at December 31,
1996) and are due on July 2, 2001. No amounts are outstanding against the letter of credit portion of the credit arrangement at December 31, 1996.

  All of the Company's assets are pledged to secure the revolving credit and term loan bank indebtedness.

  Long-term debt consists of the following at December 31:

                                                               1995     1996
                                                              -------  -------
Term loan payable to a bank due in quarterly installments of
 $1,125 from January 31, 1997 through January 31, 1999 and
 $1,250 from April 30, 1999 through April 30, 2000 and
 $1,500 from July 31, 2000 through January 31, 2001 with a
 final payment of $1,250 on April 30, 2001. Interest is
 prime plus 2% (10.5% at December 31, 1995 and 10.25% at
 December 31, 1996).........................................  $16,500  $22,125
Revolving loan payable to a bank, interest at prime plus
 1.5% (10.0% at December 31, 1995 and 9.75% at December 31,
 1996)......................................................    6,208    8,474
Subordinated notes payable to a former stockholder, interest at a rate of 8.25% payable monthly, principal due January
 1996.......................................................       81      --
Obligations under capital leases............................      663       23
                                                              -------  -------
Total.......................................................   23,452   30,622
Less--current portion.......................................   (3,721)  (4,523)
                                                              -------  -------
    Total...................................................  $19,731  $26,099
                                                              =======  =======

  Debt maturities at December 31, 1996 are as follows:

        1997............................................................ $ 4,523
        1998............................................................   4,500
        1999............................................................   4,875
        2000............................................................   5,500
        2001............................................................   2,750
        Thereafter......................................................   8,474
                                                                         -------
            Total....................................................... $30,622
                                                                         =======

  The term and revolving loans payable to a bank contain certain covenants, including maintenance of minimum net worth, interest coverage ratio, fixed charge coverage ratio, leverage ratio and limits on expenditures for property and equipment. At December 31, 1996, the Company was not in compliance with the covenant relative to capital expenditures limitation, for which it received a waiver of noncompliance from the bank.

  At December 31, 1995 and 1996, $128 and $269, respectively, of accrued interest on bank debt is included in the accompanying consolidated balance sheets.

  Interest paid amounted to $845, $1,657 and $2,826 for the years ended December 31, 1994, 1995 and 1996, respectively.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)


6. LEASES

  The Company leases certain office equipment and a building under capital lease arrangements. The leased assets have a net book value of $683 and $23 at December 31, 1995 and 1996, respectively. The future minimum lease obligation under capital leases as of December 31 is included in long-term debt (see Note
5). On February 7, 1996, the Company purchased the building in accordance with the capital lease arrangement. The $625 purchase price was financed through additional borrowings under the revolving loan agreement.

  The Company leases certain premises and equipment under noncancelable operating leases which have remaining terms from one to ten years and which provide for various renewal options. Total rent expense charged to operations was approximately $63, $120 and $815 for the years ended December 31, 1994, 1995 and 1996, respectively.

  Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1996 are as follows:

        1997............................................................. $  505
        1998.............................................................    403
        1999.............................................................    218
        2000.............................................................    112
        2001.............................................................    106
        Thereafter.......................................................    743
                                                                          ------
            Total........................................................ $2,087
                                                                          ======

7. INCOME TAXES

  The significant components of income tax expense are:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                         1994    1995     1996
                                                         -----  -------  ------
Current tax expense:
  Federal............................................... $ 855  $   435  $1,404
  State.................................................   131       83     175
  Foreign...............................................     3       46      41
                                                         -----  -------  ------
Total current tax expense...............................   989      564   1,620
Deferred tax (benefit)..................................  (603)  (1,376)   (500)
                                                         -----  -------  ------
    Total tax provision................................. $ 386  $  (812) $1,120
                                                         =====  =======  ======

  Income tax payments amounted to approximately $717, $859 and $1,142 for the years ended December 31, 1994, 1995 and 1996, respectively.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)


  The Company's effective tax rate differs from the statutory rate for the following reasons:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                            ------------------
                                                            1994  1995    1996
                                                            ----  -----   ----
Provision at statutory U.S. tax rate....................... 34.0% (34.0)% 34.0%
Effective state income tax rate............................  3.7   (3.6)   3.5
Nondeductible meals, entertainment and officers' life
 insurance expenses........................................  2.8    1.2    0.9
Mexican income taxes.......................................         1.7    1.5
Other, net................................................. (2.1)   2.2    0.9
                                                            ----  -----   ----
                                                            38.4% (32.5)% 40.8%
                                                            ====  =====   ====

  Deferred income taxes consisted of the following at December 31:

                                                                   1995   1996
                                                                  ------ ------
      Current deferred tax assets:
        U.S. net operating loss carryforward..................... $  161 $  192
        State net operating loss carryforward....................      9     53
        Accrued expenses.........................................    831    648
        Inventory reserve........................................    287    651
        Accounts receivable reserve..............................    166    217
                                                                  ------ ------
          Total current deferred assets.......................... $1,454 $1,761
                                                                  ====== ======

      Long-term deferred tax asset:
        Accrued expenses........................................ $  407  $  612
        U.S. net operating loss carryforward....................  1,422     787
        State net operating loss carryforward...................    182     203
        U.S. tax credit carryforward............................    --      278
                                                                 ------  ------
                                                                  2,011   1,880
        Less--Valuation allowance...............................    (75)   (114)
                                                                 ------  ------
      Total long-term deferred tax asset........................ $1,936  $1,766
                                                                 ======  ======
      Long-term deferred tax liabilities:
        Property and equipment.................................. $3,217  $2,691
        Intangibles.............................................    726     788
        Other...................................................    186     287
                                                                 ------  ------
      Total long-term deferred tax liability.................... $4,129  $3,766
                                                                 ======  ======
      Total long-term deferred tax liability, net............... $2,193  $2,000
                                                                 ======  ======
      Deferred tax liability, net............................... $  739  $  239
                                                                 ======  ======

  At December 31, 1996, the Kilovac subsidiary has a U.S. net operating loss carryforward of $2,833 which expires in 2010. Internal Revenue Code Section 382 imposes certain limitations on the ability of a taxpayer to utilize its U.S. net operating losses in any one year if there is a change in ownership of more than 50% of the Company. Management has considered the Section 382 limitation and believes that it is more likely than not that the entire U.S. net operating loss carryforward will be utilized. California tax law limits loss carryforwards to a five-year period. A valuation allowance has been recorded for the portion of the California net operating loss carryforward which could not be realized due to the previously mentioned limitations.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)


  Realization of the benefit is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

8. COMMITMENTS AND CONTINGENCIES

  The Company has employment agreements with certain executives. Such agreements (which expire in May 1998) provide for minimum salary levels as well as incentive bonuses. The incentive bonuses are based upon the attainment of specified performance levels as determined by the board of directors.

  Additionally, one former executive will be paid a "finder's fee" for any acquisition originated by the executive that closes within eighteen months of origination. The agreements also restrict the executives' ability to compete directly with the Company or to solicit customers or employees of the Company. The aggregate commitment for salaries, excluding bonuses, was $697 and $417 at December 31, 1995 and 1996, respectively.

  The Company is obligated to pay the bank that financed the acquisitions a "success fee" upon the occurrence of certain specified events, such as sale of the Company or an initial public offering, or on the fifth anniversary of the Kilovac acquisition (collectively referred to as the valuation date). The fee will be based upon the market value or appraised value of the Company on the valuation date. At December 31, 1996, $567 has been accrued related to this fee, representing the fee based on management's estimate of the value of the Company.

  From time to time the Company is a party to certain lawsuits and administrative proceedings that arise in the conduct of its business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty, management believes that the lawsuits and proceedings, either singularly or in the aggregate, would not have a material adverse effect on the financial condition or results of operations of the Company.

9. ENVIRONMENTAL REMEDIATION

  The Company has been notified by the State of North Carolina Department of Environment, Health & Natural Resources ("NCDHNR") that its manufacturing facility in Fairview, North Carolina has sites containing hazardous wastes resulting from activities by the predecessor to the Predecessor Company ("Prior Owner"). Additionally, the Company has been identified as a potentially responsible party for remediation at two superfund sites which formerly were used by hazardous waste disposal companies employed by the Company.

  Several soil and groundwater contaminations have been noted at the Fairview facility, the most serious of which is TCE contamination in the groundwater. Remedial investigations have been on-going at the facility and the NCDHNR has placed the facility on the Inactive Hazardous Sites Inventory. Soil remediation was completed in January 1996 and the groundwater remediation system was in the final stages of completion in December 1996.

  In the acquisition agreement of the Predecessor Company, the Company obtained indemnity from the selling shareholders for any environmental clean up costs as a result of existing conditions which would not be paid by the Prior Owner. The indemnity was limited to the extent of amounts owed to the selling shareholders through the subordinated note.

  On May 11, 1995, the Company reached a settlement with the Prior Owner which resulted in a cash deposit of $1,750 to an escrow account and an obligation for the Prior Owner to pay to the escrow account after the groundwater remediation system has been operating at least at 90% capacity for three years, an amount equal to the lesser of 90% of the present value of the long term operating and maintenance costs of the groundwater

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                            (DOLLARS IN THOUSANDS)

remediation system or $1,250. The Company has reflected the present value of the receivable, discounted at 5% ($1,050 and $1,104 in 1995 and 1996, respectively), and the cash as restricted assets as the funds are held in escrow to be used specifically for the Fairview facility environmental remediation and monitoring and will become unrestricted only when the NCDHNR determines that no further action is required.

  In October 1995, the Company released the selling shareholders from their indemnity obligation. This action and the settlement with the Prior Owners resulted in the recording of a separate environmental remediation liability and the recognition in 1995 operations of an expense of $951 of environmental related costs which are not covered under the settlement with the Prior Owner. The environmental related costs include an environmental remediation liability which is recorded at the present value, discounted at 5%, of the reliably determinable costs to remediate and monitor the remediation over the 30 year remediation period, which management believes is the maximum time period that will be required to successfully remediate this site. The discount rate used by the Company was determined based on the discount rate that will produce an amount at which the liability could be settled in an arm's-length transaction with a third party, not to exceed a risk free rate. The amount and timing of the payments were developed based on information provided by a third party environmental consultant considering the site specific plan for the remediation and based on experience with similar remediation projects and methods and taking inflation into consideration. Total amounts estimated to be paid related to environmental liabilities are $4,280 calculated as follows:

        1997........................................... $   415
        1998...........................................     135
        1999...........................................     135
        2000...........................................     135
        2001...........................................     135
        Thereafter.....................................   3,325
                                                        -------
                                                          4,280
        Discount to present value......................  (1,769)
                                                        -------
        Liability at present value..................... $ 2,511
                                                        =======

  The Company performed an environmental site assessment of the Mansfield site as part of its due diligence activity prior to its purchase of Hartman on July 2, 1996. The property was leased from Figgie on that same date. Chlorinated Volatile Organic Compounds ("VOCs") and fuel oil contamination was found on the site. As a part of the Asset Purchase Agreement and Facility Lease Agreement, Figgie provided the Company with a $12 million, non-expiring environmental indemnification and also funded an escrow account for site clean up. The escrow amount of $515,000 is the estimated cost for environmental cleanup at the site. The cleanup process is underway.

10. EMPLOYEE BENEFITS

  The Company has a self-funded welfare benefit plan (the "Plan") composed of separate programs for the hourly and salaried employees. The Plan was formed in 1981 to provide hospitalization and medical benefits for substantially all full-time employees of the Company and their dependents. The Plan is funded principally by employer contributions in amounts equal to the benefits provided. Employee contributions vary depending upon the amount of coverage elected by the employee. Employer contributions amounted to $508, $307 and $792 for the years ended December 31, 1994, 1995 and 1996, respectively.

  Effective January 1, 1988, the Company implemented an investment retirement plan (the "Retirement Plan") pursuant to Section 401(k) of the Internal Revenue Code for all employees who qualify based on tenure with the Company. The Retirement Plan provides for employee and the Company contributions subject to certain limitations. The cost of the Retirement Plan charged to operations was approximately $91, $110 and $297 during the years ended December 31, 1994, 1995 and 1996, respectively.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                            (DOLLARS IN THOUSANDS)


  During 1995, the Parent sold 5,000 shares of stock to certain employees of the Company. The issuance price was $10.00 per share for 1,000 shares and $11.14 per share for 4,000 shares. The Company has recorded compensation expense of $720 in 1995 representing the difference between the issuance price and the fair value of the stock as determined by an independent appraiser. Additionally, in 1995, the Company paid bonuses of $580 to the employees for reimbursement of the tax impact to the employees of these transactions.

11. SIGNIFICANT CUSTOMERS

  Sales to foreign customers accounted for 20%, 15% and 19% of net sales for the years ended December 31, 1994, 1995 and 1996, respectively.

  Approximately 22% of the Company's sales are made to customers who are suppliers to or contractors with the U.S. Department of Defense.

  No single customer of the Company accounts for more than 8% of the Company's sales.

12. RELATED PARTY TRANSACTIONS

  A nonemployee shareholder group provides management services to the Company. The Company was charged $150, $156 and $150 for such services for the years ended December 31, 1994, 1995 and 1996, respectively. Additionally, this group was paid $150 in 1995 for fees related to the Kilovac acquisition and $130 in 1996 for fees related to the Hartman acquisition (see Notes 1 and 5).

13. SUBSEQUENT EVENTS (UNAUDITED)

  On December 1, 1997, the Company purchased certain assets and assumed certain liabilities of the Genicom Relay division of Genicom Corporation for $4.8 million in cash.

  On October 31, 1997, the Company purchased 100% ownership in ibex Aerospace Inc. The purchase price for the acquisition was approximately $2.1 million, of which approximately $1.3 million was paid at the closing. The remainder of the purchase price was settled in the form of a noninterest bearing note in the amount of $850,000 to the sellers, which note is payable on October 31, 1999.

  In September 1997, the Company issued $95,000,000 of 10% Senior Subordinated Notes due 2004 (the Notes). The proceeds of these Notes were used to pay a dividend to the Company's parent, CII Technologies, Inc. and to repay certain indebtedness of the Company and its parent, as well as to pay related fees and expenses of the refinancing of the Company and the recapitalization of its parent. Additionally, approximately $4.5 million of the proceeds of the offering were used in September 1997 to acquire the remaining minority portion (20%) of Kilovac not owned by the Company. Accordingly, at September 30, 1997, Kilovac was a wholly-owned subsidiary of the Company. The Notes are guaranteed on a full, unconditional, and joint and several basis by Kilovac. Electro-Mech S.A., the Company's other wholly-owned subsidiary, has not guaranteed the Notes. The assets, liabilities and operations of Electro-Mech S.A. are insignificant to the consolidated assets, liabilities and operations of the Company.

  As a result of issuance of the Notes, the Company recorded interest expense of approximately $917,000 related to an additional success fee payment and recorded commitment fees and other expenses of approximately $800,000 incurred in connection with a credit facility set up to provide financing in the event the issuance of the Notes was not consummated.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segment Reporting of an Enterprise and Related Information," both of which will be effective during the Company's year ending December 31, 1998. The Company has not determined the effect of the adoption of SFAS No. 130 or SFAS No. 131 on its financial statements.

                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT

Board of Directors, Kilovac Corporation and Subsidiaries:

  We have audited the consolidated statements of income and cash flows of Kilovac Corporation and subsidiaries for the year ended December 31, 1994, and the period from January 1, 1995 through October 11, 1995. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements present fairly, in all material respects, the results of the operations and the cash flows of Kilovac Corporation and subsidiaries for the year ended December 31, 1994 and the period from January 1, 1995 through October 11, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 10 to the consolidated financial statements, in September 1995 Kilovac Corporation entered into a merger agreement with Communications Instruments, Inc. Effective October 11, 1995, the merger was completed.

                                          Deloitte & Touche LLP

Los Angeles, California
December 6, 1995

                      KILOVAC CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1994
               AND THE PERIOD JANUARY 1, 1995 TO OCTOBER 11, 1995

                                              YEAR ENDED     JANUARY 1, 1995 TO
                                           DECEMBER 31, 1994  OCTOBER 11, 1995
                                           ----------------- ------------------
REVENUES:
  Product sales...........................    $11,257,160       $ 9,685,620
  Engineering sales.......................        961,810         1,343,880
                                              -----------       -----------
    Total revenues........................     12,218,970        11,029,500
                                              -----------       -----------
COSTS AND EXPENSES:
  Cost of product sales...................      6,940,568         5,635,997
  Engineering, research and development
   costs..................................      1,431,703         1,364,845
  Selling, general and administrative
   expenses...............................      2,987,309         2,527,046
                                              -----------       -----------
    Total costs and expenses..............     11,359,580         9,527,888
                                              -----------       -----------
OTHER EXPENSE (INCOME):
  Other (income) expense..................       (112,901)           (8,788)
  Interest expense........................        130,247            34,527
                                              -----------       -----------
    Total other expense...................         17,346            25,739
                                              -----------       -----------
INCOME BEFORE INCOME TAXES                        842,044         1,475,873
                                              -----------       -----------
INCOME TAX PROVISION (BENEFIT):
  Current.................................        333,168           622,864
  Deferred................................       (104,852)          (61,751)
                                              -----------       -----------
    Total income taxes....................        228,316           561,113
                                              -----------       -----------
NET INCOME................................    $   613,728       $   914,760
                                              ===========       ===========



                 See notes to consolidated financial statements

                      KILOVAC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994
               AND THE PERIOD JANUARY 1, 1995 TO OCTOBER 11, 1995

                                                    YEAR ENDED  JANUARY 1, 1995
                                                   DECEMBER 31, TO OCTOBER 11,
                                                       1994          1995
                                                   ------------ ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................  $  613,728     $ 914,760
  Adjustments to reconcile net income to net cash
   provided by activities:
    Depreciation and amortization.................     365,718       274,030
    Loss on disposal of property..................      14,543           --
    Deferred income taxes.........................    (104,852)      (61,751)
    Provision for doubtful accounts and notes
     receivable...................................     (30,000)       31,682
    Changes in operating assets and liabilities:
      Trade and other receivables.................      (6,632)     (459,373)
      Inventories.................................     167,438      (583,039)
      Prepaid expenses and deposits...............      59,784           545
      Accounts payable............................      96,384       308,378
      Income taxes................................    (345,015)      453,441
      Accrued liabilities.........................     268,251        68,079
                                                    ----------     ---------
        Net cash provided by operating activities.   1,099,347       946,752
                                                    ----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property...........................    (486,583)     (299,374)
  Additions to patents............................     (68,779)      (14,663)
  Proceeds from disposal of fixed assets..........       1,205           --
                                                    ----------     ---------
        Net cash used in investing activities.....    (554,157)     (314,037)
                                                    ----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net revolving line of credit borrowings.........     200,000      (200,000)
  Repayment of notes payable......................    (860,865)     (348,936)
  Issuance of common stock........................      69,992           --
  Repurchase of common stock......................    (101,063)     (307,978)
                                                    ----------     ---------
        Net cash used in financing activities.....    (691,936)     (856,914)
                                                    ----------     ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS.........    (146,746)     (224,199)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....     680,278       533,532
                                                    ----------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........  $  533,532     $ 309,333
                                                    ==========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION--
  Cash paid during the year for:
  Interest........................................  $   97,810     $  19,963
  Income taxes....................................  $  717,500     $ 142,200

                 See notes to consolidated financial statements

                     KILOVAC CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEAR ENDED DECEMBER 31, 1994 AND THE PERIOD
                 FROM JANUARY 1, 1995 THROUGH OCTOBER 11, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--Kilovac Corporation designs and manufactures high voltage and high frequency electromechanical relays with applications in the following industries: aerospace and defense, medical, test equipment, and other commercial industries. Kilovac Corporation sells its products and grants credit to customers in all of these industries located throughout the world.

  Principles of Consolidation--The consolidated financial statements include the accounts of Kilovac Corporation and its wholly owned subsidiaries (the "Company"). All intercompany accounts and transactions have been eliminated.

  Income Taxes--The Company files a federal income tax return and a California franchise tax return. Income taxes are recognized for (a) the amount of taxes payable or refundable for the current period, and (b) deferred income tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or income tax returns. The effects of income taxes are measure based on enacted laws and rates.

  Revenues--Engineering sales represent revenues under fixed price development and cost sharing development contracts. Revenues under the contracts are recognized based on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Costs in excess of contract revenues on cost sharing development contracts are expensed in the period incurred as research and development costs. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Provision for estimated losses on fixed price development contracts is made in the period such losses are determined by management. Product sales are recognized upon product shipment.

  Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Export Sales--The Company operates in one industry segment. Export sales primarily to the Far East and Europe for the year ended December 31, 1994 and the period from January 1, 1995 through October 11, 1995 totaled $2,743,502 and $3,118,545, respectively.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes an alternative method of accounting for employee stock compensation plans based on a fair value methodology. However, the statement allows an entity to continue to use the accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The new standard also requires additional disclosures if the Company elects to remain with the accounting in Opinion 25. The Company has not determined whether it will adopt the new accounting standard and has also not yet determined its effect.

                     KILOVAC CORPORATION AND SUBSIDIARIES

2. INCOME TAXES

  The following is a reconciliation of the effective tax rate to the federal statutory rate:

                                                                   PERIOD FROM
                                                     YEAR ENDED  JANUARY 1, 1995
                                                    DECEMBER 31, TO OCTOBER 11,
                                                        1994          1995
                                                    ------------ ---------------
      Tax provision at statutory rate..............   $294,715      $516,556
      Benefit of foreign service corporation.......     (9,821)      (21,237)
      Research and development credit..............    (71,006)      (27,610)
      State taxes, net of federal benefit..........     14,915        80,969
      Other........................................       (487)       12,435
                                                      --------      --------
                                                      $228,316      $561,113
                                                      ========      ========

3. COMMITMENTS AND CONTINGENCIES

  The Company leases its premises under an operating lease that expires in April 1996. Future minimum lease payments under the lease total $77,805 at October 11, 1995.

  Rent expense for the year ended December 31, 1994 and the period from January 1, 1995 through
October 11, 1995 was $207,480 and $163,590, respectively.

  In 1992, two former officers of the Company filed a lawsuit against the Company and an officer of the Company, stating various causes of action. The lawsuit has been settled and the settlement amount and related legal costs were reported in the 1994 consolidated financial statements as other (expenses) income, net of insurance reimbursements.

4. EMPLOYEE BENEFIT PLANS

  The Company has established the Kilovac Corporation Employee Stock Bonus Plan (the "Plan") for the benefit of substantially all of its employees. Annual contributions are limited to a maximum of 15% of eligible employees' compensation and are made at the discretion of the Board of Directors. Contributions may be made in the form of cash or stock. Valuation of stock contributed under the Plan is based on fair market value as determined by independent appraisal. Contributions to the Plan for the year ended December 31, 1994 and the period from January 1, 1995 through October 11, 1995 totaled $76,280 and $70,000, respectively. Effective with the consummation of the merger (see Note 5), the Company has discontinued further contributions to the plan.

  The Company has established a salary deferral savings plan under provisions of Section 401(k) of the Internal Revenue Code. Employees may elect to defer up to 15% of their annual compensation under the plan. Company contributions to the Plan for the year ended December 31, 1994 and the period from January 1, 1995 through October 11, 1995 totaled $25,400 and $89,200, respectively.

5. MERGER AGREEMENT

  On September 20, 1995, the Company entered into a merger agreement with Communications Instruments, Inc. ("CII") that was effective October 11, 1995. Under the terms of the agreement, CII acquired 80% of the outstanding common stock of the Company (99,828 shares) for a total cash consideration of $12,900,000 (less certain transaction fees), distribution of the Company's ownership in Kilovac Development Corporation, and certain future consideration. In conjunction with the acquisition, the outstanding stock options were exercised, representing 72,490 shares of the Company's common stock. The option holders received their pro rata share of the purchase price less the aggregate option exercise price totaling $1,202,692.

                         INDEPENDENT AUDITORS' REPORT

Hartman Electrical Manufacturing Division of
Figgie International, Inc.

  We have audited the accompanying statements of operations and cash flows of the Hartman Electrical Manufacturing Division (the "Company") of Figgie International, Inc. for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the results of the operations and the cash flows of the Company for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Cleveland, Ohio
June 28, 1996

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                               YEARS ENDED       SIX MONTHS
                                              DECEMBER 31,     ENDED JUNE 30,
                                             ----------------  ---------------
                                              1994     1995     1995    1996
                                             -------  -------  ------  -------
                                                                (UNAUDITED)
NET SALES................................... $19,974  $17,461  $9,404  $10,825
                                             -------  -------  ------  -------
COSTS AND EXPENSES:
  Cost of sales (Note 5)....................  17,120   11,417   6,007    7,942
  Selling...................................     889      445     248      156
  General and administrative................   1,749    1,171     596      578
  Research and development..................     969      615     381      --
  Non-recurring charge (Note 6).............   1,877      --      --       --
  Provision for estimated environmental
   costs
   (Note 7).................................     --       850     --       --
                                             -------  -------  ------  -------
    Total costs and expenses................  22,604   14,498   7,232    8,676
                                             -------  -------  ------  -------
INCOME (LOSS) FROM OPERATIONS...............  (2,630)   2,963   2,172    2,149
                                             -------  -------  ------  -------
OTHER INCOME (EXPENSE):
  Allocated debt service charges (Note 1)...  (1,582)  (1,582)   (791)    (791)
  Interest expense..........................    (332)     (50)    (27)     --
  Other.....................................     118      (92)    (79)     (15)
                                             -------  -------  ------  -------
    Total other income (expense)............  (1,796)  (1,724)   (897)    (806)
                                             -------  -------  ------  -------
INCOME (LOSS) BEFORE INCOME TAXES...........  (4,426)   1,239   1,275    1,343
PROVISION (BENEFIT) FOR INCOME TAXES
 (Note 2)...................................  (1,765)     496     509      536
                                             -------  -------  ------  -------
NET INCOME (LOSS)........................... $(2,661) $   743  $  766  $   807
                                             =======  =======  ======  =======



  The accompanying notes to financial statements are an integral part of these statements.

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                              YEARS ENDED     SIX MONTHS ENDED
                                             DECEMBER 31,         JUNE 30,
                                            ----------------  ------------------
                                             1994     1995      1995     1996
                                            -------  -------  --------  --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................ $(2,661) $   743  $    766  $   807
  Adjustments to reconcile net income
   (loss) to net cash provided by (used in)
   operating activities:
    Depreciation...........................     389      332       175      135
    Gain on sale of fixed assets...........    (167)     --        --       --
    Loss on write-off of equipment and
     other assets..........................   1,951      --        --       --
    Changes in operating assets and
     liabilities:
      Receivables..........................  (1,322)   1,756       897     (933)
      Inventories..........................   1,315   (1,360)      243      489
      Prepaid expenses.....................      (4)     (10)      (33)       9
      Prepaid pension and other assets.....     629       56        14       33
      Accounts payable.....................  (1,314)     393       344     (167)
      Accrued expenses.....................  (2,613)  (1,486)    1,662     (397)
                                            -------  -------  --------  -------
        Net cash provided by (used in)
         operating activities..............  (3,797)     424       744      (24)
                                            -------  -------  --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.....................     (76)     --        --       (63)
  Sale of property and equipment...........     217      --        --       --
                                            -------  -------  --------  -------
        Net cash provided by (used in)
         investing activities..............     141      --        --       (63)
                                            -------  -------  --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations....    (491)  (1,076)     (562)    (273)
  Net cash provided by Figgie..............   4,149      667      (169)     352
                                            -------  -------  --------  -------
        Net cash provided by (used in)
         financing activities..............   3,658     (409)     (731)      79
                                            -------  -------  --------  -------
NET INCREASE (DECREASE) IN CASH............       2       15        13       (8)
CASH, BEGINNING OF PERIOD..................       5        7         7       22
                                            -------  -------  --------  -------
CASH, END OF PERIOD........................ $     7  $    22  $     20  $    14
                                            =======  =======  ========  =======

  The accompanying notes to financial statements are an integral part of these statements.

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1994 AND 1995
            AND SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                                (IN THOUSANDS)

1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Reporting Entity--Hartman Electrical Manufacturing (the "Company") is a division of Figgie International, Inc. ("Figgie"). The Company, located in Mansfield, Ohio, is a manufacturer and marketer of high current electromechanical relays for critical applications in the military and commercial aerospace markets. The Company specializes in lower volume, highly engineered relays targeted to aerospace original equipment manufacturers and aftermarket users. Due to the nature of the industry they serve, the Company's customer base is highly concentrated. Approximately 86% and 91% of net sales in 1994 and 1995, respectively, were to the Company's ten largest customers. Three customers in 1994 and four customers in 1995 exceeded 10% of net sales. In 1994, customers A, B and C purchased 21.0%, 17.1% and 11.1%, respectively, while in 1995 customers A, B, C and D purchased 27.4%, 13.2%, 11.3% and 10.5%, respectively. Net sales to the U.S. Department of Defense (including prime contractors under U.S. government programs) amounted to 35% and 26% of total net sales in 1994 and 1995, respectively.

  Approximately 13% and 17% of net sales in 1994 and 1995, respectively, were to entities which principally operate outside of the United States.

  The financial statements have been prepared generally as if the Company had operated as a stand-alone entity for all periods presented. The financial information included herein is not necessarily indicative of the financial position and results of operations of the Company in the future. In addition, these financial statements do not reflect any effects of the proposed change in ownership transaction described in Note 12.

  The Company is charged a corporate "debt service" charge from Figgie designed to allocate a portion of Figgie's debt service and general and administrative costs to the Company. Such charges totaled $1,812 for 1994 and 1995.

  The Company has estimated the portion of such charges that relates to debt service and included such amounts ($1,582 in 1994 and 1995) in allocated debt service charges in the accompanying statements of operations. The Company's management believes the allocation method is reasonable; however, this allocated expense is not necessarily indicative of expenses that would have been incurred by the Company on a stand-alone basis. Effective January 1, 1996, Figgie discontinued allocating expenses for debt service costs discussed above due to the proposed transaction in Note 12. An estimate of $906, of which $791 relates to allocated debt service charges, that would have been charged by Figgie to the Company during the six months ended June 30, 1996 has been included in the accompanying statement of operations for the six months ended June 30, 1996.

  Concentration of Credit Risk--Credit is extended based on an evaluation of the customer's financial condition and, generally, collateral is not required. Receivables from the Company's ten largest customers represent 82% and 78% of total receivables at December 31, 1994 and 1995, respectively.

  Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions pending completion of related events. These estimates and assumptions affect the amounts reported at the date of the financial statements for revenues and expenses and the disclosure of contingencies. Actual results could differ from those estimates.

  Revenue Recognition--Revenues are generally recognized as finished products are shipped to customers. The Company follows the guidelines of AICPA Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" (the contract method of accounting) for certain long-term commercial and governmental contracts. Under the contract method of accounting, the Company's sales

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

are primarily under fixed-price contracts, certain of which require delivery of products over several years. Sales and profit on each contract are recognized primarily in accordance with the percentage-of-completion method of accounting, using the units of delivery method. Revisions of estimated profits on contracts are included in earnings by the reallocation method, Revisions of estimated profits on contracts are included in earnings by the reallocation method, which spreads the change in estimate over future deliveries. Any anticipated losses on contracts are charged to earnings when identified. Estimated warranty costs are provided for based on known claims and historical experience.

  Depreciation--Depreciation is computed on the straight-line method over the assets' estimated useful lives, ranging from 15 to 40 years for buildings and improvements and 5 to 10 years for machinery and equipment.

  Research and Development--Research and development costs are expensed as incurred.

  Unaudited Interim Financial Data--The interim financial data relating to the six months ended June 30, 1995 and 1996 are unaudited; however, in the opinion of the Company's management, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year or any other interim period.

2. INCOME TAXES

  The operations of the Company are included in the consolidated tax return of Figgie. The income tax provision included in the statements of operations has been determined as if the Company was a separate taxpayer. Current and deferred tax assets and liabilities are transferred to divisional equity.

  The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                                                    1994    1995
                                                                   -------  ----
      Current..................................................... $(1,654) $  1
      Deferred....................................................    (111)  495
                                                                   -------  ----
          Total................................................... $(1,765) $496
                                                                   =======  ====

  The effective income tax rates for the years ended December 31, 1994 and 1995 were 40%. The principal difference between income taxes computed at the federal statutory rate (35%) and the Company's effective income tax rate is state and local income taxes.

3. RETIREMENT PLANS

  Hourly employees covered under the Company's collective bargaining agreement participate in a defined benefit pension plan. The plan provides for various levels of benefits based on length of service. The plan is fully funded and no contributions to the plan were required in 1994 and 1995. The plan's assets consist primarily of listed common stocks, corporate and government bonds, real estate investments, and cash and cash equivalents.

  Net periodic pension income of the defined benefit pension plan consists of the following for the years ended December 31:

                                                                  1994   1995
                                                                  -----  -----
      Service cost--benefits earned during the year.............. $  59  $  53
      Interest cost on accumulated benefit obligation............   190    221
      Actual (return) loss on plan assets........................   171   (748)
      Net amortization and deferral..............................  (607)   389
                                                                  -----  -----
          Net periodic pension income............................ $(187) $ (85)
                                                                  =====  =====

    HARTMAN ELECTRICAL MANUFACTURING DIVISION OF FIGGIE INTERNATIONAL, INC.

  Eligible salaried employees of the Company participate in a defined benefit pension plan sponsored by Figgie. Plan benefits under this plan are based on employees' earnings during their years of participation in the plan. Amounts allocated by Figgie and charged to expense were $170 and $49 in 1994 and 1995, respectively. In addition, eligible employees may participate in a 401(k) defined contribution plan, also sponsored by Figgie. The Plan does not provide for employer contributions.

4. COMMITMENTS

  The Company has commitments under operating leases primarily for computer and office equipment. Rental expense was $488 in 1994 and $424 in 1995. Future minimum rental commitments under operating leases having initial or remaining non-cancelable lease terms exceeding one year are $356 in 1996; $263 in 1997; $176 in 1998; and $23 in 1999.

  The Company has commitments under capital leases primarily for machinery and equipment. Future principal payments under these capital leases are as follows:

      Year ending December 31,
        1996............................................................. $  518
        1997.............................................................    490
        1998.............................................................    127
                                                                          ------
                                                                          $1,135
                                                                          ======

  Implicit interest rates in the capital leases range from 8.9% to 9.8%.

5. RELATED PARTY TRANSACTIONS

  The Company purchases certain component parts from Interstate Electronics, a subsidiary of Figgie. Amounts purchased during the years ended December 31, 1994 and 1995 were $4,670 and $2,005, respectively. Amounts purchased during the six months ended June 30, 1995 and 1996 were $1,367 and $601, respectively.

6. NON-RECURRING CHARGE

  The non-recurring charge in 1994 represents the write-off of test equipment. This equipment was developed for the purpose of testing relays in a more efficient manner. Management determined in 1994 that the equipment was not effective.

7. CONTINGENCIES

  In 1995, the Company recorded an estimated liability of $850 for environmental remediation and compliance costs related to its facility in Mansfield, Ohio. Management believes that the actual outcome of any remediation and compliance costs in excess of the recorded liability would not have a material effect on the financial condition, results of operations or cash flows of the Company.

8. SUBSEQUENT EVENT

  On July 2, 1996, Communications Instruments, Inc. ("CII") acquired certain assets and assumed certain liabilities of the Company for approximately $12,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CON-STITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             --------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    1
Risk Factors..............................................................   12
Use Of Proceeds...........................................................   20
Capitalization............................................................   20
Selected Consolidated Financial Data......................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   28
Business..................................................................   37
Management................................................................   48
Principal Stockholders....................................................   51
Certain Relationships and Related Transactions............................   52
Description of the Senior Credit Facility.................................   54
Description of the Exchange Notes.........................................   55
Book-Entry Procedures and Transfer........................................   83
The Exchange Offer........................................................   84
Certain Federal Income Tax Consequences ..................................   91
Plan of Distribution......................................................   91
Legal Matters.............................................................   92
Independent Auditors......................................................   92
Available Information.....................................................   92
Index to Financial Statements.............................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            PRELIMINARY PROSPECTUS

                                     LOGO

                                  $95,000,000

                             OFFER TO EXCHANGE ITS
                         10% SENIOR SUBORDINATED NOTES
                            DUE 2004, SERIES B, FOR
                            ANY AND ALL OUTSTANDING
                         10% SENIOR SUBORDINATED NOTES
                                   DUE 2004


                                         , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 The Company

  The Company is incorporated under the laws of the State of North Carolina.
Section 8.51 of the North Carolina Business Corporation Act (the "NCBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (i) he conducted himself in good faith, (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests, and
(iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.51 provides that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the requisite standard of conduct. Section 8.51 prohibits indemnification of a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, and (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under
Section 8.51 in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

  Section 8.52 of the NCBCA provides that, unless limited by its articles of incorporation, a corporation shall mandatorily indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.56 of the NCBCA provides that an officer of the corporation is entitled to mandatory indemnification under Section 8.52 to the same extent as a director, and that the corporation may otherwise indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director. Section 8.57 of the NCBCA provides that, in addition to and separate and apart from the indemnification provided under the NCBCA, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. Section 8.57 also provides that any provision of any articles of incorporation, by-law, contract, or resolution permitted under such section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

  The articles of incorporation, as amended, of the Company provide that a director of the corporation shall not be personally liable for monetary damages for breach of any duty as a director except and only to the extent applicable law restricts such indemnification. The by-laws of the Company provide that any person who at any time serves as a director or officer of the Company, or in such capacity at the request of the Company for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Company to the fullest extent permitted by law against
(a) reasonable expenses, including reasonable attorneys' fees, actually incurred by him in connection with any threatened, pending or completed action, suit or proceeding (and any appeal thereof), whether civil, criminal, administrative, investigative or arbitrative, and whether or not brought by or on behalf of the Company, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including, without limitation, an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he may have become liable in any such action, suit or proceeding.

Kilovac and Kilovac International

  Kilovac and Kilovac International are incorporated under the laws of the State of California. Section 317(b) of the California General Corporation Law (the "CGCL") and Section 15 of the by-laws of each of Kilovac and Kilovac International (collectively, the "Kilovac By-laws") provide that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (i) he conducted himself in good faith, (ii) he reasonably believed that his conduct was in the best interests of the Corporation and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
Section 317(b) of the GGCL and Section 15 of the Kilovac By-laws also provide that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent does not, of itself, create a presumption that the director did not meet the requisite standard of conduct.

  Section 317(c) of the CGCL and Section 15 of the Kilovac By-laws provide that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

  Section 317(c) of the CGCL and Section 15 of the Kilovac By-laws prohibit indemnification of a director (i) in connection with any claim, issue or matter as to which the director shall have been adjudged to be liable to the corporation in the performance of his duty to the corporation, unless and only to the extent that the court in which such action was brought determines upon application that, in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnity for the expenses which such court shall determine; (ii) of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or (iii) of expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

  Section 317(d) of the CGCL and Section 15 of the Kilovac By-laws provide that to the extent that an agent of this corporation has been successful on the merits in defense of any proceeding referred to in Section 317(b) or (c) for which indemnification is permitted or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

  Section 317(e) of the CGCL and Section 15 of the Kilovac By-laws provide that, except as provided in Section 317(d) of the CGCL and Section 15 of the Kilovac By-laws, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct in Section 317(b) or (c) of the CGCL and Section 15 of the Kilovac By-laws, by: (i) a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) approval or ratification by the affirmative vote of a majority of the shares of the corporation entitled to vote represented at a duly held meeting at which a quorum is present or by the written consent of holders of a majority of the outstanding shares entitled to vote or (iii) the court in which such proceeding is or was pending, upon application made by this corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is opposed by the corporation.

  Section 317(f) of the CGCL and Section 15 of the Kilovac By-laws provide that expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in Section 317 of the CGCL and Section 15 of the Kilovac By-laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                     DOCUMENT DESCRIPTION                     NUMBERS
  -------                    --------------------                    ----------
    3.1    Articles of Incorporation of the Company.
    3.2    By-laws of the Company.
    3.3    Articles of Incorporation of Kilovac.
    3.4    By-laws of Kilovac.
    3.5    Articles of Incorporation of Kilovac International.
    3.6    By-laws of Kilovac International.
    4.1    Indenture dated as of September 18, 1997 by and among
           the Company, Kilovac, Kilovac International and Norwest
           Bank Minnesota, National Association.
    4.2    Purchase Agreement dated as of September 12, 1997
           between the Company, Kilovac and Kilovac International
           and BancAmerica Securities, Inc. and Salomon Brothers,
           Inc.
    4.3    Registration Rights Agreement dated as of September 18,
           1997 between the Company, Kilovac and Kilovac
           International and BancAmerica Securities, Inc. and
           Salomon Brothers, Inc.
    5.1    Opinion and Consent of Kirkland & Ellis.
   10.1    Employment Agreement dated as of May, 1993 between the
           Company and Ramzi A. Dabbagh.
   10.2    Employment Agreement dated as of May, 1993 between the
           Company and G. Daniel Taylor.
   10.3    Employment Agreement dated as of January 7, 1994
           between the Company and Michael A. Steinback.
   10.4    Employment Agreement dated as of November 23, 1994
           between the Company and David Henning.
   10.5    Management Agreement, dated as of September 18, 1997
           among the Company, Parent and CHS Management III, L.P.
   10.6    Tax Sharing Agreement dated as of September 18, 1997
           between the Company, Parent, Kilovac, Kilovac
           International and Kilovac International FSC Ltd.
  +10.7    Credit Agreement dated as of September 18, 1997 among
           the Company, Parent, various banks, Bank of America
           National Trust and Savings Association and BancAmerica
           Securities, Inc.
   10.8    Pledge Agreements dated as of September 18, 1997 by
           Parent, the Company, Kilovac and Kilovac International
           in favor of Bank of America Trust and Savings
           Association.
   10.9    Subsidiary Guarantee dated as of September 18, 1997 by
           Kilovac and Kilovac International in favor of Bank of
           America National Trust and Savings Association.
   10.10   Security Agreement dated as of September 18, 1997 among
           Parent, the Company, Kilovac and Kilovac International
           in favor of Bank of America National Trust and Savings
           Association.

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                     DOCUMENT DESCRIPTION                     NUMBERS
  -------                    --------------------                    ----------
   10.11   Stock Subscription and Purchase Agreement dated as of
           September 20, 1995, by and among the Company, Kilovac
           and the stockholders and optionholders of Kilovac named
           therein.
  +10.12   Asset Purchase Agreement dated as of June 27, 1996
           between the Company and Figgie International Inc.
   10.13   Environmental Remediation and Escrow Agreement, dated
           as of July 2, 1996.
   10.14   Lease Agreement dated as of July 2, 1996 by and between
           Figgie Properties, Inc. and Communications Instruments,
           Inc. dba Hartman Division of CII Technologies Inc.
   10.15   Second Amendment to Stock Subscription and Purchase
           Agreement dated as of August 26, 1996, by and among the
           Company, Kilovac and the Selling Shareholders.
  +10.16   Recapitalization Agreement dated as of August 6, 1997
           and among Parent, certain investors and certain selling
           stockholders.
   10.17   Amendment to the Recapitalization Agreement dated as of
           September 18, 1997 by and among Parent, certain
           investors and certain selling stockholders.
   10.18   Indemnification and Escrow Agreement dated as of
           September 18, 1997 by and among Parent, certain
           investors, certain selling stockholders and American
           National Bank and Trust Company of Chicago.
   10.19   Stockholders Agreement dated as of September 18, 1997
           by and among Parent and certain of its stockholders.
   10.20   Registration Agreement dated as of September 18, 1997
           by and among Parent and certain of its stockholders.
   10.21   Form of Junior Subordinated Promissory Note of Parent.
   10.22   Employment Agreement dated as of October 11, 1995
           between Kilovac and Dan McAllister.
   10.23   Employment Agreement dated as of October 11, 1995
           between Kilovac and Pat McPherson.
   10.24   Employment Agreement dated as of October 11, 1995
           between Kilovac and Rick Danchuk.
   10.25   Employment Agreement dated as of October 11, 1995
           between Kilovac and Robert A. Helman.
   12.1    Statement of Computation of Ratios.
   21.1    Subsidiaries of the Company, Kilovac and Kilovac
           International.
   23.1    Consent of Deloitte & Touche LLP.
   23.2    Consent of Deloitte & Touche LLP.
   23.3    Consent of Deloitte & Touche LLP.
   23.4    Consent of Kirkland & Ellis (included in Exhibit 5.1).
   24.1    Powers of Attorney (included in signature page).
   25.1    Statement of Eligibility of Trustee on Form T-1.
   99.1    Form of Letter of Transmittal.
   99.2    Form of Notice of Guaranteed Delivery.
   99.3    Form of Tender Instructions.

---------

+ The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule to such agreement upon the request of the Commission in accordance with Item 601(b)(2) of Regulation S-K.

  (b) FINANCIAL STATEMENT SCHEDULE.

  I. Condensed Financial Information of Registrant.

  Note: All other financial statement schedules have been omitted because the required information is not present or is not present in amounts sufficient to require submission of the schedules, or because the information required is included in the consolidated financial statements and notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, COMMUNICATIONS INSTRUMENTS, INC. HAS DULY CAUSED THIS AMENDED REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FAIRVIEW, STATE OF NORTH CAROLINA, ON JANUARY 16, 1998.

                                          Communications Instruments, Inc.

                                                            *
                                          By: _________________________________
                                                     Ramzi A. Dabbagh
                                            Chairman, Chief Executive Officer
                                                      and President

                                   * * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDED REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED ON JANUARY 16, 1998 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      Chairman of the Board, Chief Executive
___________________________________________   Officer, President and Director
             Ramzi A. Dabbagh                 (Principal Executive Officer)

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial and Accounting Officer)
               David Henning

                     *                      Chief Operating Officer and Director
___________________________________________
           Michael A. Steinback

                     *                      Executive Vice President of Business
___________________________________________   Development and Director
             G. Daniel Taylor


                     *                      Director
___________________________________________
             Brian P. Simmons

                     *                      Director
___________________________________________
              Andrew W. Code

                     *                      Director
___________________________________________
              Steven R. Brown

                     *                      Director
___________________________________________
               Jon S. Vesely

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

           /s/ Ramzi A. Dabbagh             Attorney-in-Fact
___________________________________________
             Ramzi A. Dabbagh

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, KILOVAC CORPORATION HAS DULY CAUSED THIS AMENDED REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FAIRVIEW, STATE OF NORTH CAROLINA, ON JANUARY 16, 1998.

                                          Kilovac Corporation

                                                             *
                                          By: _________________________________
                                                     Ramzi A. Dabbagh
                                                  Chairman and President

                                   * * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDED REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED ON JANUARY 16, 1998 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      Chairman of the Board, President and
___________________________________________   Director
             Ramzi A. Dabbagh                 (Principal Executive Officer)

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial and Accounting Officer)
               David Henning

                     *                      Director
___________________________________________
             Brian P. Simmons


*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.


         /s/ Ramzi A. Dabbagh               Attorney-in-Fact
___________________________________________
             Ramzi A. Dabbagh


                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, KILOVAC INTERNATIONAL, INC. HAS DULY CAUSED THIS AMENDED REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FAIRVIEW, STATE OF NORTH CAROLINA, ON JANUARY 16, 1998.

                                          Kilovac International, Inc.

                                                             *
                                          By: _________________________________
                                                     Ramzi A. Dabbagh
                                                  Chairman and President

                                   * * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDED REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED ON JANUARY 16, 1998 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      Chairman of the Board, President and
___________________________________________   Director
             Ramzi A. Dabbagh                 (Principal Executive Officer)

                     *                      Chief Financial Officer, (Principal
___________________________________________   Financial and Accounting Officer)
               David Henning

                     *                      Director
___________________________________________
             Brian P. Simmons


*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

         /s/ Ramzi A. Dabbagh               Attorney-in-Fact
___________________________________________
             Ramzi A. Dabbagh


               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

I.Independent Auditors' Report............................................ II-10
II.Condensed Financial Information of the Registrant...................... II-11
III. Notes to Condensed Financial Information of the Registrant........... II-14

                         INDEPENDENT AUDITORS' REPORT

Communications Instruments, Inc. and Subsidiaries:

  We have audited the financial statements of Communications Instruments, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 14, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Deloitte & Touche LLP

Greenville, South Carolina
February 14, 1997

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
                            ASSETS
                            ------
Current assets................................................ $15,453  $24,859
Property, plant and equipment.................................  11,371   13,502
Receivable due from subsidiary................................   9,650    9,183
Investment in subsidiary......................................   4,138    4,271
Other non current assets......................................   4,104    6,746
                                                               -------  -------
    Total Assets.............................................. $44,716  $58,561
                                                               =======  =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current liabilities........................................... $ 7,640  $15,309
Long-Term debt................................................  19,731   26,099
Non current liabilities.......................................   7,052    5,403
Stockholders' equity..........................................
Common stock..................................................
Paid-in capital...............................................  12,317   12,317
Accumulated deficit...........................................  (1,744)    (115)
Currency translation (loss)...................................     (36)     (38)
Accounts receivable due from parent...........................    (244)    (414)
                                                               -------  -------
    Total Liabilities and Stockholders' Equity................ $44,716  $58,561
                                                               =======  =======


                  See notes to condensed financial statements.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                      YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
Net sales............................................ $31,523  $36,239  $51,430
Cost of sales........................................  24,330   26,833   38,399
                                                      -------  -------  -------
Gross margin.........................................   7,193    9,406   13,031
Operating expenses...................................   4,910   10,158    7,330
                                                      -------  -------  -------
Operating income.....................................   2,283     (752)   5,701
Interest expense.....................................  (1,279)  (2,058)  (3,682)
Other income.........................................     --         2      314
                                                      -------  -------  -------
Income before income taxes...........................   1,004   (2,808)   2,333
Income tax expense (benefit).........................     386     (950)     838
Equity in income of subsidiary.......................     --       137      134
                                                      -------  -------  -------
Net income (loss).................................... $   618  $(1,721) $ 1,629
                                                      =======  =======  =======


                  See notes to condensed financial statements.

                COMMUNICATION INSTRUMENTS, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1994      1995      1996
                                                    -------  --------  --------
Net cash provided by operating activities.......... $ 1,333  $  2,023  $  7,026
Net cash (used in) investing activities............  (1,544)  (15,681)  (13,770)
Net cash provided by financing activities..........     256    13,645     6,799
                                                    -------  --------  --------
Net increase (decrease) in cash....................      45       (13)       55
Cash, beginning of period..........................      27        72        59
                                                    -------  --------  --------
Cash, end of period................................ $    72  $     59  $    114
                                                    =======  ========  ========



                  See notes to condensed financial statements.

               COMMUNICATIONS INSTRUMENTS, INC. AND SUBSIDIARIES

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

            NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

1. BASIS OF PRESENTATION

  The Condensed Financial Information of Registrant reflects the financial statements of Communications Instruments, Inc. with its subsidiaries, Kilovac Corporation, Kilovac International FSC Limited and Electro-Mech, S.A. DW C.V., presented on the equity method of accounting in order to comply with the requirements of Schedule I of Form S-4.

2. LONG-TERM DEBT

  See Note 5 of the Notes to Consolidated Financial Statements.

3. COMMITMENTS AND CONTINGENCIES

  See Note 8 of the Notes to Consolidated Financial Statements.

4. CASH DIVIDENDS PAID TO REGISTRANT

  For the fiscal years ended December 31, 1994, 1995 and 1996, Communications Instruments, Inc. did not receive any dividends.